As filed with the Securities and Exchange Commission on December 5, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cincinnati Bell Inc.

(Exact name of registrant as specified in its charter)

Ohio	4813	31-1056105
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 East Fourth Street

Cincinnati, Ohio 45202
(513) 397-9900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Wilson, Esq.

General Counsel
Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202
(513) 397-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William V. Fogg, Esq.
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and the conditions to the consummation of the offer described herein have been satisfied or, to the extent permitted, waived.

          If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Unit (1)	Offering Price (1)	Registration Fee

7 1/4% Senior Notes due 2013	$500,000,000	100%	$500,000,000	$40,450 (2)

Guarantees of 7 1/4% Senior Notes due 2013 (3)	(4)	(4)	(4)	(5)

(1)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2)	In accordance with Rule 457, 0.00809% of the Proposed Maximum Aggregate Offering Price. A filing fee of $111,200 was previously paid in connection with $400,000,000 of securities registered under a registration statement on Form S-3 (Registration No. 333-90711) initially filed by the registrant on November 10, 1999. An aggregate amount of $400,000,000 of securities remain unsold under registration statement No. 333-90711. Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant is offsetting $40,450 of the previously paid filing fee against the total filing fee of $40,450 due in connection with this registration statement. Accordingly, the remaining filing fee payable with respect to this registration statement is $ 0.00.
(3)	See inside facing page for table of registrant guarantors.
(4)	No separate consideration will be received for the guarantees.
(5)	No further fee is payable pursuant to Rule 457(n).
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
THE RESTRUCTURING
RELATIONSHIP BETWEEN CINCINNATI BELL AND BRCOM
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EX.(4)(C)(XIII) Indenture
EX.(4)(C)(XIV) Exchange/Registration Rights Agmt.
EX.(10)(I)(A)(1)(I) Credit Agreement
EX-23(A) Consent of Independent Accountants
EX-25 Form T-1
EX.99(A) Form of Letter of Transmittal
EX.99(B) Form of Notice of Guaranteed Delivery
EX.99(C) Form of Broker, Dealer Letter
EX.99(D) Form of Client Letter
EX.99(E) Form of W-9 Guidelines

REGISTRANT GUARANTORS

		Primary
		Standard
	State of	Industrial
	Incorporation	Classification	I.R.S. Employer
Exact Name of Registrant Guarantor as Specified	or	Code	Identification
in its Charter	Organization	Numbers	Number

BRFS LLC	Delaware	4813	04-3671599
BRHI Inc.	Delaware	4813	31-1688768
Cincinnati Bell Any Distance Inc.	Delaware	4813	34-1945944
Cincinnati Bell Public Communications Inc.	Ohio	4813	31-1704789
Cincinnati Bell Wireless Holdings LLC	Delaware	4812	27-0013739
Cincinnati Bell Wireless Company	Ohio	4812	31-1570713
Cincinnati Bell Telecommunication Services Inc.	Ohio	4813	31-1456448
ZoomTown.com Inc.	Ohio	4813	31-1641843
Cincinnati Bell Complete Protection Inc.	Ohio	7382	20-0110466

The address, including zip code, and telephone number, including area code of the registrant guarantors listed above is the same as those of Cincinnati Bell Inc.

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Information contained in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated December 5, 2003

PROSPECTUS

CINCINNATI BELL INC.

OFFER TO EXCHANGE

Up to $500,000,000 Principal Amount Outstanding of

7 1/4% Senior Notes due 2013
for
a Like Principal Amount of Registered 7 1/4% Senior Notes due 2013

         The new 7 1/4% Senior Notes due 2013 will be free of the transfer restrictions that apply to our outstanding unregistered 7 1/4% Senior Notes due 2013 that you currently hold, but will otherwise have substantially the same terms as the outstanding old notes. This offer will expire at 5:00 P.M., New York City time, on December      , 2003, unless we extend it. The new notes will not trade on any established exchange.

         Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

         Please see “Risk Factors” beginning on page 16 for a discussion of certain factors you should consider in connection with the exchange offer.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December      , 2003.

ABOUT OUR SUBSIDIARIES

           The notes are guaranteed on a senior unsecured basis by each of our current and future subsidiaries that is a guarantor of the Issuer’s borrowings under our credit facilities. We refer to each such guarantee as a note guarantee, and the entities which will be guaranteeing the notes as the note guarantors, and to the entities which will not be guaranteeing the notes as the non-guarantors.

           BRCOM Inc. and its subsidiaries (other than Cincinnati Bell Any Distance Inc.), which historically have comprised our Broadband segment, are what we refer to as unrestricted subsidiaries. An unrestricted subsidiary is not:

•	a note guarantor; or

•	subject to the restrictive covenants of the indenture.

           We also are able to sell the assets or capital stock of an unrestricted subsidiary without restriction and are allowed to dividend or distribute the proceeds of these sales on the terms and subject to the conditions in the indenture. Under circumstances specified in the indenture, we are able to designate other subsidiaries as unrestricted subsidiaries.

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PROSPECTUS SUMMARY

           This summary highlights some of the information contained or incorporated by reference in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus and the documents incorporated by reference before participating in the exchange offer. See “Risk Factors” for factors that you should consider before investing in the notes and “Information Regarding Forward-Looking Statements” for information relating to statements contained in this prospectus that are not historical facts. As used in this prospectus, the terms “we,” “us,” “Cincinnati Bell,” “the Company” and “our company” refer to Cincinnati Bell Inc. and its subsidiaries, including the unrestricted subsidiaries, on a consolidated basis unless the context requires otherwise, the term “Issuer” refers to Cincinnati Bell Inc. and not to any of its subsidiaries, and the term “restricted group” refers to the Issuer and all of its subsidiaries that are not unrestricted subsidiaries. The pro forma financial information contained in this prospectus reflects the operations and financial position of Cincinnati Bell after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information.”

The Company

           We are a full-service local provider of data and voice communications services, and a regional provider of wireless and long distance communications services. We provide telecommunications services on our owned local network with a well-regarded brand name and reputation for customer service. We currently operate in four business segments: local, wireless, other and broadband.

Local

           Our Local segment consists of our Cincinnati Bell Telephone subsidiary and provides local telephone service, network access, data transport, high-speed and dial-up Internet access, inter-lata toll, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. Cincinnati Bell Telephone, the incumbent local exchange carrier, or ILEC, has operated in the Greater Cincinnati area for the past 130 years, and we believe it is regarded as one of the top-rated ILECs in the United States. It was the sole recipient of the J.D. Power & Associates Award for Customer Satisfaction for Local Residential Telephone Service in 2001 and 2002. Cincinnati Bell Telephone’s service offerings are generally classified into three major categories: local service, network access and other services. As of September 30, 2003, Cincinnati Bell Telephone had approximately 994,000 network access lines, of which approximately 69% served residential customers and approximately 31% served enterprise customers. Cincinnati Bell Telephone’s ZoomTown DSL (digital subscriber line) service was available to 86% of its network access lines and was subscribed to by approximately 9% of its total network access lines as of September 30, 2003, which we believe is among the highest penetration rates in the industry. The Local segment produced $849 million and $612 million of our consolidated revenue, $285 million and $227 million of our consolidated operating income, and $435 million and $408 million of our consolidated EBITDA (defined as net income (loss) before interest, income taxes, depreciation and amortization) in 2002 and the nine months ended September 30, 2003, respectively.

Wireless

           Our Wireless segment comprises the operations of Cincinnati Bell Wireless LLC, a venture with AT&T Wireless Services in which we own 80.1% and AT&T Wireless owns the remaining 19.9%. Cincinnati Bell Wireless provides advanced wireless digital personal communications services and sales of related communications equipment to customers in its Greater Cincinnati and Dayton, Ohio operating areas. Services are provided over Cincinnati Bell Wireless’ regional network and AT&T Wireless’ national network. Cincinnati Bell Wireless’ licensed operating territory comprises a population of approximately 3.4 million people, each of which we refer to as a licensed pop. As of September 30, 2003, Cincinnati Bell Wireless served approximately 461,000 subscribers, or 14% of its total licensed pops. Although Cincinnati Bell Wireless was the sixth wireless carrier to enter the Greater Cincinnati and Dayton, Ohio operating areas when it began operations in 1998, management believes it became the leading wireless carrier in that operating area by capturing an estimated 26% share of the market by the end of 2000, based on the number of subscribers. As of September 30, 2003, management believes Cincinnati Bell Wireless remains the leading wireless carrier with an estimated 27% market share. In addition, Cincinnati Bell Wireless achieved positive operating income in its sixth quarter of operation and achieved positive net income in 2001 and 2002. We believe that Cincinnati Bell Wireless’ average monthly churn rate of approximately 1.9% for post-paid customers in the third quarter of 2003 is among the lowest in the industry, despite our not requiring customer contracts. Further, by targeting the youth market rather than low-credit customers, Cincinnati Bell Wireless maintained a relatively low churn rate of approximately 4.5% for its i-wirelessSM prepaid customers in the same period. In 2002, Cincinnati Bell Wireless was the sole recipient of the J.D. Power & Associates Award for Wireless Customer Satisfaction in Cincinnati. The Wireless segment produced $260 million and $197 million of our consolidated revenue, $69 million and $61 million of our consolidated operating income, and $88 million and $72 million of our consolidated EBITDA in 2002 and the nine months ended September 30, 2003, respectively.

Other

           Our Other segment combines the operations of Cincinnati Bell Any Distance and Cincinnati Bell Public Communications. Cincinnati Bell Any Distance resells long distance services to small and medium-sized businesses and residential customers in its Greater Cincinnati and Dayton, Ohio operating areas. As of September 30, 2003, approximately 409,000 residential access lines and 118,000 enterprise access lines in Greater Cincinnati subscribed to Cincinnati Bell Any Distance. Since we began offering Cincinnati Bell Any Distance in January of 2000, Cincinnati Bell Any Distance has achieved a residential market share estimated to be approximately 70% and an enterprise market share estimated to be approximately 45% in Greater Cincinnati, based on the number of subscribers as of September 30, 2003. In addition, as of September 30, 2003, approximately 8,000 residential access lines and 7,000 enterprise access lines in Dayton subscribed to Cincinnati Bell Any Distance. Cincinnati Bell Any Distance was the sole recipient of the J.D. Power & Associates Award for Long Distance Satisfaction for Mainstream Users in 2001, 2002 and 2003, its second, third and fourth years of operation. Cincinnati Bell Public Communications provides public payphone services to customers in a regional area consisting of fourteen states. Cincinnati Bell Public Communications had approximately 7,500 stations in service as of September 30, 2003. The Other segment produced $80 million and $62 million of our consolidated revenue, $2 million and $7 million of our consolidated operating income, and $4 million and $8 million of our consolidated EBITDA in 2002 and the nine months ended September 30, 2003, respectively.

Broadband

           Prior to the sale of the broadband assets, the Broadband segment provided nationwide data and voice communications services through our BRCOM subsidiary. After closing the asset sale, the Broadband segment consists of the operations of Cincinnati Bell Technology Solutions (an IT consulting, collocation and web hosting business) together with retained liabilities remaining after the sale of our broadband business. Prior to the sale of our broadband business, revenue for the Broadband segment was generated by broadband transport, switched voice services, data and Internet services (including web hosting), information technology consulting and other services. These services were generally provided over BRCOM’s national optical network, which comprised approximately 18,700 route miles of fiber-optic transmission facilities. Due to the sale of the broadband business, we expect no future broadband segment revenue related to broadband transport and switched voice service. We expect data and Internet services to generate approximately $5.0 million of revenue in the fourth quarter of 2003. The Broadband segment will continue to generate revenue related to information technology consulting which contributed $143.7 million and $74.0 million of revenue in 2002 and the nine months ended September 30, 2003, respectively.

Organizational Chart

           The following chart sets forth a summary of Cincinnati Bell’s organizational structure:

Recent Developments

Issuance of 8 3/8% Senior Subordinated Notes and Purchase of all of our outstanding Convertible Subordinated Notes

           On November 19, 2003, we issued $540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014, referred to herein as 8 3/8% Senior Subordinated Notes. The net proceeds from that offering totaled $528.2 million of which $524.6 million of the net proceeds was used to purchase all of the outstanding Convertible Subordinated Notes at a discounted price equal to 97% of their accreted value on November 19, 2003. The additional net proceeds of $3.6 million were used to pay fees related to the November 17, 2003 credit facility amendment and to reduce outstanding borrowings under our revolving credit facility.

Amendment to Credit Facilities

           In connection with the 8 3/8% Senior Subordinated Notes offering, on November 17, 2003, we amended our existing credit facilities to provide for a new Term Loan D facility of $525 million. The Term Loan D facility was used to prepay all outstanding term loans under our credit facilities, which totaled $327.2 million as of September 30, 2003, and to permanently pay down our revolving credit facility by $197.8 million. The Term Loan D facility will mature in June 2008 and bear interest at 250 basis points over LIBOR.

The Restructuring Plan

           Beginning with our acquisition of all of the common stock of BRCOM in November 1999, we pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BRCOM’s strategic assets. From the acquisition of BRCOM to September 30, 2003, we used approximately $2.4 billion of cash flow from our other businesses and borrowings under our credit facilities to finance the buildout and increase the capacity of BRCOM’s national optical network, as well as to meet BRCOM’s other cash needs.

           In 2001, the business environment for BRCOM and the broader telecommunications industry deteriorated rapidly and significantly and currently remains weak. BRCOM generated revenue of approximately $1.1 billion, or 50% of our consolidated revenue in 2002; however, BRCOM generated an operating loss of approximately $2.4 billion over the same period. In general, BRCOM incurred substantial operating and net losses. From the acquisition of BRCOM through the end of 2002, BRCOM incurred approximately $3.2 billion in operating losses and approximately $5.4 billion in cumulative net losses. To finance BRCOM’s capital expenditure and operating activities, as well as its preferred stock dividends and repayments of long-term debt, from the acquisition of BRCOM to September 30, 2003, we made capital contributions of approximately $829 million and intercompany loans of approximately $1.6 billion, of which approximately $1.5 billion was forgiven in the nine months ended September 30, 2003.

           In response to BRCOM’s deteriorating financial results and concerns over our liquidity, in October 2002 we announced a five-point restructuring plan. The restructuring plan was intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BRCOM, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the restructuring plan including the following:

•	On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes due 2009, referred to herein as the 16% Notes, and warrants as part of the Goldman mezzanine financing (as described in “Description of Other Indebtedness and Preferred Stock—16% Senior Subordinated Discount Notes due 2009”).

•	On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations.

•	On March 26, 2003, we executed a supplemental indenture in respect of the indenture governing the 6 3/4% Convertible Subordinated Notes due 2009, referred to herein as Convertible Subordinated Notes (as described in “The Restructuring—Recent Developments—Convertible Subordinated Notes Supplemental Indenture”).

•	On June 13, 2003, we consummated the first (and most significant) stage closing of the sale of our broadband business, in which we transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending. In connection with the first stage closing, the buyers paid the estimated cash purchase price of $91.5 million, of which $29.3 million was placed into escrow to support certain potential purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note in connection with a purchase price working capital adjustment. The preliminary promissory note ultimately had no value, which corresponds to the decrease in working capital from May 31, 2003 through the date of the first stage closing. In addition, the buyers assumed approximately $390.2 million in current and long-term liabilities and approximately $271.1 million of operating contractual commitments. See “The Restructuring—Recent Developments—Sale of our broadband business.” Our business after the consummation of the broadband sale primarily consists of our local and wireless telephone business and the only remaining BRCOM subsidiaries with operating assets are Cincinnati Bell Technology Solutions Inc., an information technology consulting, collocation and web hosting subsidiary, and Cincinnati Bell Any Distance Inc., a subsidiary whose assets service Cincinnati Bell’s long distance business.

•	On June 16, 2003, we permanently retired BRCOM’s remaining $0.8 million outstanding 12 1/2% Senior Notes due 2005 (as described in “The Restructuring—Recent Developments—Retirement of BRCOM 12 1/2% Notes”).

•	On July 8, 2003, we consummated the second stage closing of the sale of our broadband business and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the first and second stage closings, the BRCOM selling subsidiaries had transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers.

•	On July 11, 2003, we closed the private placement of the old notes. The net proceeds from that offering totaled $488.8 million and were used to repay borrowings and permanently reduce commitments under our term loan credit facilities and our revolving credit facility.

•	On September 4, 2003, we consummated the third and final stage closing of the sale of our broadband business and transferred to the buyer all remaining assets located in states where regulatory approvals had been pending and the buyer released to us $10.2 million of the cash purchase price that had been held in escrow pending regulatory approval. Subsequent to the third stage closing, $8.8 million remained in escrow to support certain purchase price adjustments. We will receive none of the remaining cash in escrow as it will be used to satisfy post-closing obligations in accordance with a settlement agreement reached with the buyers in November 2003. We will be a customer of the buyer and will continue to market its broadband products to our business customers. We will also resell long distance services provided by the buyer under the Cincinnati Bell Any Distance brand.

•	On September 8, 2003, we completed the BRCOM preferred exchange offer in which 99.3% of the holders of 12 1/2% Series B Junior Exchangeable Preferred Stock of BRCOM (referred to herein as BRCOM Preferred Stock) exchanged their shares for Cincinnati Bell Common Stock. In connection with the exchange, the requisite number of BRCOM Preferred shareholders consented to amendments eliminating the restrictive covenants and any voting rights from the certificate of designation under which the shares were issued. Accordingly, the certificate of designation was amended to eliminate these provisions. Immediately thereafter, pursuant to a subsidiary merger, the remaining shares of BRCOM Preferred Stock were converted into the same number of shares of Cincinnati Bell Common Stock that the holders would have received had they tendered their shares in the exchange offer. Accordingly, there are no longer any shares of BRCOM Preferred Stock outstanding.

•	On September 8, 2003, we completed the BRCOM debt exchange offer in which all of the holders of the 9% Senior Subordinated Notes due 2008 of BRCOM (referred to herein as BRCOM 9% Notes) exchanged their notes for Cincinnati Bell Common Stock. In connection with the exchange, the requisite number of BRCOM 9% noteholders consented to amendments eliminating the restrictive covenants from the indenture under which the notes were issued. Accordingly the indenture was amended to eliminate these provisions and upon completion of the exchange the indenture was terminated.

Management Changes

           In addition, on July 23, 2003, Kevin W. Mooney announced his resignation as Chief Executive Officer of Cincinnati Bell effective July 31, 2003. On July 28, 2003, Cincinnati Bell named John F. Cassidy as its new President and Chief Executive Officer, effective July 31, 2003. On August 17, 2003, Thomas L. Schilling announced his resignation as Chief Financial Officer of Cincinnati Bell and agreed to serve as a consultant to the Company until December 2003. We have engaged an executive search firm to assist us in identifying candidates for Chief Financial Officer.

           We were incorporated under the laws of Ohio in 1983 and remain incorporated under the laws of Ohio. We have our principal offices at 201 East Fourth Street, Cincinnati, Ohio 45202. Our telephone number is (513) 397-9900 and our website address is http://www.cincinnatibell.com.

The Offering

Summary of the Terms of the Exchange Offer

Background	On July 11, 2003, we completed a private placement of the old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed, among other things, to complete an exchange offer.

The Exchange Offer	We are offering to exchange our new notes which have been registered under the Securities Act of 1933 for a like principal amount of our outstanding, unregistered old notes. Old notes may only be tendered in integral multiples of $1,000 principal amount.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of our old notes is outstanding.

Resale of New Notes	We believe that new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not our affiliate as defined under Rule 405 of the Securities Act of 1933.

Each participating broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.”

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

•	the sale is exempt from the registration requirements of the Securities Act of 1933; or

•	the old notes are registered under the Securities Act of 1933.

After the exchange offer is closed, we will no longer have an obligation to register the old notes, except for some limited exceptions. See “Risk Factors—If you fail to exchange your old notes, they will continue to be restricted and may become less liquid.”

Expiration Date	5:00 P.M., New York City time, on December , 2003, unless we extend the exchange offer.

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive.

Special Procedures for Beneficial Holders	If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the offer expires.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

Certain Tax Consequences	The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Summary Description of the Securities to be Registered

           The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer	Cincinnati Bell Inc.

Securities Offered	$500 million aggregate principal amount of 7 1/4% Senior Notes due 2013.

Maturity	July 15, 2013.

Interest	Interest on the notes accrues at the rate of 7 1/4% per annum, payable semiannually in cash in arrears on each January 15 and July 15, commencing January 15, 2004.

Guarantees	The notes will be guaranteed on a senior unsecured basis by each of our current and future subsidiaries that is a guarantor of the Issuer’s borrowings under our credit facilities.

Ranking	The notes will be senior unsecured obligations of the Issuer, and will rank equally with all of its existing and future senior unsecured debt and will rank senior to all of its existing and future subordinated debt.

On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” and after eliminating intercompany activity, as of September 30, 2003 there would have been outstanding:

•	$1,182.1 million senior indebtedness of the Issuer and the note guarantors (including the notes and note guarantees), of which $682.1 million would have been secured indebtedness (exclusive of unused commitments under our credit facilities),

•	$306.4 million of indebtedness of non-guarantor subsidiaries effectively ranking senior to the notes and the note guarantees to the extent of the assets of such non-guarantor subsidiaries, and

•	$897.1 million of indebtedness of the Issuer and the note guarantors that would have been subordinated or junior in right of payment to the notes and the note guarantees.

Optional Redemption	We may redeem some or all of the notes at our option at any time on or after July 15, 2008 at the redemption price listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption after Certain Equity Offerings	At any time prior to July 15, 2006 we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings of our common stock at a redemption price of 107.25% of the principal amount of the notes plus any accrued and unpaid interest, if any, to the redemption date so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 60 days of such public equity offering. See “Description of the Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes in control, holders of the notes will have the right to require us to purchase their notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.

Restrictive Covenants	The indenture governing the notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness

•	create liens,

•	make investments,

•	enter into transactions with affiliates,

•	sell assets,

•	declare or pay dividends or other distributions to shareholders,

•	repurchase equity interests,

•	redeem debt that is junior in right of payment to the notes,

•	enter into agreements that restrict dividends or other payments from subsidiaries,

•	issue or sell capital stock of certain of our subsidiaries, and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

The indenture also contains other restrictive covenants, including provisions that restrict our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and impose legal and operational separations between BRCOM and its subsidiaries, on one hand, and us and any of our other subsidiaries, on the other hand; provided that such covenants may be amended without the consent of the holders to the extent the equivalent covenants contained in the 16% Notes are amended.

These covenants are subject to a number of important exceptions and qualifications.

Unrestricted Subsidiaries	BRCOM and its subsidiaries (other than Cincinnati Bell Any Distance Inc.) are what we refer to as unrestricted subsidiaries. An unrestricted subsidiary is not:

•	a note guarantor; or

•	subject to the restrictive covenants of the indenture.

We are also able to sell the assets or capital stock of an unrestricted subsidiary without restriction and are allowed to dividend or distribute the proceeds of these sales on the terms and subject to the conditions in the indenture. Under circumstances specified in the indenture, we are able to designate other subsidiaries as unrestricted subsidiaries.

On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated

Financial Information,” and after eliminating intercompany activity, our unrestricted subsidiaries would have had:

•	assets of $31.1 million, or 2.3% of our total assets, as of September 30, 2003;

•	liabilities of $96.0 million, or 3.4% of our total liabilities, as of September 30, 2003;

•	$164.0 million and $90.2 million, or 12.5% and 9.6%, of our consolidated revenue for the year ended December 31, 2002 and for the nine months ended September 30, 2003, respectively;

•	$(22.3) million and $3.7 million, or (7.1)% and 1.3%, of our consolidated operating income for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively; and

•	$(15.9) million and $4.2 million, or (2.3)% and 0.9%, of our consolidated EBITDA for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

Risk Factors

           You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the specific factors under the section “Risk Factors” beginning on page 16 for a description of certain risks relevant to participation in the exchange offer.

Summary Historical And Pro Forma Consolidated Financial Data

           Our summary historical consolidated financial data presented below for each of the years ended December 31, 2000, 2001 and 2002 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes incorporated by reference in this prospectus. Our summary consolidated financial data presented below as of September 30, 2003 and for the nine-month periods ended September 30, 2002 and September 30, 2003, has been derived from our unaudited condensed consolidated financial statements and the related notes for such periods incorporated by reference in this prospectus, which in the opinion of our management include all adjustments, consisting only of normal recurring adjustments and other nonrecurring adjustments as disclosed, necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The unaudited summary pro forma consolidated financial information reflects our results of operations for the year ended December 31, 2002 and the nine-month period ended September 30, 2003 and our balance sheet as of September 30, 2003, after giving effect to all of the pro forma transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information.” The unaudited pro forma statement of operations gives effect to the pro forma transactions as if they had occurred on January 1, 2002, and the unaudited pro forma balance sheet as of September 30, 2003 gives effect to the pro forma transactions as if they had occurred as of that date, except for the March 26, 2003 financing transactions, the June 13, July 8 and September 4, 2003 closings of the sale of our broadband business, the September 8, 2003 BRCOM debt exchange offer, the September 8, 2003 BRCOM preferred exchange offer and the offering of the old notes, which are included in the actual unaudited condensed consolidated balance sheet as of September 30, 2003. You should read all information contained in the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, condensed consolidated financial statements and the related notes contained in our annual and other reports filed with the SEC and incorporated by reference in this prospectus. The financial data presented below includes the results of the unrestricted subsidiaries unless otherwise indicated.

					Nine Months Ended
	Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions, except per share amounts)
Operating Data
Revenue	$1,973.7	$2,271.6	$2,155.9	$1,307.0	$1,669.3	$1,246.6	$943.7
Cost of services and products, selling, general and administrative, depreciation and amortization	1,978.1	2,247.3	2,011.4	967.4	1,540.4	1,013.7	667.8
Restructuring charges (credits)(a)	(0.8)	93.4	37.1	4.6	23.6	(3.4)	—
Asset impairments and other(a)	—	152.0	2,200.9	20.3	—	(0.7)	(0.8)
Gain on sale of broadband assets(a)	—	—	—	—	—	(336.3)	—
Operating income (loss)	(3.6)	(221.1)	(2,093.5)	314.7	105.3	573.3	276.7
Minority interest expense	44.1	51.3	57.6	12.2	44.4	42.5	11.6
Interest expense and other financing costs(b)	163.6	168.1	164.2	264.1	117.4	173.8	184.3
Loss (gain) on investments(c)	356.3	(11.8)	10.7	10.9	(0.4)	—	—
Income (loss) from continuing operations before discontinued operations, extraordinary items and cumulative effect of change in accounting principle	(403.3)	(315.8)	(2,431.2)	(78.8)	(47.8)	352.5	93.5
Net income (loss)(d)(e)	$(377.1)	$(286.2)	$(4,222.3)		$(1,838.9)	$438.4
Earnings (loss) per common share from continuing operations(f):
Basic	$(1.95)	$(1.50)	$(11.18)	$(0.37)	$(0.26)	$1.56	$0.35
Diluted	$(1.95)	$(1.50)	$(11.18)	$(0.37)	$(0.26)	$1.51	$0.34
Dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Weighted average common shares outstanding (millions)
Basic	211.7	217.4	218.4	243.6	218.3	221.1	244.2
Diluted	211.7	217.4	218.4	243.6	218.3	227.5	251.9

					Nine Months Ended
	Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions, except per share amounts)
Other Data
Cash flow provided by (used in) operating activities	$328.4	$259.5	$192.6		$130.1	$230.6
Cash flow provided by (used in) investing activities	(851.9)	(534.6)	192.4		228.4	(11.1)
Cash flow provided by (used in) financing activities	480.6	267.2	(370.1)		(353.8)	(231.5)
Non-cash interest expense	38.7	37.0	47.4		31.4	66.8
EBITDA(g)
Local Segment	$385.5	$407.0	$434.9	$434.9	$324.9	$408.0	$408.0
Wireless Segment	21.0	60.5	88.2	88.2	69.3	72.0	72.0
Other Segment	(18.4)	(1.8)	3.7	3.7	3.2	8.1	8.1
Corporate and Eliminations	6.9	(15.1)	145.7	184.5	172.5	(50.3)	(21.5)

Restricted Group(h)	395.0	450.6	672.5	711.3	569.9	437.8	466.6
Broadband Segment(i)	(330.6)	(110.4)	(4,128.6)	(15.9)	(1,929.7)	283.3	4.2

Cincinnati Bell Inc. EBITDA(k)	$64.4	$340.2	$(3,456.1)	$695.4	$(1,359.8)	$721.1	$470.8

Capital Expenditures
Local Segment	$157.4	$121.4	$80.3		$57.1	$58.0
Wireless Segment	84.2	52.0	29.5		25.2	32.2
Other Segment	0.9	2.0	0.9		0.6	0.6
Corporate and Eliminations	1.3	1.1	0.3		0.1	0.1

Restricted Group	243.8	176.5	111.0		83.0	90.9
BRCOM	599.9	472.0	64.9		56.9	3.9

Cincinnati Bell Inc. Capital Expenditures	$843.7	$648.5	$175.9		$139.9	$94.8

Operational Data (as of period end)
Access Lines	1,049,087	1,031,951	1,011,866		1,013,945	994,152
Wireless Subscribers	339,222	462,091	470,402		466,286	461,349
DSL Subscribers	39,543	60,790	74,791		70,791	92,574
Consumer Long Distance Lines	373,880	440,957	431,299		433,746	417,067
Business Long Distance Lines	83,274	109,386	123,463		120,991	124,984
Complete Connections® Subscribers	180,473	235,966	288,911		284,057	305,356

	As of September 30,
	2003

		Pro
	Actual	forma
Financial Position
Property, plant and equipment, net	$923.2	$923.2
Total assets	1,368.2	1,375.0
Total debt(b)	2,343.7	2,341.4
Long term debt(b)	2,208.0	2,306.4
Minority interest(l)	40.0	40.0
6 3/4% Cumulative Convertible Preferred Stock(m)	129.4	129.4
Common shareowners’ deficit	(1,532.8)	(1,534.1)

(a)	See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Notes 1, 2, and 5 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(b)	See Note 5 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 6 of Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(c)	See Note 4 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(d)	We adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. We determined the Local and Broadband segments did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability. We recorded a liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in the first quarter of 2003 related to the Wireless and Other segments. In addition, we recorded a non-recurring increase to net income as a change in accounting principle as of January 1, 2003 of $85.9 million, net of tax. The Local segment recorded $86.3 million of income related to depreciation previously recorded for asset removal costs, offset by $0.4 million of expense recorded in the Wireless segment. The pro forma impact of this accounting change on prior periods is not material. See additional information in Note 1 to the Condensed Consolidated Financial Statements, included in our Form 10-Q for the period ended September 30, 2003.

(e)	We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. SFAS 142 requires cessation of the amortization of goodwill and indefinite lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives will continue to be amortized. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for impairment and the second step measures the amount of impairment, if any. We completed the first step of the goodwill impairment test for our Wireless and Broadband segments during the first quarter of 2002, which indicated that goodwill of our Broadband segment was impaired as of January 1, 2002. We completed the second step of the valuation for our Broadband segment by June 30, 2002. The valuation indicated an impairment charge of $2,008.7 million, net of taxes, was necessary. The impairment charge was required to be recorded as of January 1, 2002, and is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). See Note 2 to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 for the reconciliation of 2000 and 2001 net loss adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142.

(f)	See Note 10 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 8 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(g)	EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. Refer to Note (j) for the reconciliation of operating income (loss) to EBITDA for the segments and Note (k) for the reconciliation of consolidated net income (loss) to EBITDA. EBITDA should not be considered as an alternative to net income (loss) or operating income (loss) when evaluating our operating performance, and may not be comparable with similarly titled measures presented by other companies. We believe EBITDA provides meaningful additional information on our performance, and we measure the operating performance of each of our business segments in part based on EBITDA.

(h)	EBITDA for the Restricted Group includes the following items:

					Nine Months Ended
	Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions)
Minority interest expense (1)	$44.2	$51.5	$58.1	$12.2	$44.6	$43.6	$11.6
Income from discontinued operations, net of tax (2)	$27.0	$29.6	$217.6	$217.6	$217.6	$—	$—
Cumulative effect of change in accounting principle, net of tax (3)	$(0.8)	—	—	—	—	$85.9	$85.9
Gain (loss) on investments (4)	$38.2	$0.2	$(10.9)	$(10.9)	$0.6	—	—
Other income (expense) (5)	$0.2	$20.6	$(0.6)	$(0.6)	$(0.8)	$0.7	$0.7

(i)	EBITDA for the Broadband Segment includes the following items:

					Nine Months Ended
	Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions)
Asset impairments (3)	—	$152.0	$2,200.6	$20.0	—	—	—
Cumulative effect of change in accounting principle, net of tax (3)	—	—	$(2,008.7)	—	$(2,008.7)	—	—
Gain (loss) on investments (4)	$(394.5)	$11.6	$0.2	—	$(0.2)	—	—

(1)	See Note 8 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on form 10-Q for the period ended September 30, 2003.

(2)	See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(3)	See Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. See Note 1 of Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(4)	See Note 4 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(5)	See Note 4 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. The year ended December 31, 2001 includes a gain on insurance demutualization of $19.7 million. See Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(j)	See reconciliation of operating income to EBITDA by segment below.

					For the Nine
					Months Ended
	For the Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions)
Local Segment
Operating Income (Loss)	$261.5	$266.5	$285.3	$285.3	$213.0	$227.1	$227.1
Adjustments:
Depreciation	125.0	140.3	146.7	146.7	109.9	93.9	93.9
Amortization	—	—	—	—	—	—	—
Minority interest income (expense)	—	—	—	—	—	—	—
Equity loss in unconsolidated entities	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—
Other income (expense)	(0.2)	0.2	2.9	2.9	2.0	0.7	0.7
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	(0.8)	—	—	—	—	86.3	86.3

EBITDA	$385.5	$407.0	$434.9	$434.9	$324.9	$408.0	$408.0

					For the Nine
					Months Ended
	For the Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions)
Wireless Segment
Operating Income (Loss)	$(2.7)	$37.7	$69.1	$69.1	$56.1	$61.0	$61.0
Adjustments:
Depreciation	18.2	25.3	30.9	30.9	22.8	22.5	22.5
Amortization	3.0	2.9	0.4	0.4	0.5	0.3	0.3
Minority interest income (expense)	2.9	(5.2)	(12.2)	(12.2)	(10.0)	(11.6)	(11.6)
Equity loss in unconsolidated entities	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—
Other income (expense)	(0.4)	(0.2)	—	—	(0.1)	0.2	0.2
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	(0.4)	(0.4)

EBITDA	$21.0	$60.5	$88.2	$88.2	$69.3	$72.0	$72.0

Other Segment
Operating Income (Loss)	$(24.2)	$(3.7)	$1.7	$1.7	$1.8	$6.6	$6.6
Adjustments:
Depreciation	5.5	1.8	1.8	1.8	1.3	1.4	1.4
Amortization	0.7	—	0.1	0.1	0.1	0.1	0.1
Minority interest income (expense)	—	—	—	—	—	—	—
Equity loss in unconsolidated entities	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—
Other income (expense)	(0.4)	0.1	0.1	0.1	—	—	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—

EBITDA	$(18.4)	$(1.8)	$3.7	$3.7	$3.2	$8.1	$8.1

Corporate and Eliminations
Operating Income (Loss)	$(12.6)	$(19.5)	$(12.0)	$(19.1)	$(8.8)	$(18.5)	$(21.7)
Adjustments:
Depreciation	0.2	0.4	0.5	0.5	0.4	0.4	0.4
Amortization	—	—	—	—	—	—	—
Minority interest income (expense)	(47.1)	(46.3)	(45.9)	—	(34.6)	(32.0)	—
Equity loss in unconsolidated entities	—	—	—	—	—	—	—
Gain (loss) on investments	38.2	0.2	(10.9)	(10.9)	0.6	—	—
Other income (expense)	1.2	20.5	(3.6)	(3.6)	(2.7)	(0.2)	(0.2)
Income from discontinued operations, net of tax	27.0	29.6	217.6	217.6	217.6	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—

EBITDA	$6.9	$(15.1)	$145.7	$184.5	$172.5	$(50.3)	$(21.5)

Restricted Group
Operating Income (Loss)	$222.0	$281.0	$344.1	$337.0	$262.1	$276.2	$273.0
Adjustments:
Depreciation	148.9	167.8	179.9	179.9	134.4	118.2	118.2
Amortization	3.7	2.9	0.5	0.5	0.6	0.4	0.4
Minority interest income (expense)	(44.2)	(51.5)	(58.1)	(12.2)	(44.6)	(43.6)	(11.6)
Equity loss in unconsolidated entities	—	—	—	—	—	—	—
Gain (loss) on investments	38.2	0.2	(10.9)	(10.9)	0.6	—	—
Other income (expense)	0.2	20.6	(0.6)	(0.6)	(0.8)	0.7	0.7
Income from discontinued operations, net of tax	27.0	29.6	217.6	217.6	217.6	—	—
Cumulative effect of change in accounting principle, net of tax	(0.8)	—	—	—	—	85.9	85.9

EBITDA	$395.0	$450.6	$672.5	$711.3	$569.9	$437.8	$466.6

Broadband Segment
Operating Income (Loss)	$(225.6)	$(502.1)	$(2,437.6)	$(22.3)	$(156.8)	$297.1	$3.7
Adjustments:
Depreciation	197.1	273.4	291.1	6.4	217.2	2.4	0.5
Amortization	109.8	110.7	24.8	—	18.6	—	—
Minority interest income (expense)	0.1	0.2	0.5	—	0.2	1.1	—
Equity loss in unconsolidated entities	(15.5)	(4.0)	—	—	—	—	—
Gain (loss) on investments	(394.5)	11.6	0.2	—	(0.2)	—	—
Other income (expense)	(2.0)	(0.2)	1.1	—	—	(17.3)	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	(2,008.7)	—	(2,008.7)	—	—

EBITDA	$(330.6)	$(110.4)	$(4,128.6)	$(15.9)	$(1,929.7)	$283.3	$4.2

(k)	See reconciliation of net income to EBITDA for the consolidated results below:

					For the Nine
					Months Ended
	For the Year Ended December 31,				September 30,

				Pro forma			Pro forma
	2000	2001	2002	2002	2002	2003	2003

	(dollars in millions)
Cincinnati Bell Inc. Consolidated
Net Income (Loss)	$(377.1)	$(286.2)	$(4,222.3)	$138.8	$(1,838.9)	$438.4	$179.5
Adjustments:
Depreciation	346.0	441.2	471.0	186.3	351.6	120.6	118.7
Amortization	113.5	113.6	25.3	0.5	19.2	0.4	0.4
Interest expense and other financing costs	163.6	168.1	164.2	264.1	117.4	173.8	184.3
Income tax expense (benefit)	(181.6)	(96.5)	105.7	105.7	(9.1)	(12.1)	(12.1)

EBITDA	$64.4	$340.2	$(3,456.1)	$695.4	$(1,359.8)	$721.1	$470.8

(1)	See Note 8 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(m)	See Note 9 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

RISK FACTORS

           An investment in the notes involves many risks, including those discussed below. Any or all of these risks could have a material adverse effect on our businesses, financial condition, results of operations and cash flows, the trading price of the notes and on our ability to make payments on the notes. Please review carefully the discussion of these risks, together with the other information contained or incorporated by reference in this prospectus.

Risk Factors Related to the Notes

If you fail to exchange your old notes, they will continue to be restricted and may become less liquid.

           Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Such procedures and conditions include timely receipt by the exchange agent of such old notes and of a properly completed and duly executed letter of transmittal.

           Because we anticipate that most holders of old notes will elect to exchange such old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights, and such old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such old notes could be adversely affected. The old notes are currently eligible for sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933 through The Portal® Market, a subsidiary of The Nasdaq Stock Market, Inc.

Our substantial debt could limit our ability to fund operations, expose us to interest rate volatility, limit our ability to raise additional capital and have a material adverse effect on our ability to fulfill our obligations under the notes and on our business and prospects generally.

           We have a substantial amount of debt and have significant debt service obligations. As of September 30, 2003, on a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” and after eliminating intercompany activity, our aggregate outstanding indebtedness would have been $2,341.4 million, and our total shareowners’ deficit would have been $1,523.7 million. In addition, we would have had the ability to borrow an additional $276.6 million under our revolving credit facility, subject to compliance with certain conditions. We may incur additional debt from time to time, subject to the restrictions contained in our credit facilities and other debt instruments.

           Our substantial debt could have important consequences to you, including the following:

•	we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our debt will bear interest at floating rates;

•	our substantial debt will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

•	our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements;

•	our level of debt may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes; and

•	a potential failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations under the notes and on our business or prospects generally.

See “Description of the Notes—Certain Covenants” and “—Default” and “Description of Other Indebtedness and Preferred Stock—Credit Facilities.”

The servicing of our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

           Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, additional sources of debt financing will be available to us or that future borrowings will be available to us under our credit facilities, in each case, in amounts sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we will have to take actions such as reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital, which may adversely affect our customers and affect their willingness to remain customers. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments including the indenture governing the notes, may restrict us from adopting any of these alternatives.

We have the ability to incur substantial additional debt, which may intensify the risks associated with our substantial debt, including our ability to service the notes and other debt.

           Our credit facilities and other debt instruments will permit us, subject to compliance with certain covenants, to incur a substantial amount of additional indebtedness. As of September 30, 2003, on a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” and after eliminating intercompany activity, our aggregate outstanding indebtedness would have been $2,341.4 million and we would have had the ability to borrow an additional $276.6 million under our revolving credit facility subject to compliance with certain conditions. See “Description of Other Indebtedness and Preferred Stock—Credit Facilities.” If we incur additional debt above the levels in effect upon the closing of the exchange offering, the risks associated with our substantial debt, including our ability to service our debt, could intensify.

The Issuer will depend on the receipt of dividends or other intercompany transfers from its subsidiaries to pay the principal of and interest on the notes. Claims of creditors of these subsidiaries may have priority over your claims with respect to the assets and earnings of these subsidiaries.

           The Issuer conducts substantially all of its operations through its subsidiaries and substantially all of its operating assets are held directly by its subsidiaries. The Issuer will therefore be dependent in part upon dividends or other intercompany transfers of funds from these subsidiaries in order to pay the principal of and interest on the notes and to meet its other obligations.

           Although the note guarantees will provide the holders of the notes with a direct claim against the subsidiaries of the Issuer that are note guarantors, enforcement of the note guarantees against any note guarantor may be challenged in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the note guarantor and could be subject to the defenses available to guarantors generally. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the note guarantors, including trade payables and contingent liabilities, and preferred stock of the note guarantors.

           In any event, the notes will be effectively subordinated to all liabilities of the subsidiaries of the Issuer that are non-guarantors. On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” and after eliminating intercompany activity, the non-guarantors would have had:

•	assets of $1,164.7 million, or 85% of our total assets, as of September 30, 2003;

•	liabilities of $774.5 million as of September 30, 2003;

•	revenue of $1,119.9 million and $793.9 million, or 86% and 84% of our consolidated revenue, for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively; and

•	Operating income of $330.8 million and $281.8 million or 105% and 102% of our consolidated operating income for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively.

           See “Description of Other Indebtedness and Preferred Stock.”

           Accordingly, in the event of the Issuer’s dissolution, bankruptcy, liquidation or reorganization, amounts may not be available to creditors of the Issuer, including holders of the notes, until the claims of its subsidiaries creditors are paid in full. Amounts available for distribution to holders of notes will be available first to holders of secured debt on a priority basis, as described below.

           Although the indenture governing the notes will limit the ability of the Issuer’s subsidiaries to enter into contractual restrictions on their ability to pay dividends and make other payments to the Issuer, these limitations have a number of significant qualifications and exceptions. Pursuant to our credit facilities, if a payment default occurs under our credit facilities, the Issuer’s subsidiaries will be prohibited from paying dividends and making other distributions to the Issuer to service its debt, including the notes, while such payment default continues. In addition, if a bankruptcy, insolvency or similar default or a non-payment event of default occurs under our credit facilities, the Issuer’s subsidiaries will be prohibited from paying such dividends or making other distributions to us for up to 179 days after the credit facilities’ agent delivers a blockage notice to the Issuer. Consequently, due to our holding company structure, the Issuer’s senior lenders have the ability to prevent us from making payments on the notes. See “Description of Other Indebtedness and Preferred Stock—Credit Facilities.” In addition, certain of our material subsidiaries, specifically BRCOM and Cincinnati Bell Telephone, are subject to debt obligations or regulatory schemes that potentially restrict their ability to distribute funds or assets to us. See “Description of Other Indebtedness and Preferred Stock.” If the Issuer’s subsidiaries were to be prohibited from paying dividends and making distributions to the Issuer, it would have a material adverse effect on the Issuer and the Issuer’s ability to meet its obligations under the notes.

The indenture governing the notes, our credit facilities and other debt instruments contain covenants which impose significant operational and financial restrictions on us and the failure to comply with these covenants would result in an event of default under these instruments.

           Our debt instruments impose, and the terms of any future debt may impose, operating and other restrictions. These restrictions will affect, and in many respects will limit or prohibit, among other things, our and our subsidiaries’ ability to:

           •        incur additional indebtedness;

           •        create liens;

           •        make investments;

           •        enter into transactions with affiliates;

           •        sell assets;

           •        declare or pay dividends or other distributions to shareholders;

           •        repurchase equity interests;

           •        redeem debt that is junior in right of payment to the notes;

           •        enter into agreements that restrict dividends or other payments from subsidiaries;

           •        issue or sell capital stock of certain of our subsidiaries; and

           •        consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

           In addition, our credit facilities include other and more restrictive covenants and materially limit our ability to prepay other debt, including the notes, while debt under the credit facilities is outstanding. The agreements governing the credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We have a substantial amount of debt and it is uncertain whether we will continue to remain in compliance with these agreements.

           The restrictions contained in our credit facilities and our other debt instruments could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

           A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the credit facilities. If a default occurs, the lenders under the credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the credit facilities will also have the right to proceed against the collateral, including our available cash and our pledged assets and those of our subsidiaries, granted to them to secure the indebtedness. If the indebtedness under the credit facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. If not cured or waived, such default could have a material adverse effect on our business and our prospects. See “Description of the Notes—Ranking” and “—Certain Covenants” and “Description of Other Indebtedness and Preferred Stock—Credit Facilities.” See “—We depend upon our credit facilities to provide for our financing requirements in excess of amounts generated by operations” for a description of the effects of a default under the credit facilities.

The notes are unsecured obligations and our assets may be insufficient to pay amounts due on your notes.

           The notes and the note guarantees will be unsecured obligations of the Issuer and the note guarantors, as applicable, and will be effectively subordinated in right of payment to all of the Issuer’s and each note guarantor’s secured debt. Debt outstanding under the credit facilities is secured by perfected first priority pledges and security interests in (1) substantially all of the equity interests of the Issuer’s subsidiaries (other than Cincinnati Bell Wireless LLC and the Mutual Signal subsidiaries) and (2) substantially all of the Issuer’s and each of its subsidiaries’ (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and the Mutual Signal subsidiaries) other tangible and intangible assets, including accounts receivable, inventory, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing. Our 7 1/4% Senior Notes due 2023 are equably and ratably secured with the lenders under our credit facilities by the assets of Cincinnati Bell Inc., including the capital stock of its subsidiaries.

           As of September 30, 2003, on a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” and after eliminating intercompany activity, we would have had $718.5 million of senior secured debt, including capital lease obligations and excluding unused commitments of $276.6 million under our credit facilities. In addition, the Issuer and its subsidiaries may incur additional secured debt.

           Because the notes and note guarantees will be unsecured obligations of the Issuer, your right of repayment may be compromised if any of the following situations were to occur:

•	a bankruptcy, liquidation, reorganization or other winding-up involving the Issuer or any of its subsidiaries;

•	a default in payment under the credit facilities or other secured debt; or

•	an acceleration of any debt under the credit facilities or other secured debt.

           If any of these events were to occur, the secured lenders could foreclose on the pledged stock of the Issuer’s subsidiaries and on the assets of the Issuer and its subsidiaries in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture governing the notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and note guarantees.

We may be unable to repurchase notes tendered pursuant to an offer to repurchase, which the indenture governing the notes will require us to make if a change of control occurs, because we may not have, or be able to raise, sufficient funds.

           If we experience certain changes of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our credit facilities. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under our credit facilities and other debt instruments. We cannot assure you that we would be able to repay the required amounts or obtain the necessary consents to repurchase the notes. Our credit facilities provide that certain change of control events with respect to us constitute a default thereunder. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture governing the notes would constitute an event of default under the indenture, which, in turn, would constitute a default under our credit facilities and may constitute an event of default under other future indebtedness. See “Description of the Notes—Change of Control” and “—Certain Covenants” and “Description of Other Indebtedness and Preferred Stock—Credit Facilities.”

           In addition, the change of control provisions in the indenture governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture governing the notes to trigger these provisions. Except as described under “Description of the Notes—Change of Control,” the indenture governing the notes does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

There is no established trading market for the new notes. If one develops, it may not be liquid.

           The new notes are new securities for which there currently is no, and on issuance there will not be any, established trading market. We do not intend to apply for listing of the new notes on any securities exchange or on any automated dealer quotation system. We cannot assure you that any active market for the new notes will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. In addition, notwithstanding that the initial purchasers of the old notes informed us that they intend to make a market in the new notes, they are not obligated to do so and may discontinue, without notice, any market making with respect to the new notes at any time in their sole discretion.

           In addition, the liquidity of the trading market in the new notes, if developed, and the market price quoted for the new notes may be adversely affected depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

Under fraudulent conveyance laws, a court could void obligations under the notes or note guarantees or subordinate the guarantees to other obligations of the note guarantors.

           The incurrence of indebtedness by us or the note guarantors, such as the notes or the note guarantees, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors. Under these laws, if in such case or lawsuit a court were to find that, at the time we or any note guarantor incurred indebtedness (including indebtedness under the notes or the note guarantees):

(a) we or any note guarantor, as applicable, incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

(b) (i) we or any note guarantor, as applicable, received less than reasonably equivalent value or fair consideration for incurring such indebtedness; and

(ii) we or any note guarantor, as applicable,

(1) were insolvent or were rendered insolvent by reason of any of the transactions;

(2) were engaged, or about to engage, in a business or transaction for which the assets remaining with us or such note guarantor constituted unreasonably small capital to carry on our or its business;

(3) intended to incur, or believed that we or such note guarantor would incur, debts beyond our or its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

(4) were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such note guarantor (in either case, if, after final judgment, the judgment is unsatisfied), then such court could avoid or subordinate the amounts owing under the notes or the note guarantees to our or such note guarantor’s presently existing and future indebtedness and take other actions detrimental to you.

           The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a debtor would be considered insolvent if, at the time such debtor incurred the indebtedness, either (a) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (b) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether we or any note guarantor were solvent at the relevant time, or whether, whatever standard was used, the notes would not be avoided or further subordinated on another of the grounds set forth above.

           We and the note guarantors believe that at the time we initially incur indebtedness constituting the notes and the note guarantees, we and each note guarantor will:

(a) (i) neither be insolvent nor rendered insolvent thereby;

(ii) be in possession of or have access to sufficient capital to run our respective businesses effectively; and

(iii) be incurring debts within our respective abilities to pay as the same mature or become due; and

(b) have sufficient assets to satisfy any probable money judgment against any of us in any pending action.

           In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections, and estimated values of assets and liabilities. However, we cannot assure you that a court passing on such questions would reach the same conclusions.

           Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by us or any note guarantor within 90 days after any payment by us with respect to the notes or by such note guarantor under the applicable note guarantee or if we or such note guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

Risk Factors Associated with Our Business

Our future cash flows could be adversely affected if we are unable to realize fully our deferred tax assets.

           As of September 30, 2003, we had a valuation allowance of $1,119 million recorded against certain deferred tax assets, including a deferred tax asset of $680 million relating to $1,944 million of U.S. federal net operating loss carryforwards and a deferred tax asset of $310 million relating to state and local net operating loss carryforwards. For more information concerning our net operating loss carryforwards, deferred tax assets and valuation allowance, see Note 11 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002. If we are unable for any reason to fully realize our deferred tax assets, as a result of insufficient taxable income or otherwise, our business and future cash flows could be adversely affected.

If we fail to finalize the remaining steps of the restructuring plan, our business, financial condition and results of operations would be adversely affected.

           While we have made substantial progress on our restructuring plan, several steps remain to be completed. Specifically, as part of the sale of our broadband business, we retained certain liabilities and further agreed to indemnify the buyers for specified losses. These liabilities consist of amounts due for taxes, data center lease obligations, legal settlements and post-closing obligations. In addition, our credit facilities and other senior indebtedness impose limitations on the amount we are able to expend on resolving the remaining BRCOM liabilities. On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” and after eliminating intercompany activity, as of September 30, 2003, our unrestricted BRCOM subsidiaries would have had assets of $31.1 million and liabilities of $96.0 million. In addition, as of September 30, 2003, we had the ability to invest under our credit facilities and certain other senior indebtedness instruments (including the 16% Notes) an additional $87.9 million in BRCOM. If we are unable to resolve the remaining BRCOM liabilities for an amount less than the value of available BRCOM assets and amounts we are permitted to invest in BRCOM under our credit facilities and certain other senior indebtedness instruments (including the 16% Notes), BRCOM may be forced to seek protection from its creditors under Chapter 11 of the federal bankruptcy code. A bankruptcy filing by BRCOM could have a material adverse effect on BRCOM’s ability to pay its creditors, and, among other things, on Cincinnati Bell’s reputation, ability to access the capital markets and customer relationships.

We depend upon our credit facilities to provide for our financing requirements in excess of amounts generated by operations.

           We depend on the credit facilities to provide for financing requirements in excess of amounts generated by operations. As of September 30, 2003, on a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” we had the ability to borrow an additional $276.6 million under our credit facilities. However, the ability to borrow from the credit facilities is predicated on our and our subsidiaries’ compliance with covenants that have been negotiated with the lenders. Failure to satisfy these covenants could severely constrain our ability to borrow under the credit facilities. As of September 30, 2003, we were in compliance with all of the covenants of our credit facilities.

We operate in a highly competitive industry and our customers may not continue to purchase our services, which could result in our having reduced revenues and loss of market share.

           There is substantial competition in the telecommunications industry. Competition may intensify due to the efforts of existing competitors to address difficult market conditions through reduced pricing, bundled offerings or otherwise, as well as a result of the entrance of new competitors and the development of new technologies, products and services. If we cannot offer reliable, value-added services on a price competitive basis in any of our markets, we could be adversely impacted by competitive forces. In addition, if we do not keep pace with technological advances or fail to respond timely to changes in competitive factors in the industry, we could lose market share or experience a decline in our revenue and profit margins.

           Cincinnati Bell Telephone faces competition from other local exchange carriers, wireless services providers, interexchange carriers, cable providers and Internet access providers. In November 2003, Time Warner Cable filed an application with the Public Utilities Commission of Ohio to provide local and interexchange voice service in Cincinnati, Columbus, Northeast Ohio (Akron) and Western Ohio (Dayton). We believe Cincinnati Bell Telephone will face greater competition as more competitors emerge and focus resources on the Greater Cincinnati metropolitan area.

           Cincinnati Bell Wireless is one of six active wireless service providers in the Cincinnati and Dayton, Ohio metropolitan market areas, including Cingular, Sprint PCS, T-Mobile, Verizon and Nextel, all of which are nationally known. We anticipate that competition will cause the market prices for wireless products and services to decline in the future. Cincinnati Bell Wireless’ ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Furthermore, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors who have greater resources or who offer more services than Cincinnati Bell Wireless.

           Our other subsidiaries operate in a largely local or regional area, and each of these subsidiaries faces significant competition. Cincinnati Bell Any Distance’s competitors include large national long-distance carriers such as AT&T, MCI and Sprint. Cincinnati Bell Public Communications competes with several other public payphone providers, some of which are national in scope and offer lower prices for coin-based local calling services. Cincinnati Bell Public Communications has also continued to be adversely impacted by the growing popularity of wireless communications. Cincinnati Bell Technology Solutions competes against numerous other information technology consulting, web-hosting and computer system integration companies, many of which are larger, national in scope and better financed.

           The effect of the foregoing competition could have a material adverse impact on our businesses, financial condition and results of operations. This could result in increased reliance on borrowed funds and could impact our ability to maintain our wireline and wireless networks.

Maintaining our networks requires significant capital expenditures and our inability or failure to maintain our networks would have a material impact on our market share and ability to generate revenue.

           As we approached completion of the buildout of BRCOM’s national optical network, capital expenditures of $844 million in 2000 decreased to $649 million in 2001, and decreased again in 2002 to $176 million. In the nine-month period ended September 30, 2003, capital expenditures totaled $95 million compared to $140 million in the same period of 2002. For the nine-month period ended September 30, 2003, capital expenditures totaled approximately 8% of consolidated revenue. We expect to spend approximately 10% of future revenues on capital expenditures in future periods. We may incur significant additional capital expenditures at our remaining businesses as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our networks, there would be a material adverse impact on our market share and ability to generate revenue.

The regulation of our businesses by federal and state authorities may, among other things, place us at a competitive disadvantage, restrict our ability to price our products and services and threaten our operating licenses.

           Several of our subsidiaries are subject to regulatory oversight of varying degrees at both the state and federal levels. A significant portion of Cincinnati Bell Telephone’s revenue is derived from pricing plans that require regulatory overview and approval. Different interpretations by regulatory bodies may result in adjustments to revenue in future periods. In recent years, these regulated pricing plans have resulted in decreasing or fixed rates for some services. In the future, regulatory initiatives that would put us at a competitive disadvantage or mandate lower rates for our services could result in lower profitability and cash flow for us.

           At the federal level, Cincinnati Bell Telephone is subject to the Telecommunications Act of 1996, including the rules subsequently adopted by the FCC to implement the 1996 Act, which we expect to impact Cincinnati Bell Telephone’s in-territory local exchange operations in the form of greater competition.

           At the state level, Cincinnati Bell Telephone conducts local exchange operations in portions of Ohio, Kentucky and Indiana and, consequently, is subject to regulation by the Public Utilities Commissions in those states. In Ohio, the Public Utility Commission has concluded a proceeding to establish permanent rates that Cincinnati Bell Telephone can charge to competitive local exchange carriers for unbundled network elements, although some elements will remain subject to interim rates indefinitely. The Kentucky commission recently initiated a similar case to establish rates for unbundled network elements in Kentucky. The establishment of these rates is intended to facilitate market entry by competitive local exchange carriers. Cincinnati Bell Telephone is also subject to an Alternative Regulation Plan in Ohio. The current plan gives Cincinnati Bell Telephone pricing flexibility in several competitive service categories in exchange for its commitment to freeze certain basic residential service rates during the term of the plan. The term of the current plan will expire on June 30, 2004. Failure to obtain approval of a new plan after the June 30, 2004 expiration date with similar pricing flexibility could have an adverse impact on our operations.

           Cincinnati Bell Wireless’ FCC licenses to provide wireless services are subject to renewal and revocation. Although the FCC has routinely renewed wireless licenses in the past, we cannot be assured that challenges will not be brought against those licenses in the future. Revocation or non-renewal of Cincinnati Bell Wireless’ licenses would result in lower operating results and cash flow for Cincinnati Bell.

           There are currently many regulatory actions under way and being contemplated by federal and state authorities regarding issues that could result in significant changes to the business conditions in the telecommunications industry. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on our business, financial condition and results of operations.

Our success in the telecommunications industry depends on the introduction of new products and services.

           Our success depends, in part, on being able to anticipate the needs of current and future enterprise, carrier and residential customers. We seek to meet these needs through new product introductions, service quality and technological superiority. In October 2003, we began implementing the Global System for Mobile Communications and General Packet Radio Service, or GSM/ GPRS, technology. GSM/ GPRS technology provides enhanced wireless data and voice communications. Several competitors and our wireless partner, AT&T Wireless, have announced plans to begin, or have begun, using GSM/ GPRS or a comparable technology in their national networks. We are also investigating the implementation of the next generation of high-speed voice and data communications and entertainment services. New products and services such as these and our ability to anticipate the future needs of our customers are critical to our success.

Continuing softness in the U.S. economy is having a disproportionate effect on the telecommunications industry.

           In 2001, the business environment for the telecommunications industry deteriorated significantly and rapidly and currently remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets; and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many telecommunications customers. We expect these trends to continue, including reduced business from financially troubled customers and downward pressure on prices due to reduced demand and overcapacity. If these trends do continue, there could be a material adverse impact on our business, financial condition and results of operations.

Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.

           As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect of these events, as well as concerns about future terrorist attacks, on the financial markets is not yet known, but could adversely affect our ability to obtain financing on terms acceptable to us, or at all, to finance our capital expenditures or working capital.

           Terrorist attacks may negatively affect our operations and financial condition. There can be no assurance that there will not be further attacks against the United States or U.S. businesses or armed conflict involving the United States. Further terrorist attacks or other acts of violence or war may directly impact our physical facilities or those of our customers and vendors. These events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We expect significant changes in the wireless communications industry.

           The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and changes in consumer needs and preferences. Our Cincinnati Bell Wireless subsidiary currently offers its services over a digital wireless network using Time Division Multiple Access, or TDMA, technology. In October 2003, we implemented GSM/ GPRS technology, which several competitors, as well as our wireless partner AT&T Wireless, have already begun using. This new technology is currently running parallel with the existing TDMA technology and will continue to do so for the foreseeable future. However, the prospects of our wireless business will depend on the success of our conversion to GSM/ GPRS technology and on our ability to anticipate and adapt to future changes in the wireless communications industry.

We are subject to laws and regulations relating to the protection of the environment and health and human safety.

           Our operations are subject to laws and regulations relating to the protection of the environment and health and human safety, including those governing the management and disposal of, and exposure to, hazardous materials and the cleanup of contamination. While we believe our operations are in substantial compliance with environmental and health and human safety laws and regulations, as an owner or operator of property and in connection with the current and historical use of hazardous materials and other operations at our sites, we could incur significant costs resulting from violations or liabilities under such laws, the imposition of cleanup obligations, and third-party suits. For instance, a number of our sites formerly contained underground storage tanks for the storage of used oil and fuel for back-up generators and vehicles. In addition, a few sites currently contain underground tanks for back-up generators, and many of our sites have aboveground tanks for similar purposes.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus and the information incorporated by reference herein contains “forward-looking” statements which are based on our (together with our majority-owned consolidated subsidiaries over which we exercise control) current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of Cincinnati Bell, are forward-looking statements. These include any statements regarding:

•	future revenue, profit percentages, income tax refunds, realization of deferred tax assets, earnings per share or other results of operations;

•	the continuation of historical trends;

•	the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;

•	the effect of legal and regulatory developments;

•	the expected results of our various restructuring plan initiatives; and

•	the economy in general or the future of the telecommunications services industries.

           Actual results may differ materially from those expressed or implied in forward-looking statements. These statements involve potential risks and uncertainties, which include, but are not limited to:

•	changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;

•	world and national events that may affect our ability to provide services or the market for telecommunications services;

•	changes in competition in markets in which we operate;

•	pressures on the pricing of our products and services;

•	advances in telecommunications technology;

•	the ability to generate sufficient cash flow to fund our business plan and maintain our networks;

•	the ability to refinance our indebtedness when required on commercially reasonable terms;

•	changes in the telecommunications regulatory environment;

•	changes in the demand for our services and products;

•	the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;

•	our ability to introduce new service and product offerings in a timely and cost effective basis;

•	our ability to attract and retain highly qualified employees;

•	our ability to access capital markets and the successful execution of restructuring initiatives; and

•	volatility in the stock market, which may affect the value of our stock.

           You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

           For a further discussion of such risks, uncertainties and assumptions, see “Risk Factors.” You are urged to consider these factors in evaluating the forward-looking statements.

USE OF PROCEEDS

           We will not receive any proceeds from the exchange offer.

CAPITALIZATION

           We are providing the following information to assist you in analyzing the financial aspects of the November 17, 2003 credit facilities amendment and the November 19, 2003 offering of the 8 3/8% Senior Subordinated Notes. We urge you to read all the information contained in the following table together with our historical financial statements and related notes contained in our annual and other reports filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find More Information.”

           The following table sets forth our capitalization as of September 30, 2003 (1) on an actual basis, and (2) as adjusted to give effect to the 8 3/8% Senior Subordinated Notes offering and the use of proceeds therefrom and to the related credit facilities amendment. The financial data presented below includes the results of the unrestricted subsidiaries.

	As of September 30, 2003

		As adjusted for the
		credit facilities
		amendment
		and the
		8 3/8% Senior
		Subordinated
		Notes
	Actual	offering

	(dollars in millions)
Cash and cash equivalents:	$32.9	$32.9

Total debt (including current portion):
Revolving credit facility	$312.7	$107.1
Term loan facilities
Term Loan A	132.5	—
Term Loan B	134.6	—
Term Loan C	60.1	—
Term Loan D(a)	—	525.0

Total credit facilities	639.9	632.1
7 1/4% Senior notes due 2023	50.0	50.0
Capital lease obligations and vendor financing	36.4	36.4
Cincinnati Bell Telephone notes	270.0	270.0
7 1/4%% Senior notes due 2013	500.0	500.0
16% Senior subordinated discount notes	357.1	357.1
8 3/8% Senior subordinated notes	—	540.0
Convertible subordinated notes(b)	534.5	—
Unamortized discount(c)	(44.2)	(44.2)

Total debt	2,343.7	2,341.4
Shareowners’ deficit:
6 3/4% Cumulative Convertible Preferred Stock	129.4	129.4
Common shareowners’ deficit	(1,662.2)	(1,653.1)

Total shareowners’ deficit	(1,532.8)	(1,523.7)

Total capitalization	$810.9	$817.7

(a)	Proceeds from the Term Loan D facility were used to prepay all outstanding term loans under our credit facilities, which totaled $327.2 million as of September 30, 2003, and to permanently pay down our revolving credit facility by $197.8 million.

(b)	Due to the continued accretion of paid-in-kind interest through the November 19, 2003 closing date, the accreted value of the Convertible Subordinated Notes was $540.8 million. We entered into a purchase agreement with the holders of the Convertible Subordinated Notes to purchase their notes at a discounted price equal to 97% of the accreted value. We used $524.6 million of proceeds from the offering to purchase all of the Convertible Subordinated Notes pursuant to the purchase agreement. We used the additional proceeds of $15.4 million to pay the initial purchasers’ discount and fees and expenses related to the offering of $11.8 million, and the remaining $3.6 million to pay fees and expenses related to the credit facility amendment and to reduce the outstanding borrowings under our revolving credit facility.

(c)	The unamortized discount of $44.2 million comprises $43.3 million of discount related to the 16% Senior Notes, $0.4 million of discount related to the 7 1/4% Senior Notes due 2023 and $0.5 million of discount related to the Cincinnati Bell Telephone notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

           We are providing the following information to assist you in analyzing the financial aspects of the recent offering of the old notes. We urge you to read all the information contained in the following table together with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and other reports filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find More Information.”

           The selected historical consolidated financial data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements and the related notes. The selected historical consolidated financial data as of September 30, 2002 and 2003 and for each of the nine-month periods ended September 30, 2002 and 2003, have been derived from our unaudited condensed consolidated financial statements and the related notes for such period, which in the opinion of our management include all adjustments, consisting only of normal recurring adjustments and other nonrecurring adjustments as disclosed, necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The financial data presented below includes the results of the unrestricted subsidiaries.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(dollars in millions, except per share amounts and ratios)
Operating Data
Revenue	$791.6	$1,030.1	$1,973.7	$2,271.6	$2,155.9	$1,669.3	$1,246.6
Cost of services and products, selling, general and administrative, depreciation and amortization	655.6	921.0	1,978.1	2,247.3	2,011.4	1,540.4	1,013.7
Restructuring, asset impairments and other(a)	(1.1)	10.9	(0.8)	245.4	2,238.0	23.6	(4.1)
Gain on sale of broadband assets(a)	—	—	—	—	—	—	(336.3)
Operating income (loss)	137.1	98.2	(3.6)	(221.1)	(2,093.5)	105.3	573.3
Minority interest expense (income)	—	(2.7)	44.1	51.3	57.6	44.4	42.5
Interest expense and other financing costs(b)	24.1	61.6	163.6	168.1	164.2	117.4	173.8
Loss on extinguishment of debt	—	—	—	—	—	—	17.4
Loss (gain) on investments(c)	—	—	356.3	(11.8)	10.7	(0.4)	—
Income (loss) from continuing operations before discontinued operations, extraordinary items and cumulative effect of change in accounting principle	56.1	9.8	(403.3)	(315.8)	(2,431.2)	(47.8)	352.5
Net income (loss)(g)(h)	$149.9	$31.4	$(377.1)	$(286.2)	$(4,222.3)	$(1,838.9)	$438.4
Earnings (loss) per common share from continuing operations(d):
Basic	$0.41	$0.06	$(1.95)	$(1.50)	$(11.18)	$(0.26)	$1.56
Diluted	$0.40	$0.05	$(1.95)	$(1.50)	$(11.18)	$(0.26)	$1.51
Dividends declared per common share	$0.40	$0.20	$—	$—	$—	$—	$—
Weighted average common shares outstanding (millions)
Basic	136.0	144.3	211.7	217.4	218.4	218.3	221.1
Diluted	138.2	150.7	211.7	217.4	218.4	218.3	227.5
Financial Position
Property, plant and equipment, net	$697.8	$2,510.9	$2,978.6	$3,059.3	$867.9	$2,850.2	$923.2
Total assets	1,041.8	6,505.4	6,477.6	6,312.0	1,467.6	3,897.3	1,368.2
Long-term debt(b)	366.8	2,136.0	2,507.0	2,702.0	2,354.7	2,471.0	2,208.0
Total debt(b)	553.0	2,145.2	2,521.0	2,852.0	2,558.4	2,562.9	2,343.7
Total long-term obligations(f)	464.6	3,158.3	3,105.0	3,277.5	2,972.8	3,048.2	2,421.7
Minority interest(e)	—	434.0	433.8	435.7	443.9	443.0	40.0
Shareowners’ equity (deficit)	142.1	2,132.8	2,021.5	1,678.4	(2,548.3)	(161.2)	(1,532.8)
Other Data
Cash flow provided by (used in) operating activities	$205.9	$314.3	$328.4	$259.5	$192.6	$130.1	$230.6
Cash flow provided by (used in) investing activities	(309.0)	(641.0)	(851.9)	(534.6)	192.4	228.4	(11.1)
Cash flow provided by (used in) financing activities	99.4	397.2	480.6	267.2	(370.1)	(353.8)	(231.5)
Capital expenditures	143.4	381.0	843.7	648.5	175.9	139.9	94.8
Ratio of earnings to fixed charges(i)	4.9	1.4	—	—	—	—	2.6

(a)	See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Notes 1, 2 and 5 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(b)	See Note 5 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 6 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(c)	See Note 4 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(d)	See Note 10 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 8 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(e)	See Note 8 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(f)	Total long-term obligations comprise long-term debt, other noncurrent liabilities that will be settled in cash, redeemable preferred stock and the BRCOM Preferred Stock, which is classified as minority interest in the Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(g)	We adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. We determined the Local and Broadband segments did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability. We recorded a liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in the first quarter of 2003 related to the Wireless and Other segments. In addition, we recorded a non-recurring increase to net income as a change in accounting principle as of January 1, 2003 of $85.9 million, net of tax. The Local segment recorded $86.3 million of income related to depreciation previously recorded for asset removal costs, offset by $0.4 million of expense recorded in the Wireless segment. The pro forma impact of this accounting change on prior periods is not material. See additional information in Note 1 to the Condensed Consolidated Financial Statements, included in our Form 10-Q for the period ended September 30, 2003.

(h)	We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. SFAS 142 requires cessation of the amortization of goodwill and indefinite lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives will continue to be amortized. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for impairment and the second step measures the amount of impairment, if any. We completed the first step of the goodwill impairment test for our Wireless and Broadband segments during the first quarter of 2002, which indicated that goodwill of our Broadband segment was impaired as of January 1, 2002. We completed the second step of the valuation for our Broadband segment by June 30, 2002. The valuation indicated an impairment charge of $2,008.7 million, net of taxes, was necessary. The impairment charge was required to be recorded as of January 1, 2002, and is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). See Note 2 to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 for the reconciliation of 2000 and 2001 net loss adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142.

(i)	The ratio of earnings to fixed charges is determined as calculated in the table below.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(dollars in millions, except ratio)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	$138.7	$107.4	$(348.9)	$(173.1)	$(2,089.4)	$115.3	$570.3

Fixed Charges:
Interest expense	24.2	65.5	188.3	191.7	173.3	124.7	174.6
Appropriate portion of rentals	3.9	7.7	10.7	13.9	13.5	9.9	13.5
Preferred stock dividends of majority subsidiaries	—	3.5	61.7	49.4	48.2	29.2	33.1

Total Fixed Charges	$28.1	$76.7	$260.7	$255.0	$235.0	$163.8	$221.2

Ratio of earnings to fixed charges	4.9	1.4	—	—	—	—	2.6
Coverage Deficiency	n/a	n/a	$609.6	$428.1	$2,324.4	$48.5	n/a

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

           We are providing the following information to assist you in analyzing the financial aspects of the recent offering of old notes. We urge you to read all the information contained in this section together with the historical financial statements and related notes contained in our annual and other reports filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find More Information.”

           The following unaudited pro forma condensed consolidated financial information reflects our results of operations for the year ended December 31, 2002 and the nine-month period ended September 30, 2003 and our balance sheet as of September 30, 2003, after giving effect to all of the pro forma transactions described below. The unaudited pro forma statements of operations give effect to the following transactions as if they had occurred on January 1, 2002, and the unaudited pro forma balance sheet as of September 30, 2003 gives effect to the following transactions as if they had occurred as of that date, except for the March 26, 2003 financing transactions, the June 13, July 8 and September 4, 2003 closings of the sale of our broadband business, the September 8, 2003 BRCOM debt exchange offer, the September 8, 2003 BRCOM preferred exchange offer and the offering of the old notes, which are included in the actual unaudited condensed consolidated balance sheet as of September 30, 2003. The pro forma transactions include the following:

           (a) The March 26, 2003 financing transactions, which included the following three items:

1) Our receipt of $350 million of gross cash proceeds from the issuance of the 16% Notes. The indenture governing the 16% Notes contains covenants, including restrictions on our ability to fund the operations of BRCOM and its subsidiaries. Proceeds from the Goldman mezzanine financing, net of fees related to the Goldman mezzanine financing and the amendment to our credit facilities, were used to pay down borrowings under our credit facilities. In addition, purchasers of the 16% Notes received 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share, which were valued at $47.5 million upon issuance.

2) The amendment of our credit facilities which, among other things, extended the maturity on our revolving credit facility, accelerated the maturity of a portion of our Term Loan A facility, increased the interest rates, revised the financial covenants and allowed for the broadband asset sale.

3) The execution of a supplemental indenture in respect of the indenture governing the Convertible Subordinated Notes. The supplemental indenture provides that a bankruptcy of BRCOM and its subsidiaries would not constitute an event of default, amends the definition of change of control by increasing the ownership threshold deemed to be a change of control from 20% of outstanding shares to 45% of outstanding shares and includes covenants restricting our ability to incur debt and consummate certain asset dispositions. The supplemental indenture also adjusted the rate of accretion to 9.00% per annum from March 26, 2003 through July 21, 2004 and to 2.25% per annum from July 21, 2004 to July 21, 2009 (during which period the Convertible Subordinated Notes bear cash interest at a rate of 6.75% per annum payable semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005).

           (b) The consummation of the sale of our broadband assets pursuant to the asset purchase agreement entered into with CIII Communications LLC and CIII Communications Operations LLC. On June 13, 2003, we consummated the first (and most significant) stage closing of the sale of our broadband business, in which we transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending and effectively transferred control of our broadband business. In connection with this first stage closing, the buyers paid the estimated cash purchase price of $91.5 million, of which $29.3 million was placed into escrow to support certain potential purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note in connection with a purchase price working capital adjustment. The preliminary promissory note ultimately had no value, which corresponds to the decrease in working capital from May 31, 2003 through the date of the first stage closing. On July 8, 2003, we consummated the second stage closing of the sale of our broadband business, and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the first and second stage closings, the BRCOM selling subsidiaries had transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers. On September 4, 2003, we consummated the third stage closing of the sale of our broadband business in which we transferred to the buyer all remaining assets located in states where regulatory approvals had been pending, and the buyer released to us $10.2 million of the cash purchase price that had been held in escrow pending regulatory approval. After the third stage closing, $8.8 million remained in escrow to support certain purchase price adjustments. We will receive none of the remaining cash in escrow as it will be used to satisfy post-closing obligations in accordance with a settlement agreement reached with the buyers in November 2003. No adjustments have been made in the unaudited pro forma condensed consolidated financial information for certain post-closing obligations as such amounts are not determinable. In addition, at the first stage closing the buyers assumed $390.2 million in current and long-term liabilities and approximately $271.1 million of operating contractual commitments.

           Subsequent to the closings, certain disputes arose with respect to the working capital and accounts receivable purchase price adjustments. In November 2003, the BRCOM selling subsidiaries reached an agreement with the buyers to settle disputes related to the working capital and accounts receivable purchase price adjustments. The terms of this settlement required the BRCOM selling subsidiaries to forfeit the $5.0 million in working capital escrow and the $3.8 million in accounts receivable escrow and pay an additional $0.5 million in cash to the buyers no later than December 31, 2003. Such settlement is reflected in the actual unaudited condensed consolidated financial information.

           In addition, we have indemnified the buyers against certain potential claims. The fair value of such indemnifications is reflected in the actual unaudited condensed consolidated balance sheet as of September 30, 2003. In order to determine the fair value of the indemnification obligations, we performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and several scenarios within the range of possibilities. Such analysis produced an estimated fair value of the indemnification obligations totaling $7.8 million.

           With the completion of the broadband sale, the only remaining BRCOM subsidiaries with operating assets are Cincinnati Bell Technology Solutions Inc., an information technology consulting, web hosting and collocation subsidiary, and Cincinnati Bell Any Distance Inc, a subsidiary whose assets service Cincinnati Bell’s long distance business. BCSI Inc., another subsidiary of BRCOM, is retaining a 3% interest in CIII Communications LLC. This investment is reflected in the actual unaudited condensed consolidated balance sheet at a value of $2.7 million as of September 30, 2003.

           In connection with the broadband sale, we entered into a four-year agreement with the buyers to purchase wholesale long distance minutes for resale to our customers in the Greater Cincinnati area market. We are obligated to purchase long distance access minutes exclusively from the buyers of our broadband business at wholesale rates over the term of the agreement. Exclusivity under the agreement is subject to an annual competitive bid process, beginning in the second year of the agreement, which provides the buyers of our broadband business with a right of first refusal to match any other bid. The rate during the first year is $.05 per minute of use, or MOU, which is based on the historical rate per MOU. The agreement also provides that the buyers of our broadband business may provide us with certain administrative services, including billing, credit and collections and payment processing; however, we do not intend to utilize these services. There are no minimum or maximum commitments associated with the agreement.

           Also in connection with the broadband sale, we entered into a four-year agreement to market the broadband services of the buyers of our broadband business in the Greater Cincinnati area. These services include long-haul transmission of data, voice and Internet traffic over dedicated circuits and/or virtual private networks. Under the marketing arrangement, we will be paid a fixed percentage monthly commission based on service revenue. We will be paid commissions for contracts existing at the close of the broadband sale as well as for any new contracts sold by us after the broadband sale closing. If the revenue associated with customer contracts subject to the agreement falls below $0.5 million in any given month, the commission rate on each type of revenue will drop by 2% in that month.

           (c) The BRCOM debt exchange offer and the BRCOM preferred exchange offer were completed on September 8, 2003. In connection with these transactions we issued approximately 25.2 million new shares of Cincinnati Bell Common Stock, an increase of 11.5% in the actual number of basic shares outstanding at September 8, 2003.

           (d) The offering of the 8 3/8% Senior Subordinated Notes and the application of the proceeds therefrom, which was completed on November 19, 2003. In connection with the offering of the 8 3/8% Senior Subordinated Notes, on November 17, 2003 we amended our existing credit facilities to provide for a new Term Loan D facility of $525 million. The offering of the 8 3/8% Senior Subordinated Notes was conditioned upon the execution of the amendment and the consent of our lenders under the credit facilities. The Term Loan D facility was used to prepay all outstanding term loans under our credit facilities, which totaled $327.2 million as of September 30, 2003, and to permanently pay down our revolving credit facility by $197.8 million. The Term Loan D facility will mature in June 2008 and bear interest at 250 basis points over LIBOR.

           (e) The offering of the old notes and the application of the proceeds therefrom, which was completed on July 11, 2003.

           The unaudited pro forma condensed consolidated financial information presented includes the above items as the financing transactions and sale of the broadband business are considered to be material to existing and potential investors.

           The adjustments, which are based upon available information and upon assumptions that we believe to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results or financial position if the transactions described above are completed.

           The unaudited pro forma condensed consolidated financial information presented includes the results of the unrestricted subsidiaries.

Cincinnati Bell Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Nine Months Ended September 30, 2003

												Adjustments
												for the
												offering of
												the 8 3/8%
												Senior
		Adjustments				Adjustments		Adjustments		Adjustments		Subordinated
		for		Adjustments		for BRCOM		for BRCOM		for the offering		Notes and the
		financing		for broadband		debt exchange		preferred		of the		credit facilities		Pro
	Actual	transactions		sale		offer		exchange offer		old notes		amendment		forma

Revenue	$1,246.6	$—		$(332.4	)(f)	$—		$—		$—		$—		$943.7
				10.8	(g)
				18.7	(h)
Costs, expenses, gains and losses
Cost of services and products (excluding depreciation included below)	605.1	—		(253.3	)(i)	—		—		—		—		381.3
				18.7	(j)
				10.8	(k)
Selling, general and administrative	287.6	—		(123.4	)(l)	—		—		—		—		167.4
				3.2	(m)
Depreciation	120.6	—		(1.9	)(n)	—		—		—		—		118.7
Amortization	0.4	—		—		—		—		—		—		0.4
Restructuring	(3.4)	—		3.4	(o)	—		—		—		—		—
Asset impairments and other	(0.7)	—		(0.1	)(p)	—		—		—		—		(0.8)
Gain on sale of broadband assets	(336.3)	—		336.3	(q)	—		—		—		—		—

Total operating costs, expenses, gains and losses	673.3	—		(6.3)		—		—		—		—		667.0

Operating income (loss)	573.3	—		(296.6)		—		—		—		—		276.7
Minority interest expense	42.5	—		1.1	(r)	—		(32.0	)(w)	—		—		11.6
Interest expense and other financing costs	173.8	2.8	(a)	—		(2.8	)(t)	—		28.0	(y)	34.8	(bb)	184.3
		18.3	(b)							(22.5	)(z)	(34.8	)(cc)
		2.6	(c)							(8.4	)(aa)	15.1	(dd)
		(1.5	)(d)									(21.1	)(ee)
Loss on extinguishment of debt	17.4	—		—		(17.4	)(u)	—		—		—		—
Loss on investments	—	—		—		—		—		—		—		—
Other expense (income), net	(0.8)	—		0.2	(s)	—		—		—		—		(0.6)

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	340.4	(22.2)		(297.9)		20.2		32.0		2.9		6.0		81.4
Income tax expense (benefit)(ff)	(12.1)	—		—		—		—		—		—		(12.1)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	352.5	(22.2)		(297.9)		20.2		32.0		2.9		6.0		93.5
Preferred stock dividends	7.8	—		—		—		—		—		—		7.8

Numerator for basic and diluted EPS— income (loss) from continuing operations applicable to common shareowners	$344.7	(22.2)		$(297.9)		$20.2		$32.0		$2.9		$6.0		$85.7

Basic Earnings (Loss) Per Common Share
Income (loss) from continuing operations	$1.56	$(0.10)		$(1.35)		$0.09		$0.14		$0.01		$0.03		$0.35

Diluted Earnings (Loss) Per Common Share
Income (loss) from continuing operations	$1.51	$(0.10)		$(1.31)		$0.09		$0.13		$0.01		$0.03		$0.34

Weighted Average Common Shares Outstanding (millions)
Basic	221.1	—		—		10.1	(v)	13.0	(x)	—		—		244.2
Diluted	227.5	1.3	(e)	—		10.1	(v)	13.0	(x)	—		—		251.9

Cincinnati Bell Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

	Year Ended December 31, 2002

											Adjustments
											for the
											offering of
											the 8 3/8%
											Senior
		Adjustments	Adjustments		Adjustments		Adjustments				Subordinated
		for	for		for BRCOM		for BRCOM		Adjustments		Notes and the
		financing	broadband		debt exchange		preferred		for the offering		credit facilities		Pro
	Actual	transactions	sale		offer		exchange offer		of the old notes		amendment		forma

Revenue	$2,155.9	$—	$(904.1	)(kk)	$—		$—		$—		$—		$1,307.0
			11.7	(ll)
			43.5	(mm)
Costs, expenses, gains and losses
Cost of services and products (excluding depreciation included below)	1,027.7	—	(519.6	)(nn)	—		—		—		—		563.3
			43.5	(oo)
			11.7	(pp)
Selling, general and administrative	487.4	—	(277.2	)(qq)	—		—		—		—		217.3
			7.1	(rr)
Depreciation	471.0	—	(284.7	)(ss)	—		—		—		—		186.3
Amortization	25.3	—	(24.8	)(tt)	—		—		—		—		0.5
Restructuring	37.1	—	(32.5	)(uu)	—		—		—		—		4.6
Asset impairments and other	2,200.9	—	(2,180.6	)(vv)	—		—		—		—		20.3

Total operating costs, expenses, gains and losses	4,249.4	—	(3,257.1)		—		—		—		—		992.3

Operating income (loss)	(2,093.5)	—	2,408.2		—		—		—		—		314.7
Minority interest expense	57.6	—	0.5	(ww)	—		(45.9	)(bbb)	—		—		12.2
Interest expense and other financing costs	164.2	11.8 (gg)	—		(4.1	)(zz)	—		37.4	(ddd)	46.4	(fff)	264.1
		67.8 (hh)							(31.3	)(eee)	(44.4	)(ggg)
		18.0 (ii)									23.3	(hhh)
									—		(25.0	)(iii)
Loss on extinguishment of debt	—	—	—		—		—		—		—		—
Loss on investments	10.7	—	0.2	(xx)	—		—		—		—		10.9
Other expense (income), net	(0.5)	—	1.1	(yy)	—		—		—		—		0.6

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(2,325.5)	(97.6)	2,406.4		4.1		45.9		(6.1)		(0.3)		26.9
Income tax expense (benefit)(jjj)	105.7	—	—		—		—		—		—		105.7

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,431.2)	(97.6)	2,406.4		4.1		45.9		(6.1)		(0.3)		(78.8)
Preferred stock dividends	10.4	—	—		—		—		—		—		10.4

Numerator for basic and diluted EPS— income (loss) from continuing operations applicable to common shareowners	$(2,441.6)	$(97.6)	$2,406.4		$4.1		$45.9		$(6.1)		$(0.3)		$(89.2)

Basic Earnings (Loss) Per Common Share
Income (loss) from continuing operations	$(11.18)	$(0.45)	$11.02		$0.02		$0.20		$(0.03)		$0.00		$(0.37)

Diluted Earnings (Loss) Per Common Share
Income (loss) from continuing operations	$(11.18)	$(0.45)	$11.02		$0.02		$0.20		$(0.03)		$0.00		$(0.37)

Weighted Average Common Shares Outstanding (millions)
Basic	218.4	—	—		11.1	(aaa)	14.1	(ccc)	—		—		243.6
Diluted	218.4	— (jj)	—		11.1	(aaa)	14.1	(ccc)	—		—		243.6

Cincinnati Bell Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(dollars in millions)

	As of September 30, 2003

		Adjustments
		for the
		credit facilities
		amendment and
		the 8 3/8% Senior
		Subordinated		Pro
	Actual	Notes offering		forma

Assets
Current assets
Cash and cash equivalents	$32.9	$—		$32.9
Receivables, net of allowances	139.0	—		139.0
Materials and supplies	40.5	—		40.5
Deferred income tax benefits	11.5	—		11.5
Prepaid expenses and other current assets	17.7	—		17.7

Total current assets	241.6	—		241.6
Property, plant and equipment, net	923.2	—		923.2
Goodwill	40.9	—		40.9
Other intangibles, net	47.4	—		47.4
Deferred financing costs	49.1	6.8	(kkk)	55.9
Other noncurrent assets	66.0	—		66.0

Total assets	$1,368.2	$6.8		$1,375.0

Liabilities and Shareowners’ Deficit
Current liabilities
Short-term debt	$135.7	(100.7	)(lll)	$35.0
Accounts payable	59.0	—		59.0
Current portion of unearned revenue and customer deposits	30.4	—		30.4
Accrued taxes	53.9	—		53.9
Accrued restructuring	24.3	—		24.3
Dividends payable	2.6	—		2.6
Other current liabilities	130.8	—		130.8

Total current liabilities	436.7	(100.7)		336.0
Long-term debt, less current portion	2,208.0	98.4	(mmm)	2,306.4
Unearned revenue, less current portion	2.6	—		2.6
Deferred income tax liabilities	97.9	—		97.9
Accrued pension and postretirement benefits	85.1	—		85.1
Other noncurrent liabilities	30.7	—		30.7

Total liabilities	2,861.0	(2.3)		2,858.7
Minority interest	40.0	—		40.0
Commitments and contingencies
Shareowners’ deficit
6 3/4% Cumulative Convertible Preferred Stock	129.4	—		129.4
Common shares, $.01 par value	2.5	—		2.5
Additional paid-in capital	2,937.5	—		2,937.5
Accumulated deficit	(4,447.2)	9.1	(nnn)	(4,438.1)
Accumulated other comprehensive loss	(9.5)	—		(9.5)
Common shares in treasury, at cost	(145.5)	—		(145.5)

Total shareowners’ deficit	(1,532.8)	9.1		(1,523.7)

Total liabilities and shareowners’ deficit	$1,368.2	$6.8		$1,375.0

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(a)	Reflects an increase of $2.8 million in non-cash interest expense on indebtedness with an average balance of $530.3 million in the period from January 1, 2003 through September 30, 2003, due to an increase in the annual interest rate of 2 1/4% on the Convertible Subordinated Notes, which increased the total interest rate from 6 3/4% to 9%. The increase in interest expense is offset by $6.1 million of incremental interest expense reflected in the actual unaudited consolidated condensed statement of operations for the period from March 26, 2003, the date the supplemental indenture was completed, through September 30, 2003.

(b)	Reflects an increase in interest expense and other financing costs related to the Goldman mezzanine financing as follows:

Cash interest expense	$11.6
Non-cash interest expense	4.0
Amortization of discount	2.0
Amortization of deferred financing costs	0.7

Total interest expense increase related to Goldman mezzanine financing	$18.3

Incremental cash interest expense is calculated based on an average of $369.2 million of outstanding indebtedness in the period from January 1, 2003 through September 30, 2003, at a stated annual cash interest rate of 12%. The increase is offset by $21.6 million of interest expense included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the Goldman mezzanine financing on March 26, 2003.

Incremental non-cash interest expense is calculated based on an average of $369.2 million of outstanding indebtedness in the period from January 1, 2003 through September 30, 2003, at a stated annual pay-in-kind interest rate of 4%, which is added to the principal balance on a monthly basis in the amount of approximately $1.2 million. This increase is offset by $7.1 million of interest expense included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the Goldman mezzanine financing on March 26, 2003.

Incremental interest expense related to the amortization of discount is based on the initial discount of $47.5 million, calculated for 17.5 million warrants at a fair value of $2.71 per warrant, amortized over the 70-month term of the 16% Notes. The amortization of discount for the period from March 27, 2003 through September 30, 2003 of $4.1 million is included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the Goldman mezzanine financing on March 26, 2003.

Incremental interest expense related to the amortization of deferred financing costs, directly related to the 16% Notes, is calculated as $15.4 million of deferred financing costs amortized over the 70-month term of the 16% Notes. The amortization of deferred financing costs for the period from March 27, 2003 through September 30, 2003 of $1.3 million is included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the Goldman mezzanine financing on March 26, 2003.

(c)	Reflects an increase in interest expense related to the amended credit facilities as follows:

Cash interest expense	$0.3
Amortization of deferred financing costs	2.3

Total interest expense increase related to the amendment to credit facilities	$2.6

Incremental cash interest expense is calculated based on the reduction in outstanding borrowings from our credit facilities using the net proceeds of the Goldman mezzanine financing, offset by an increase in the average LIBOR spread agreed to in conjunction with the amendment to our credit facilities on March 26, 2003. The incremental cash interest expense for the period from March 27, 2003 through September 30, 2003 is included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the credit facilities amendment on March 26, 2003.

A tabular presentation of the actual and pro forma interest expense through the closing of the transaction, calculated as the average outstanding balance multiplied by the average interest rate by facility, is presented as follows:

	For the period from January 1, 2003 through March 26, 2003

	Actual			Pro forma

							Increase in
	Average	Average	Interest	Average	Average	Interest	cash interest
	balance	rate	expense	balance	rate	expense	expense

Term Loan A facility	$566.2	4.90%	$6.9	$513.2	5.15%	$6.6	$(0.3)
Term Loan B facility	$337.6	4.15%	3.5	$306.0	5.15%	3.9	0.4
Term Loan C facility	$150.8	4.65%	1.8	$136.7	5.15%	1.8	—
Revolving credit facility	$575.4	4.90%	7.1	$514.7	5.65%	7.3	0.2

Total			$19.3			$19.6	$0.3

The increase in interest expense due to additional amortization of deferred financing costs is calculated as $27.1 million of fees directly related to the amendments to the credit facilities, amortized over 36 months. The amortization of deferred financing costs for the period from March 27, 2003 through September 30, 2003 is included in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, based on the closing date of the credit facilities amendment on March 26, 2003.

Based on our pro forma credit facility debt outstanding as of September 30, 2003, a 1/8% increase in interest rates would increase interest expense by $0.6 million per nine-month period.

(d)	Reflects a decrease in interest expense and other financing costs related to the write-off of previously deferred financing costs as a result of the reduction in outstanding borrowings from our credit facilities using the net proceeds of the Goldman mezzanine financing.

(e)	We issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share in connection with the Goldman mezzanine financing. As each of the warrants represent the right to purchase one share of Cincinnati Bell Common Stock, they have no impact on basic outstanding shares. If the warrants had been outstanding for the entire nine-month period ended September 30, 2003, the diluted shares would have been increased by 6.5 million. This increase is offset by 5.2 million shares included in the diluted EPS calculation in the actual unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2003, as the warrants were issued on March 26, 2003.

(f)	Reflects a decrease in revenue related to the broadband business that was sold in connection with the broadband sale.

(g)	Reflects an increase in revenue related to access to the Cincinnati Bell Telephone network by the broadband business which was eliminated as intercompany revenue in the actual results.

(h)	Reflects an increase in revenue related to service provided to Cincinnati Bell Any Distance by the broadband business, which was eliminated as intercompany revenue in the actual results.

(i)	Reflects a decrease in cost of services and products incurred by the broadband business that was sold in connection with the broadband sale.

(j)	Reflects an increase in cost of services related to the purchase of long distance services from the broadband business for resale in the Cincinnati market, which was eliminated as intercompany cost of services in the actual results.

(k)	Reflects an increase in cost of services related to the purchase of access to the Cincinnati Bell Telephone network by the broadband business, which was eliminated as intercompany cost of services in the actual results.

(l)	Reflects a decrease in selling, general and administrative expenses incurred by the broadband business that was sold in connection with the broadband sale.

(m)	Reflects an increase in selling, general and administrative expenses related to the allocation of corporate overhead, which cannot be allocated after the broadband sale.

(n)	Reflects a decrease in depreciation expense related to the broadband assets sold in connection with the broadband sale.

(o)	Reflects a decrease in restructuring credits related to the broadband assets sold in connection with the broadband sale.

(p)	Reflects a decrease in asset impairments and other expense related to the broadband assets sold in connection with the broadband sale.

(q)	Reflects the elimination of the gain on sale of the broadband assets sold in connection with the broadband sale.

(r)	Reflects an increase in minority interest expense as a result of the broadband sale.

(s)	Reflects a decrease in other income related to the broadband assets sold in connection with the broadband sale.

(t)	Reflects a decrease in interest expense resulting from the BRCOM debt exchange offer, calculated as $46.0 million in principal at an annual interest rate of 9% through the September 8, 2003 completion of the BRCOM debt exchange offer.

(u)	Reflects the elimination of the loss on extinguishment of debt related to the BRCOM debt exchange offer completed on September 8, 2003.

(v)	On September 8, 2003, we exchanged 11,076,707 shares of Cincinnati Bell common stock for approximately $46.0 million in aggregate principal amount of the BRCOM 9% Notes outstanding, which would have increased both the basic and diluted shares outstanding by such amount if the shares had been outstanding for the entire nine-month period ended September 30, 2003. However, 933,202 million of these shares are included in actual basic and diluted weighted average common shares outstanding in the unaudited consolidated statement of operations for the nine-month period ended September 30, 2003. Therefore, the pro forma adjustment reflects the incremental shares that would have been used in the EPS calculation if the shares had been outstanding for the entire nine-month period ended September 30, 2003, or 10,143,505 shares.

(w)	Reflects a decrease in minority interest expense resulting from the BRCOM preferred exchange offer. Dividends on the BRCOM Preferred Stock are classified as “Minority interest expense” in the consolidated statement of operations. The decrease in minority interest expense is calculated as the $395,210,000 redemption value of the BRCOM Preferred Stock at a stated dividend rate of 12 1/2% annually, through the September 8, 2003 closing of the BRCOM preferred exchange offer, offset by decretion of $2.0 million, which will reduce the carrying value to the redemption value at the redemption date.

(x)	On September 8, 2003, we exchanged 14,148,518 shares of Cincinnati Bell common stock for 395,210 outstanding shares of BRCOM Preferred Stock, which would have increased both the basic and diluted shares outstanding by such amount if the shares had been outstanding for the entire nine-month period ended September 30, 2003. However, 1,192,000 million of these shares are included in actual basic and diluted weighted average common shares outstanding in the unaudited consolidated statement of operations for the nine-month period ended September 30, 2003. Therefore, the pro forma adjustment reflects the incremental shares that would have been used in the EPS calculation if the shares had been outstanding for the entire nine-month period ended September 30, 2003, or 12,956,518 shares.

(y)	Reflects an increase in interest expense and other financing costs resulting from the offering of the old notes at a principal amount of $500 million and interest rate of 7 1/4%, and an increase in non-cash interest expense related to the amortization of $11.2 million in deferred financing costs over the 120-month term of the old notes, as follows:

Cash interest expense	$27.2
Amortization of deferred financing costs	0.8

Total interest expense increase related to the offering of the old notes	$28.0

(z)	Reflects a decrease in interest expense and other financing costs related to the prepayment of a portion of our term credit facilities and permanent pay down of our revolving credit facility resulting from application of the proceeds from the offering of the old notes, as follows:

Cash interest expense	$(18.4)
Amortization of deferred financing costs	(4.1)

Total interest expense decrease related to credit facilities	$(22.5)

The decrease in cash interest expense is based on a net decrease of our credit facilities of $488.8 million at an average annual interest rate of 5.0%.

The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the proportion of the revolving credit facility permanently paid down and the term credit facilities prepaid utilizing the proceeds from the offering of the old notes as follows:

	Recurring deferred		Proportionate
	financing costs		repayment of term		Reduction in
	amortized in nine		facilities and pay		amortization of
	months ended		down of revolving		deferred
	September 30, 2003		credit facility		financing costs

Revolving credit facility	$5.5	×	8%	=	$0.4
Term Loan A facility	5.1	×	56%	=	2.9
Term Loan B facility	1.1	×	56%	=	0.6
Term Loan C facility	0.4	×	56%	=	0.2

Total	$12.1				$4.1

(aa)	Reflects a decrease in interest expense and other financing costs related to the write-off of previously deferred financing costs as a result of the reduction in outstanding borrowings from our credit facilities using the net proceeds of the offering of the old notes.

(bb)	Reflects an increase in interest expense and other financing costs resulting from the offering of the 8 3/8% Senior Subordinated Notes at a principal amount of $540 million. In addition, fees related to this offering of $11.8 million will be amortized over the 122-month term of the notes.

Cash interest expense	$33.9
Amortization of deferred financing costs	0.9

Total increase in interest expense related to the offering of the 8 3/8% Senior Subordinated Notes	$34.8

(cc)	Reflects a decrease in interest expense and other financing costs resulting from the application of proceeds from the offering of the 8 3/8% Senior Subordinated Notes used to purchase the outstanding Convertible Subordinated Notes as follows:

Non cash paid-in-kind interest recorded in the actual unaudited statement of operations for the nine-month period ended September 30, 2003.	$(31.8)
Non cash paid-in-kind interest added in Note (a)	(2.8)
Amortization of deferred financing costs	(0.2)

Total decrease in interest expense related to the purchase of Convertible Subordinated Notes	$(34.8)

The decrease in non cash paid-in kind interest expense recorded through September 30, 2003 is based on $530.3 million of average outstanding debt at an average interest rate of 8.0%.

The decrease in amortization of deferred financing costs is calculated as a reduction of $1.9 million of deferred financing costs amortized over the remaining 61-month term of the Convertible Subordinated Notes.

(dd)	Reflects an increase in interest expense and other financing costs related to the Term Loan D facility calculated as $525 million of principal at a variable interest rate of 250 basis points over LIBOR, or a nine-month average of 3.75%. In addition, fees related to the Term Loan D facility of $1.9 million will be amortized over the 56-month term of the facility.

Cash interest expense	$14.8
Amortization of deferred financing costs	0.3

Total interest expense increase related to the Term Loan D facility	$15.1

Based on the expected $525 million Term Loan D facility, a 1/8% increase in interest rates would increase interest expense by $0.5 million per nine-month period.

(ee)	Reflects a decrease in interest expense and other financing costs resulting from the application of proceeds from the Term Loan D facility used to permanently pay down a portion of the revolving credit facility and prepay all of the outstanding Term Loan A, B and C facilities as follows:

					Nine-Month
			Average		Interest
			Interest		Expense
	Prepayment		Rate		Reduction
		×		=
Term Loan A, B and C facilities	$327.2		4.85%		$(11.9)
Revolving credit facility	197.8		5.25%		(7.8)
Amortization of deferred financing costs					(1.4)

Total decrease in interest expense related to the application of proceeds of the Term Loan D facility	$525.0				$(21.1)

The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the reduction in borrowing capacity of the revolving credit facility resulting from amounts permanently paid down utilizing the proceeds from the Term Loan D facility. The borrowing capacity of the revolving credit facility is calculated as the product of the maximum available credit and the remaining term of the facility. There was no change in the remaining term of the revolving credit facility, however, the November 17, 2003 credit facilities amendment allowed for the permanent pay down of 33% of the then outstanding commitment under the revolving credit facility. The calculation of the reduction in deferred financing costs is as follows:

	Recurring deferred		Reduction in
	financing costs		borrowing		Reduction in
	amortized in nine		capacity of		amortization of
	months ended		revolving credit		deferred
	September 30, 2003		facility		financing costs

Revolving credit facility	$5.5	×	33%	=	$1.8
Less: reduction in amortization of revolving credit facility deferred financing costs included in Note (z)					(0.4)

Total	$5.5				$1.4

There is no impact on deferred financing costs related to the prepayment of the Term Loan A, B and C facilities as the Term D facility was considered a modification of the existing term loan facilities, rather than an extinguishment.

Based on the $525 million of Term Loan A, B and C facilities prepaid and revolving credit facility paid down, a 1/8% increase in interest rates would increase interest expense by $0.5 million per nine-month period.

(ff)	The net adjustment to income tax expense is zero as the increase or decrease in income tax expense is offset by a corresponding decrease or increase to the valuation allowance that was recorded against deferred tax assets.

(gg)	Reflects an increase of $11.8 million in non-cash interest expense on indebtedness with an average balance of $518.5 million in the period from January 1, 2002 through December 31, 2002 due to an increase in the annual interest rate of 2 1/4% on the Convertible Subordinated Notes, which increased the total interest rate from 6 3/4% to 9%.

(hh)	Reflects an increase in interest expense and other financing costs related to the Goldman mezzanine financing as follows:

Cash interest expense	$42.7
Non cash interest expense	14.3
Amortization of discount	8.2
Amortization of deferred financing costs	2.6

Total interest expense increase related to Goldman mezzanine financing	$67.8

Incremental cash interest expense is calculated based on an average of $356.5 million of outstanding indebtedness in the period from January 1, 2002 through December 31, 2002 at a stated annual cash interest rate of 12%.

Incremental non-cash interest expense is calculated based on an average of $356.5 million of outstanding indebtedness in the period from January 1, 2002 through December 31, 2002 at a stated annual interest rate of 4%, which is added to the principal balance on a monthly basis in the amount of approximately $1.2 million.

Incremental interest expense related to the amortization of discount is based on the initial discount of $47.5 million, calculated for 17.5 million warrants at a fair value of $2.71 per warrant, amortized over the 70-month term of the 16% Notes.

Incremental interest expense related to the amortization of deferred financing costs is calculated as $15.2 million of deferred financing costs, directly related to the 16% Notes, amortized over the 70-month term of the 16% Notes.

(ii)	Reflects an increase in interest expense and other financing costs related to the amendment to the credit facilities completed on March 26, 2003 as follows:

Cash interest expense	$9.0
Amortization of deferred financing costs	9.0

Total interest expense increase related to March 26, 2003 amendment to the credit facilities	$18.0

Incremental cash interest expense is calculated based on the reduction in outstanding borrowings from our credit facilities using the net proceeds of the Goldman mezzanine financing, offset by an increase in the average LIBOR spread agreed to in conjunction with the amendment to our credit facilities on March 26, 2003. A tabular presentation of the actual and pro forma interest expense calculated as the average outstanding balance multiplied by the average interest rate by facility, is presented as follows:

	For the year ended December 31, 2002

	Actual			Pro forma

							Increase
							in cash
	Average	Average	Interest	Average	Average	Interest	interest
	balance	rate	expense	balance	rate	expense	expense

Term Loan A facility	$599.3	4.49%	$26.9	$546.4	5.91%	$32.3	$5.4
Term Loan B facility	$359.1	4.58%	16.5	$327.5	5.91%	19.4	2.9
Term Loan C facility	$160.2	5.08%	8.1	$146.1	5.91%	8.6	0.5
Revolving credit facility	$582.8	4.49%	26.2	$411.5	6.41%	26.4	0.2

Total			$77.7			$86.7	$9.0

The increase in interest expense due to additional amortization of deferred financing costs is calculated as $27.1 million of fees directly related to the amendments to the credit facilities amortized over 36 months.

Based on our pro forma credit facility debt outstanding as of September 30, 2003, a 1/8% increase in interest rates would increase interest expense by $0.8 million annually.

(jj)	We issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share in connection with the Goldman mezzanine financing. As each of the warrants represent the right to purchase one share of Cincinnati Bell Common Stock, they have no impact on basic outstanding shares. Because the effect of their inclusion in the earnings (loss) per common share calculation would be anti-dilutive, the 17.5 million “in-the-money” warrants are not included in the denominator of the diluted earnings (loss) per common share calculation.

(kk)	Reflects a decrease in revenue related to the broadband business that was sold in connection with the broadband sale.

(ll)	Reflects an increase in revenue related to access to the Cincinnati Bell Telephone network by the broadband business which was eliminated as intercompany revenue in the actual results.

(mm)	Reflects an increase in revenue related to service provided to Cincinnati Bell Any Distance by the broadband business which was eliminated as intercompany revenue in the actual results.

(nn)	Reflects a decrease in cost of services and products incurred by the broadband business that was sold in connection with the broadband sale.

(oo)	Reflects an increase in cost of services and products related to the purchase of long distance services for resale in the Cincinnati market, which were eliminated as intercompany cost of services in the actual results.

(pp)	Reflects an increase in cost of services related to the purchase of access to the Cincinnati Bell Telephone network by the broadband business which were eliminated as intercompany cost of services in the actual results.

(qq)	Reflects a decrease in selling, general and administrative expenses incurred by the broadband business that was sold in connection with the broadband sale.

(rr)	Reflects an increase in selling, general and administrative expenses related to the allocation of corporate overhead, which cannot be allocated after the broadband sale.

(ss)	Reflects a decrease in depreciation expense related to the broadband assets sold in connection with the broadband sale.

(tt)	Reflects a decrease in amortization expense related to the broadband assets sold in connection with the broadband sale.

(uu)	Reflects a decrease in restructuring expense related to the broadband assets sold in connection with the broadband sale.

(vv)	Reflects a decrease in asset impairments and other expense related to the broadband assets sold in connection with the broadband sale.

(ww)	Reflects an increase in minority interest expense as a result of the broadband sale.

(xx)	Reflects an increase in loss on investments related to the broadband assets sold in connection with the broadband sale.

(yy)	Reflects an increase in other expense related to the broadband assets sold in connection with the broadband sale.

(zz)	Reflects a decrease in interest expense resulting from the BRCOM debt exchange offer calculated as $46.0 million in principal at an annual interest rate of 9%.

(aaa)	On September 8, 2003 we exchanged 11,076,707 shares of Cincinnati Bell Common Stock for approximately $46.0 million in aggregate principal amount of the BRCOM 9% Notes outstanding, which increased both the basic and diluted shares outstanding.

(bbb)	Reflects a decrease in minority interest expense resulting from the BRCOM preferred exchange offer. Dividends on the BRCOM Preferred Stock are classified as “Minority interest expense” in the consolidated statement of operations. The decrease in minority interest expense is calculated as the $395,210,000 redemption value of the BRCOM Preferred Stock at a stated dividend rate of 12 1/2% annually, offset by decretion of $3.5 million, which will reduce the carrying value to the redemption value at the redemption date.

(ccc)	On September 8, 2003 we exchanged 14,148,518 shares of Cincinnati Bell Common Stock for 395,210 outstanding shares of BRCOM Preferred Stock, which increased both the basic and diluted shares outstanding.

(ddd)	Reflects an increase in interest expense and other financing costs resulting from the offering of the old notes at a principal amount of $500 million and interest rate of 7 1/4%, and an increase in non-cash interest expense related to the amortization of $11.2 million in deferred financing costs over the 120-month term of the old notes, as follows:

Cash interest expense	$36.3
Amortization of deferred financing costs	1.1

Total interest expense increase related to the offering of the old notes	$37.4

(eee)	Reflects a decrease in interest expense and other financing costs related to the prepayment of a portion of our term credit facilities and permanent pay down of our revolving credit facility resulting from application of the proceeds of offering of the old notes, as follows:

Cash interest expense	$(24.9)
Amortization of deferred financing costs	(6.4)

Total interest expense decrease related to credit facilities	$(31.3)

The decrease in cash interest expense is based on a net decrease of our credit facilities of $488.8 million at an average annual interest rate of 5.1%.

The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the proportion of the revolving credit facility permanently paid down and the term credit facilities prepaid utilizing the proceeds of the offering of the old notes as follows:

	Recurring deferred		Proportionate
	financing costs		repayment of term		Reduction in
	amortized in the year		facilities and pay		amortization of
	ended		down of revolving		deferred
	December 31, 2002		credit facility		financing costs

Revolving credit facility	$6.3	×	8%	=	$0.5
Term Loan A facility	5.0	×	56%	=	2.8
Term Loan B facility	4.3	×	56%	=	2.4
Term Loan C facility	1.3	×	56%	=	0.7

Total	$16.9				$6.4

(fff)	Reflects an increase in interest expense resulting from the offering of the 8 3/8% Senior Subordinated Notes at a principal amount of $540 million. In addition, fees of $11.8 million will be amortized over the 122-month term of the notes.

Cash interest expense	$45.2
Amortization of deferred financing costs	1.2

Total increase in interest expense related to the offering of the 8 3/8% Senior Subordinated Notes	$46.4

(ggg)	Reflects a decrease in interest expense resulting from the application of proceeds from the offering of the 8 3/8% Senior Subordinated Notes used to purchase the outstanding Convertible Subordinated Notes as follows:

Non cash paid-in-kind interest recorded in the statement of operations for the year ended December 31, 2002	$(32.3)
Non cash paid-in-kind interest added in Note (gg)	(11.8)
Amortization of deferred financing costs	(0.3)

Total decrease in interest expense related to the purchase of Convertible Subordinated Notes	$(44.4)

The decrease in non cash paid-in kind interest expense recorded in the year ended December 31, 2002 is based on $478.3 million of average outstanding debt at an average interest rate of 6.75%.

The decrease in amortization of deferred financing costs is calculated as a reduction of $1.9 million of deferred financing costs amortized over the remaining 61-month term of the Convertible Subordinated Notes.

(hhh)	Reflects an increase in interest expense related to the Term Loan D facility calculated as $525 million of principal at a variable interest rate of 250 basis points over LIBOR, or an annual average of 4.35%. In addition, fees related to the Term Loan D facility of $1.9 million will be amortized over the 56-month term of the facility.

Cash interest expense	$22.8
Amortization of deferred financing costs	0.5

Total interest expense increase related to the Term Loan D facility	$23.3

Based on the expected $525 million Term Loan D facility, a 1/8% increase in interest rates would increase interest expense by $0.7 million annually.

(iii)	Reflects a decrease in interest expense and other financing costs resulting from the application of proceeds from the Term Loan D facility used to permanently pay down a portion of the revolving credit facility and prepay all of the outstanding Term Loan A, B and C facilities as follows:

					Interest
			Average		Expense
	Prepayment	×	Interest Rate	=	Reduction

Term Loan A, B and C facilities	$327.2		4.5%		$(14.7)
Revolving credit facility	197.8		4.4%		(8.7)
Amortization of deferred financing costs					(1.6)

Total decrease in interest expense related to the Term Loan D facility	$525.0				$(25.0)

The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the reduction in borrowing capacity of the revolving credit facility resulting from amounts permanently paid down utilizing the proceeds of the Term Loan D facility. The borrowing capacity of the revolving credit facility is calculated as the product of the maximum available credit and the remaining term of the facility. There was no change in the remaining term of the revolving credit facility, however, the November 17, 2003 credit facilities amendment allowed for the permanent pay down of 33% of the then outstanding commitment under the revolving credit facility. The calculation of the reduction in deferred financing costs is as follows:

	Recurring		Reduction in
	deferred financing		borrowing		Reduction in
	costs amortized in		capacity of		amortization of
	the year ended		revolving		deferred
	December 31, 2002		credit facility		financing costs

Revolving credit facility	$6.3	×	33%	=	$2.1
Less: reduction in amortization of revolving credit facility deferred financing costs included in Note (eee)					(0.5)

Total	$6.3				$1.6

There is no impact on deferred financing costs related to the prepayment of the Term Loan A, B and C facilities as the Term D facility was considered a modification of the existing term loan facilities, rather than an extinguishment.

Based on the $525 million of Term Loan A, B and C facilities prepaid and revolving credit facility paid down, a 1/8% increase in interest rates would increase interest expense by $0.7 million annually.

(jjj)	The net adjustment to income tax expense is zero as the increase or decrease in income tax expense is offset by a corresponding decrease or increase to the valuation allowance that was recorded against deferred tax assets.

(kkk)	Reflects a net increase in deferred financing costs related to the purchase of the Convertible Subordinated Notes, the permanent paydown of a portion of the revolving credit facility, the offering of the 8 3/8% Senior Subordinated Notes and the credit facilities amendment, including the Term Loan D facility as follows:

Deferred financing costs related to the Convertible Subordinated Notes to be purchased	$(1.8)
Deferred financing costs related to the decrease in borrowing capacity of the revolving credit facility	(5.1)
Deferred financing costs related to the offering of the 8 3/8% Senior Subordinated Notes	11.8
Deferred financing costs related to Term Loan D facility	1.9

Net decrease in deferred financing costs	$6.8

(lll)	Reflects a net decrease in short-term debt due to the following:

Increase
(decrease)
in short-term
debt

Term Loan A facility prepayment	$(104.0)
Term Loan B facility prepayment	(1.4)
Term Loan C facility prepayment	(0.6)
Term Loan D facility	5.3

Net decrease in short-term debt	$(100.7)

Each of the Term Loan A, B and C facilities will be completely prepaid with the proceeds from Term Loan D facility.

The Term Loan D facility will increase short-term debt, as $5.3 million matures within twelve months from the funding date of November 19, 2003.

(mmm)	Reflects a net increase in long term debt due to the following:

Increase
(decrease) in
long term debt,
less current
portion

Term Loan A facility prepayment	$(28.5)
Term Loan B facility prepayment	(133.2)
Term Loan C facility prepayment	(59.5)
Revolving credit facility permanent pay down	(197.8)
Fees related to the credit facilities amendment, to be borrowed from the revolving credit facility	1.9
Fees related to the offering of the 8 3/8% Senior Subordinated Notes, to be borrowed from the revolving credit facility	11.8
Term Loan D facility	519.7
Gain on extinguishment of Convertible Subordinated Notes	(16.0)

Net increase in long term debt	$98.4

Each of the Term Loan A, B and C facilities will be completely prepaid and the revolving credit facility will be permanently paid down with the proceeds from Term Loan D facility.

The revolving credit facility will increase as fees and expenses to complete the offering of the 8 3/8% Senior Subordinated Notes and the related credit facilities amendment will be borrowed from the revolving credit facility.

The Term Loan D facility will increase long term debt, as $519.7 million matures more than twelve months from the funding date of November 19, 2003.

The Convertible Subordinated Notes were purchased at 97% of accreted value at the closing date of November 19, 2003. For the unaudited pro forma condensed consolidated balance sheet adjustment, we assumed that the Convertible Subordinated Notes would be purchased at 97% of accreted value as of the balance sheet date, or $534.5 million. The related gain on extinguishment of the Convertible Subordinated Notes has not been reflected in the unaudited pro forma condensed consolidated statement of operations, as it is a non-recurring item.

(nnn)	Reflects a net decrease in accumulated deficit due to the following:

Decrease
(increase) in
accumulated
deficit

Write-off of previously deferred financing costs related to:
Convertible Subordinated Notes purchased	$(1.8)
Revolving credit facility permanently paid down	(5.1)
Gain on extinguishment of Convertible Subordinated Notes	16.0

Net decrease in accumulated deficit	$9.1

THE RESTRUCTURING

           Beginning with our acquisition of all of the Common Stock of BRCOM in November 1999, we pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BRCOM’s strategic assets. From the acquisition of BRCOM to September 30, 2003, we used approximately $2.4 billion of cash flow from our other businesses as well as borrowings under our credit facilities to finance the buildout and increase the capacity of BRCOM’s national optical network, as well as to meet BRCOM’s other cash needs.

           In 1999, 2000 and 2001, capital expenditures by BRCOM in connection with the buildout of its network were $644.1 million ($479.1 million of which were made prior to our acquisition of BRCOM), $599.9 million and $472.0 million, respectively. By the end of 2001, BRCOM had largely completed the buildout of its network. For 2002, capital expenditures by BRCOM were $64.9 million, primarily reflecting the maintenance and optimization of BRCOM’s network. For the nine-month period ended September 30, 2003, BRCOM’s capital expenditures totaled $3.9 million, compared to $56.9 million in the same period of 2002.

           In 2001, the business environment for BRCOM and the broader telecommunications industry deteriorated rapidly and significantly and currently remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets, and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many of BRCOM’s telecommunications carrier customers.

           Prior to and since our acquisition of BRCOM, BRCOM incurred substantial operating and net losses and used cash in operating activities. In 2000 and 2001, BRCOM had operating losses of $225.7 million and $502.1 million, respectively, net losses of $464.6 million and $388.4 million, respectively, and used net cash in operating activities of $32.7 million and $111.4 million, respectively. For 2002, BRCOM had operating losses of $2.4 billion and net losses of $4.5 billion and used net cash in operating activities of $94.9 million. For the nine-month period ended September 30, 2003, BRCOM had operating income of $297.0 million, and net income of $447.1 million and used net cash in operating activities of $101.4 million. Operating income and net income for the nine-month period ended September 30, 2003 include the gain on the sale of substantially all of the broadband assets, which totaled $336.3 million. BRCOM’s operating and net losses in 2001 and 2002 included charges relating to restructuring plans of $73.9 million and $32.6 million, respectively. In addition, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as a result of, among other things, the deterioration of BRCOM’s business described above, we determined that the goodwill of BRCOM was impaired as of January 1, 2002, and we recorded an impairment charge of $2.0 billion, net of taxes, in the second quarter of 2002. In addition, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, we recorded a noncash pretax asset impairment charge of approximately $2.2 billion relating to BRCOM in the results for the fourth quarter of 2002.

           To finance BRCOM’s capital expenditures and operating activities, as well as its preferred stock dividends and repayments of long-term debt, from the acquisition of BRCOM to September 30, 2003, we made capital contributions of approximately $829 million and intercompany loans of approximately $1.6 billion. We financed these capital contributions and intercompany loans from cash flow from our Cincinnati Bell Telephone and Cincinnati Bell Wireless businesses, as well as through borrowings under our credit facilities. In 2000 and 2001, BRCOM received intercompany loans from us of $532.7 million and $479.5 million, respectively, received capital contributions from us of $520.5 million and $65.3 million, respectively, and made direct borrowings under our credit facilities of $0 and $42.0 million, respectively. For 2002, BRCOM received intercompany loans from us of $23.3 million, received $1.9 million in capital contributions from us, and made borrowings under our credit facilities of $151.0 million. For the nine-month period ended September 30, 2003, BRCOM received intercompany loans from us of $89.2 million. As of September 30, 2003, $31.5 million was outstanding under the intercompany note due to us from BRCOM, which reflects forgiveness of intercompany indebtedness of $1,526.9 million recorded in the nine-month period ended September 30, 2003. As a result of those loans and the effects of a weak U.S. economy and telecommunications industry, we have incurred a substantial amount of debt.

Recent Developments

           In response to BRCOM’s deteriorating financial results and concerns over our liquidity, in October 2002 we announced a five-point restructuring plan. The restructuring plan was intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BRCOM, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the restructuring plan. To date, we have completed the sale of our broadband business, secured additional sources of capital, amended our credit facilities, entered into a supplemental indenture amending the terms of our Convertible Subordinated Notes and completed the exchange and retirement of debt and preferred stock at BRCOM.

           Below is a summary of recent developments in connection with our restructuring plan.

Sale of our broadband business

           On February 22, 2003, we entered into a definitive agreement to sell our broadband business by agreeing to sell substantially all of the operating assets of certain of BRCOM’s operating subsidiaries to CIII Communications, LLC and CIII Communications Operations, LLC for approximately $129.3 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. On June 6, 2003 and June 13, 2003, we amended the agreement for the sale of our broadband business to, among other things, reduce the estimated purchase price to $108.7 million (which at the first stage closing was paid in $91.5 million of cash and a $17.2 million preliminary promissory note as described below), subject to certain potential purchase price adjustments and other post-closing obligations, and the assumption of certain liabilities and operating contractual commitments, and to eliminate certain of the conditions to the consummation of the first stage closing of the sale. The purchase price is subject to certain purchase price adjustments based upon closing working capital and certain receivables collected and amounts were placed into escrow to support the working capital and receivables purchase price adjustments as well as the portion of the purchase price payable upon the consummation of the second and third stage closings. The sale price is also subject to post-closing adjustments based upon historical capital expenditure amounts and future cash EBITDA minus capital expenditures performance.

           On June 13, 2003, the first stage closing of the sale of our broadband business was consummated and the buyers paid $91.5 million in cash, of which $29.3 million was placed into escrow to support the working capital and receivables purchase price adjustments as well as the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note as described below. On July 8, 2003, we consummated the second stage closing of the sale of our broadband business, and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. On September 4, 2003, we consummated the third and final stage closing of the sale of our broadband business, and $10.2 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the third stage closing, $8.8 million remained in escrow to support the working capital and receivables purchase price adjustments. As described below, we will receive none of the remaining cash in escrow as it will be used to satisfy post-closing obligations in accordance with a settlement agreement reached with the buyers in November 2003.

           At the first stage closing, the buyers and the BRCOM selling subsidiaries estimated and mutually agreed upon the amount that the buyers would possibly owe as a result of the working capital purchase price adjustment. In connection with this working capital estimate, the buyers delivered to the BRCOM selling subsidiaries a preliminary promissory note in a principal amount equal to $17.2 million, bearing 8% interest and payable on June 13, 2004. The purchase price was to be increased or decreased by the amount that the actual working capital amount exceeded or was less than the working capital promissory note. As described below, the preliminary promissory note ultimately had no value, which corresponds with the decrease in working capital from May 31, 2003 through the date of the first stage closing. This purchase price adjustment was supported by escrowed proceeds of $5.0 million.

           The purchase price was to be decreased if certain specified accounts receivables are not collected as set forth in the purchase agreement, up to a maximum decrease of $7.5 million. This purchase price adjustment was supported by $3.8 million of escrowed proceeds.

           Subsequent to the closings, certain disputes arose with respect to the working capital and accounts receivable purchase price adjustments. In November 2003, the BRCOM selling subsidiaries reached an agreement with the buyers to settle these disputes. The terms of this settlement required the BRCOM selling subsidiaries to forfeit the $5.0 million in working capital escrow and the $3.8 million in accounts receivable escrow and pay an additional $0.5 million in cash to the buyers no later than December 31, 2003.

           Furthermore, the BRCOM selling subsidiaries budgeted the capital expenditures for the broadband assets sold to be $18.0 million for the period from January 1, 2003 through June 13, 2003 (subject to certain adjustments). If the difference between 80% of the budgeted capital expenditures and the actual capital expenditures was greater than $10 million, then the BRCOM selling subsidiaries were required to pay the amount in excess of $10 million to the buyers in cash. If the difference between 80% of the budgeted capital expenditures and the actual capital expenditures was less than $10 million, then the buyers were required to pay the amount less than $10 million to the BRCOM selling subsidiaries in cash. The final capital expenditure adjustment decreased the purchase price by approximately $0.2 million and was paid to the buyers in cash on September 19, 2003.

           Not more than 30 days after July 1, 2004, the buyers will provide the BRCOM selling subsidiaries with a calculation of cash EBITDA minus capital expenditures for the broadband business for the period from July 1, 2003 to July 1, 2004. If annual cash EBITDA minus capital expenditures for such period is negative $48 million or less, the BRCOM selling subsidiaries will pay to the buyers an amount equal to 35% of the difference between negative $48 million and the amount of annual cash EBITDA minus capital expenditures, provided that the obligation for such reimbursement will not exceed $10 million. The BRCOM selling subsidiaries will have no obligation to make the foregoing payment if, after the first stage closing, the buyers sell 51% or more of the equity or voting control of CIII or the assets acquired in the broadband sale. The unaudited balance sheet as of September 30, 2003 includes a liability of $10.0 million related to this potential post-closing adjustment.

           The BRCOM selling subsidiaries and the buyers have agreed that 50% of the proceeds received by the BRCOM selling subsidiaries in connection with the settlement of two on-going disputes will be paid to the buyers. Through September 30, 2003, the BRCOM selling subsidiaries have received $4.4 million of net proceeds relating to such disputes, and expect to receive an additional $0.7 million to complete the dispute resolution by December 31, 2003. Also, if the BRCOM selling subsidiaries prevail in an arbitration dispute with El Paso Global Networks and receive a 20-year IRU agreement on a certain fiber route, then the BRCOM selling subsidiaries will provide to the buyers, at no cost, a 20-year IRU agreement to use that same fiber route. If the BRCOM selling subsidiaries do not prevail in that dispute, the buyers and the BRCOM selling subsidiaries will each bear 50% of the costs of the buyers obtaining a 20-year IRU agreement on that fiber route.

           BCSI Inc., a subsidiary of BRCOM, retained a 3% interest in CIII Communications, LLC valued at $2.7 million and accounts for its investment in that company as a cost-based investment.

           The sale of our broadband business was completed in three stages. The first stage closing was completed on June 13, 2003 when the BRCOM selling subsidiaries transferred substantially all of the broadband assets except for those for which state regulatory approval for transfer was still pending. At the first stage closing, we had received regulatory approval in states where approximately 75% of the revenue of the broadband business was generated and effectively transferred control of the broadband business. The second stage closing was completed on July 8, 2003. The third, and final stage closing was completed on September 4, 2003 after the last state public utility commission consents necessary to effectuate the transfer of customer contracts were obtained.

           Cincinnati Bell and the BRCOM selling subsidiaries have agreed that for a period of 36 months following the first stage closing, except under certain enumerated circumstances, none of Cincinnati Bell or any of the BRCOM selling subsidiaries will directly or indirectly (and Cincinnati Bell and the BRCOM selling subsidiaries will use their commercially reasonable efforts to cause their respective affiliates not to):

(i) compete (as defined in the purchase agreement) with the broadband businesses sold pursuant to the purchase agreement within the continental U.S.; or

(ii) solicit, divert or attempt to solicit or divert a customer or supplier, unless the customer or supplier does not compete with the broadband businesses sold pursuant to the purchase agreement.

           In addition, Cincinnati Bell and the BRCOM selling subsidiaries have agreed that for a period of 36 months following the third stage closing, neither they nor any of their respective affiliates (other than any directors, officers or employees of Cincinnati Bell, the BRCOM selling subsidiaries or their respective affiliates provided not in their capacity as such) will directly or indirectly solicit for employment or hire as an employee or consultant, any employee of BRCOM or the BRCOM selling subsidiaries who works primarily in the broadband business and who accepts the employment offer of the buyers pursuant to the terms of the purchase agreement or other employees of the buyers or their affiliates engaged in the broadband business unless such employee’s employment is previously terminated by the buyers.

           In connection with the purchase agreement, the buyers and BRCOM selling subsidiaries entered into several additional commercial and services agreements, including an agreement whereby the buyers will sell long distance minutes at wholesale rates for resale by Cincinnati Bell Any Distance Inc. to business and residential customers in certain territories, a sales agency agreement for the marketing by Cincinnati Bell Telephone of the buyers’ services in certain territories, a reciprocal collocation agreement for the accommodation of existing network equipment or other facilities, a dedicated IP services agreement whereby the buyers will provide dedicated IP services to Cincinnati Bell Technology Solutions Inc. and a services agreement whereby Cincinnati Bell Technology Solutions Inc. will provide help desk support to the buyers. After the first stage closing, the buyers have the right (but not the obligation) to enter into certain collateral services agreements with the BRCOM selling subsidiaries on terms to be mutually acceptable to the buyers and the BRCOM selling subsidiaries.

           Except for certain liabilities specifically identified in the purchase agreement, the BRCOM selling subsidiaries, jointly and severally, on one hand, and the buyers, on the other hand, (the BRCOM selling subsidiaries or the buyers, whichever has the obligation to indemnify, is the “indemnifying party”) have agreed to indemnify the other party and its affiliates and any employee, representative, agent, director, officer, partner, member or principal, as applicable, or the assign of such party and its affiliates (each, an “indemnified party”) from and against all claims related to or arising out of or resulting from, liabilities, losses, damages, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and costs, and costs and expenses of establishing entitlement to indemnification) (collectively, the “losses”) incurred by any indemnified party related to or arising out of or resulting from:

(i) any breach of or inaccuracy in any representation or warranty of the indemnifying party in the purchase agreement or any collateral agreement; or

(ii) the breach by the indemnifying party of any covenant or agreement of that party contained in the purchase agreement or any collateral agreement.

           The BRCOM selling subsidiaries and the buyers will not have any liability for any losses arising from claims under clause (i) of the preceding sentence (other than claims or losses with respect to representations and warranties related to title, authorization or tax matters or related to brokers’ or similar fees) (collectively, the “specified claims”), unless the aggregate of all losses for which the BRCOM selling subsidiaries or the buyers, respectively, would be liable exceeds on a cumulative basis $500,000, provided that in the event such losses exceed $500,000, the liability will be from the first dollar of losses. The BRCOM selling subsidiaries’ or the buyers’ respective aggregate liability for:

(i) all losses arising from specified claims and claims with respect to certain consents to be obtained by the BRCOM selling subsidiaries will not exceed 50% of the purchase price;

(ii) all losses arising from representations and warranties related to title and authorization matters will not exceed the purchase price (provided that the BRCOM selling subsidiaries’ or buyers’ respective aggregate liability under clauses (i) and (ii) will not exceed the purchase price); and

(iii) all losses arising from representations and warranties related to tax matters or related to brokers’ or similar fees will not be subject to any limitations.

           The representations and warranties of the buyers and the BRCOM selling subsidiaries in the purchase agreement and any collateral agreements will survive the first stage closing for 18 months, except the environmental warranties will survive for three years, tax warranties will survive for the applicable statutes of limitations plus 90 days and title and authorization warranties will survive forever.

           The BRCOM selling subsidiaries have further agreed jointly and severally to indemnify the buyers and any other indemnified party of the buyers from and against losses relating to any of BRCOM’s assets and liabilities excluded from the purchase agreement, certain litigation, consents and other matters, certain taxes of the BRCOM selling subsidiaries and the failure of the BRCOM selling subsidiaries to comply with the provisions of any bulk transfer laws which may be applicable. The buyers have agreed jointly and severally to indemnify the BRCOM selling subsidiaries and any other indemnified party of the BRCOM selling subsidiaries from and against losses relating to the liabilities and obligations assumed and businesses acquired pursuant to the purchase agreement, certain taxes for which the buyers are responsible, liabilities and obligations with respect to the conduct of the broadband business after the first stage closing, to the extent arising out of, or resulting from, facts, events or circumstances occurring after the first stage closing (other than due to any failure to comply or breach of any of the BRCOM selling subsidiaries or any of their affiliates, whether before, on or after the first stage closing) and any third party claims arising out of the buyers’ election to effect the third stage closing prior to the date on which the last FCC and the last state public utility commission consents necessary to effect transfer of the remaining assets have been obtained.

           In connection with the purchase agreement, we agreed to deliver a parent guaranty in favor of the buyers, guaranteeing:

(1) all payments required to be made by the BRCOM selling subsidiaries under the purchase agreement; and

(2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the BRCOM selling subsidiaries under the purchase agreement.

           Also, we agreed to be jointly and severally liable with the BRCOM selling subsidiaries for their agreement to:

(1) (a) retire the BRCOM 9% Notes and the 12 1/2% Notes or (b) to obtain a consent and/or waiver from holders of the BRCOM 9% Notes and the 12 1/2% Notes with respect to the sale of our broadband business; and

(2) use their best efforts to retire or exchange the BRCOM Preferred Stock or to obtain any necessary consents and/or waivers from the holders of the BRCOM Preferred Stock with respect to the sale of our broadband business.

           Cincinnati Bell’s liability under its guaranty will not exceed the BRCOM selling subsidiaries’ underlying liability pursuant to the purchase agreement.

           In connection with the purchase agreement, Corvis Corporation, the majority owner of the buyers, also delivered a parent guaranty in favor of the BRCOM selling subsidiaries, guaranteeing:

(1) the payment by the buyers of the purchase price; and

(2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the buyers under the purchase agreement.

           Corvis Corporation’s liability under its guaranty will not exceed the buyers’ underlying liability pursuant to the purchase agreement.

           As part of the sale of our broadband business, the Broadwing name became the sole and exclusive property of the buyers or their affiliates. The BRCOM selling subsidiaries and their affiliates (including Cincinnati Bell and BRCOM) agreed to amend their corporate names to remove the Broadwing name or any similar name likely to be confused or associated with the Broadwing name and to make commercially reasonable efforts to cause the registration of the new names with the appropriate governmental bodies. As such, on May 16, 2003, we changed our name from “Broadwing Inc.” to “Cincinnati Bell Inc.” and our subsidiaries changed their names, where applicable, to remove the Broadwing name. In addition to the corporate name change, the BRCOM selling subsidiaries and their affiliates will cease using the Broadwing name, except in certain limited circumstances.

           Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business may be used to pay BRCOM’s remaining liabilities and claims not assumed by the buyers. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BRCOM’s other obligations, provided that, in the event of a bankruptcy of BRCOM or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay our credit facilities. If there are any proceeds remaining after those BRCOM obligations have been satisfied, those amounts must be applied to pay down Cincinnati Bell’s credit facilities.

           Upon the recording of the sale of our broadband business, the pretax U.S. federal net operating loss carryforwards increased to approximately $2.1 billion, or $735 million tax effected, with no material impact on the total net deferred tax asset and valuation allowance.

Goldman Mezzanine Financing

           On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Notes as part of the Goldman mezzanine financing. Also as part of the Goldman mezzanine financing, we issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share, to the purchasers of the 16% Notes. The 16% Notes indenture contains numerous restrictive covenants, including provisions that restrict our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and impose legal and operational separations between BRCOM and its subsidiaries, on one hand, and us and any of our other subsidiaries, on the other hand. These covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporation separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies. As of September 30, 2003, we had the ability to invest an additional $87.9 million in BRCOM based on these provisions, which includes $82.7 million of gross proceeds received from the first, second and third stage closings of the broadband asset sale.

           See “Description of Other Indebtedness and Preferred Stock— 16% Senior Subordinated Discount Notes due 2009” for a more complete description of the Goldman mezzanine financing.

Amendment to the Terms of Our Credit Facilities

           On March 26, 2003, we permanently prepaid $220 million in borrowings under our term revolving credit facilities, made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations. The amendment extended the maturity on our $643.6 million revolving credit facility to March 1, 2006 and changed the scheduled commitment reductions under the revolving credit facility to be limited to four equal quarterly reductions of $50 million each in 2005 in an aggregate amount equal to $200 million in 2005. The remainder of the revolving credit facility will mature on March 1, 2006. The amendment also permits the sale of our broadband business under the credit facilities, but requires us to apply 60% of the remaining net cash proceeds (after the payment of BRCOM’s remaining liabilities and claims not assumed by the buyers) from the sale of our broadband business to prepay the credit facilities and 40% to pay certain of BRCOM’s other obligations, provided that, in the event of a bankruptcy of BRCOM or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay our credit facilities.

           The amendment contains numerous restrictions, similar to those contained in the 16% Notes indenture, on our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and imposes corporate separateness covenants that require us to maintain legal and operational separation between BRCOM and its subsidiaries, on one hand, and Cincinnati Bell and its other subsidiaries, on the other hand. The financial covenants were adjusted to, among other things, exclude BRCOM and its subsidiaries from the calculations and the amendment provided that BRCOM and its subsidiaries will be prohibited from making any additional borrowings under the credit facilities. The corporate separateness covenants require, among other things, that Cincinnati Bell and its subsidiaries, on one hand, and BRCOM and its subsidiaries, on the other hand:

•	maintain separate bank accounts;

•	do not commingle funds;

•	issue separate financial statements;

•	refrain from assuming or guaranteeing the liabilities of the other group of companies; and

•	conduct their business in their own respective names and avoid the appearance of conducting business on behalf of the other group of companies.

           These covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporate separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies. The BRCOM preferred exchange offer and the BRCOM debt exchange offer are expressly exempted from the corporate separateness covenants; however, these covenants would restrict the ability of Cincinnati Bell or its subsidiaries to issue their stock to pay BRCOM’s liabilities in the future.

           As part of this amendment to the terms of our credit facilities, the interest rate increased to 425 basis points above LIBOR on the revolving credit facility and 375 basis points above LIBOR on the term loan facilities. The commitment fee for the unused portion of the revolving credit facility was increased to 0.625% at all levels of usage, and we paid an amendment fee in connection with the changes to the credit facilities in amounts equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the Term Loan A, B, and C credit facilities.

           Subsequently, in connection with the offering of the 8 3/8% Senior Subordinated Notes, on November 17, 2003, we again amended our existing credit facilities to provide for a new Term Loan D facility of $525 million. The offering of the 8 3/8% Senior Subordinated Notes was conditioned upon the execution of the amendment and the consent of our lenders under the credit facilities. The Term Loan D facility was used to prepay all of our outstanding term loans under our credit facilities, which totaled $327.2 million as of September 30, 2003, and to permanently pay down our revolving credit facility by 197.8 million. The Term Loan D facility will mature in June 2008 and bear interest at 250 basis points over LIBOR.

           See “Description of Other Indebtedness and Preferred Stock— Credit Facilities” for a more complete description of the terms of the amended credit facilities.

Convertible Subordinated Notes Supplemental Indenture

           On March 26, 2003, we executed a supplemental indenture in respect of the Convertible Subordinated Notes. The supplemental indenture amended certain terms of the Convertible Subordinated Notes indenture, including:

•	providing that the involuntary or voluntary bankruptcy of BRCOM or its subsidiaries shall not constitute an event of default;

•	providing that neither the sale of our broadband business nor any other sale of the operating assets of BRCOM and/or its subsidiaries shall constitute a change of control;

•	providing that neither the sale of our broadband business nor any other sale of the operating assets of BRCOM and/or its subsidiaries shall be governed by the merger covenant;

•	adjusting the rate of accretion on the Convertible Subordinated Notes to 9.00% per annum from March 26, 2003 through July 21, 2004 and 2.25% per annum from July 21, 2004 to July 21, 2009;

•	providing us with the option to pay cash interest in lieu of the 2.25% accretion from July 21 2004;

•	extending the first optional redemption date from July 21, 2004 to July 21, 2005 and increasing the optional redemption prices;

•	adding a covenant restricting our and our restricted subsidiaries’ ability to incur debt and issue preferred stock;

•	adding a covenant restricting our and our restricted subsidiaries’ ability to consummate asset dispositions; and

•	amending the definition of change of control by increasing the outstanding threshold deemed to be a change of control from 20% of the outstanding shares to 45% of the outstanding shares.

           On November 19, 2003, we purchased, with a portion of the net proceeds from the 8 3/8% Senior Subordinated Notes offering, all of our outstanding Convertible Subordinated Notes at a discounted price of $524.6 million which was equal to 97% of their accreted value on November 19, 2003.

BRCOM preferred exchange offer

           On September 8, 2003, we completed the BRCOM preferred exchange offer in which 99.3% of the holders of BRCOM Preferred Stock exchanged their shares for Cincinnati Bell Common Stock. In connection with the exchange, the requisite number of BRCOM Preferred shareholders consented to amendments eliminating the restrictive covenants and any voting rights from the certificate of designation under which the shares were issued. Accordingly the certificate of designation was amended to eliminate these provisions. Immediately thereafter, pursuant to a subsidiary merger, the remaining shares of BRCOM Preferred Stock were converted into the same number of shares of Cincinnati Bell Common Stock that the holders would have received had they tendered their shares in the exchange offer. Accordingly, there are no longer any shares of BRCOM Preferred Stock outstanding.

BRCOM debt exchange offer

           On September 8, 2003, we completed the BRCOM debt exchange offer in which all of the holders of BRCOM 9% Notes exchanged their notes for Cincinnati Bell Common Stock. In connection with the exchange, the requisite number of BRCOM 9% noteholders consented to amendments eliminating the restrictive covenants from the indenture under which the notes were issued. Accordingly the indenture was amended to eliminate these provisions and upon completion of the exchange the indenture was terminated.

Retirement of BRCOM 12 1/2% Notes

           On June 16, 2003, we permanently retired BRCOM’s remaining $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005.

Issuance of Old Notes

           On July 11, 2003, we issued $500 million aggregate principal amount of old notes. The net proceeds from that offering totaled approximately $488.3 million and were used to repay borrowings and permanently reduce commitments under our term loan credit facilities and our revolving credit facility. See “Description of the Notes.”

RELATIONSHIP BETWEEN CINCINNATI BELL AND BRCOM

Cincinnati Bell Inc.

           We were incorporated under the laws of Ohio in 1983 and remain incorporated under the laws of Ohio. We have our principal offices at 201 East Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 397-9900. We are a full-service provider of data and voice communications services and a regional provider of wireless and long distance communications services. We provide telecommunication services on our owned local network with a well-regarded brand name and reputation for customer service. We currently operate in four business segments: local, wireless, other and broadband. On September 4, 2003, we completed the sale of substantially all of our broadband business. The broadband segment consists of the operating assets of certain subsidiaries of BRCOM. See “—BRCOM Inc.” below. As part of the sale of our broadband business, the “Broadwing” name became the sole and exclusive property of the buyers and their affiliates. As such, on May 16, 2003, we changed our name from “Broadwing Inc.” to “Cincinnati Bell Inc.”, and our subsidiaries changed their names, where applicable, to remove the Broadwing name. The local segment provides local telephone service, network access, data transport, high-speed and dial-up Internet access, inter-lata toll, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. Services are provided through our Cincinnati Bell Telephone subsidiary. The wireless segment comprises the operations of Cincinnati Bell Wireless LLC, a venture with AT&T Wireless Services in which we own 80.1% and AT&T Wireless Services owns the remaining 19.9%. Cincinnati Bell Wireless provides advanced wireless digital personal communications services and sales of related communications equipment to customers in its Greater Cincinnati and Dayton, Ohio operating areas. The other segment combines the operations of Cincinnati Bell Any Distance and Cincinnati Bell Public Communications.

BRCOM Inc.

           We currently own 100% of the common stock of BRCOM. BRCOM’s principal offices are located at 201 East Fourth Street, Cincinnati, Ohio 45202, and its telephone number is (513) 397-9900. BRCOM was incorporated in Delaware in 1994 under the name IXC Communications, Inc. and became Broadwing Communications Inc. in 1999 after it was merged with a wholly-owned subsidiary of Cincinnati Bell. Prior to the sale of the broadband business, BRCOM was an Austin, Texas based provider of data and voice communications services. These services were provided over approximately 18,700 route miles of fiber-optic transmission facilities. BRCOM’s revenue was generated by broadband transport through private line and indefeasible right of use agreements, Internet services utilizing technology based on Internet protocol and switched voice services provided to both wholesale and retail customers. Since the completion of the sale of the broadband business, BRCOM only offers data collocation, web hosting, information technology consulting and other services.

           On February 22, 2003, we entered into an agreement to sell our broadband business by agreeing to sell substantially all of the assets of certain of BRCOM’s operating subsidiaries to CIII Communications, LLC and CIII Communications Operations, LLC for approximately $129.3 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. On June 6, 2003 and June 13, 2003, we amended the agreement for the sale of our broadband business to, among other things, reduce the estimated purchase price to $108.7 million (which at the first stage closing was paid in $91.5 million of cash and a $17.2 million preliminary promissory note as described below), subject to certain purchase price adjustments and other post-closing obligations, and the assumption of certain liabilities and operating contractual commitments, and to eliminate certain of the conditions to the consummation of the first stage closing of the sale.

           On June 13, 2003, we consummated the first (and most significant) stage closing of the sale of our broadband business, in which we transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending and effectively transferred control of the broadband business. In connection with the first stage closing, the buyers paid $91.5 million in cash, of which $29.3 million was placed into escrow to support certain purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note in connection with a working capital purchase price adjustment. The preliminary working capital promissory note ultimately had no value which corresponds with the decrease in working capital from May 31, 2003 through the date of the first stage closing. In addition, the buyers assumed approximately $390.2 million in current and long-term liabilities and approximately $271.1 million of operating contractual commitments. On July 8, 2003, we consummated the second stage closing of the sale of our broadband business, and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the first and second stage closings, the BRCOM selling subsidiaries had transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers. The transfer of the remaining broadband assets occurred upon the third stage closing on September 4, 2003, at which time $10.2 million was paid to us in cash. See “The Restructuring— Recent Developments— Sale of our broadband business.” Since the completion of the sale of our broadband business, the only remaining BRCOM subsidiaries with operating assets are Cincinnati Bell Technology Solutions Inc., an information technology consulting, collocation and web hosting subsidiary, and Cincinnati Bell Any Distance Inc., a subsidiary whose assets service Cincinnati Bell’s long distance business.

Intercompany Arrangements

           BRCOM relies on advances from Cincinnati Bell for the funding of operations and investing activities in excess of cash generated by its own operations. Advances from Cincinnati Bell bear interest at market rates. The average interest rate on these advances during the nine-month period ended September 30, 2003 was approximately 5.01%. The amounts due to Cincinnati Bell from these advances were $31.5 million at September 30, 2003 and $1,492.7 million at December 31, 2002. These amounts are presented net of the amounts due to or from other subsidiaries of Cincinnati Bell and reflect forgiveness of intercompany indebtedness of $1,526.9 million recorded in the nine-month period ended September 30, 2003. As of September 30, 2003, the intercompany note from BRCOM was payable upon demand and was therefore classified as a current maturity of long-term debt.

           BRCOM’s tax provision is based upon the modified separate return method under which an income tax benefit is recorded for losses based upon the potential to be realized by BRCOM, as well as any affiliated members of the federal income tax consolidated group of Cincinnati Bell. The income-producing members of the consolidated group compensate loss-producing members for losses as they are realized in the consolidated tax return. BRCOM received compensation of $39.4 million in the nine-month period ended September 30, 2003 and $204.6 million for the year ended December 31, 2002 under this arrangement.

           Cincinnati Bell provides accounting and treasury services, planning and financial analysis, corporate communications, human resources support and legal support to BRCOM. Cincinnati Bell bills BRCOM for services performed on its behalf. These noncash corporate allocations totaled $3.9 million in the nine-month period ended September 30, 2003 and $8.0 million for the year ended December 31, 2002.

           Cincinnati Bell Telephone provides accounts payable processing, payroll processing and benefit related services to BRCOM. BRCOM paid $0.2 million during the nine-month period ended September 30, 2003 and $0.3 million for the year ended December 31, 2002 for these services.

           BRCOM’s IT consulting subsidiary provides computer support services for Cincinnati Bell and its subsidiaries. In addition, the IT consulting subsidiary obtains collocation space in Cincinnati Bell Telephone’s data center facilities and provides subcontracting services for Cincinnati Bell Telephone’s managed hosting customers. The IT consulting subsidiary recorded revenue of $0.5 million and $2.9 million, and expenses of $0.3 million and $0.2 million, in the year-ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively.

           The BRCOM group participates in Cincinnati Bell’s centralized cash management system to finance operations. Cash deposits from the BRCOM group are transferred to a subsidiary of Cincinnati Bell on a daily basis, and Cincinnati Bell funds the BRCOM group’s disbursement accounts as required. All related party transactions, including receivables and payables, are cleared through an intercompany account, which is ultimately settled at the Cincinnati Bell level.

           Cincinnati Bell and its subsidiaries, including the BRCOM group, participate in the defined Cincinnati Bell benefit pension plan and post-retirement health and life benefit plans. The BRCOM group is charged an expense related to its portion of the plan, on a month-to-month basis, based on the “all participants” allocation method, pursuant to which the allocation of expenses of the plan are calculated by independent actuaries. In

2001 and 2002, the BRCOM group recorded income under the benefit plan totaling $1.1 million and $1.6 million, respectively. In the nine-month period ended September 30, 2003, the BRCOM group recorded an expense under the benefit plan of $2.8 million, which included $2.4 million as a curtailment charge included in the gain on sale of broadband assets.

           All of these transactions are performed under terms and conditions (including compensation) that are equivalent to or better than those that the BRCOM group could obtain on an arm’s length basis from unaffiliated third parties.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

Credit Facilities

General

           In November 1999, we obtained credit facilities of $1.8 billion from a group of lending institutions. The credit facilities were increased to $2.1 billion in January 2000 and again to $2.3 billion in June 2001. Total availability under the credit facilities decreased to $1.825 billion as of December 31, 2002, following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of Cincinnati Bell Directory), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended certain terms of our credit facilities. On July 11, 2003, we permanently prepaid $489 million in borrowings under our term and revolving credit facilities with the net cash proceeds from the old notes offering.

           On November 17, 2003, we amended our existing credit facilities to provide for a new Term Loan D facility of $525 million. The Term Loan D facility was used to prepay all outstanding term loans under our credit facilities, which totaled $327 million, and to permanently pay down our revolving credit facility by $198 million. The Term Loan D facility will mature on June 30, 2008 and bear interest at a rate of 250 basis points over LIBOR.

           As of November 17, 2003, after giving effect to Term Loan D, the credit facilities consisted of $397 million in revolving credit commitments terminating on March 1, 2006, and having four equal quarterly scheduled commitment reductions during 2005 in an aggregate amount equal to $123 million, and $525 million of Term Loan D maturing in equal quarterly installments of 0.25% per quarter through June 30, 2007 and in equal quarterly installments of the remainder through June 30, 2008.

Use of Credit Facilities

           At September 30, 2003, Cincinnati Bell had drawn approximately $640 million from the credit facilities’ capacity of $922 million, and had outstanding letters of credit totaling $13 million, leaving $269 million in additional borrowing capacity under the facilities. The credit facilities borrowings have been used by Cincinnati Bell to refinance its debt and debt assumed as part of the merger with BRCOM in November 1999 and to fund its capital expenditure program and other working capital needs.

           Prior to December 2001, BRCOM relied solely on advances from Cincinnati Bell for funding of its operations and capital program in excess of cash provided by its operating activities. In December 2001, BRCOM’s subsidiary, BCSI Inc., began borrowing funds directly from the credit facilities. As of September 30, 2003, BCSI Inc. had $141 million of borrowings under our credit facilities, which was completely and permanently paid down in conjunction with the closing of Term Loan D on November 17, 2003. Under the amended terms of our credit facilities, BRCOM and its subsidiaries are no longer able to borrow from the credit facilities.

Interest Rates

           Borrowings under the credit facilities bear interest, at our election, at either (i) LIBOR plus 425 basis points in the case of the revolving credit facility or 250 basis points in the case of the term facility or (ii) the base rate (as defined below) plus 325 basis points in the case of the revolving credit facility or 150 basis points in the case of the term facility. The “base rate” is equal to the higher of the base rate at Citibank, N.A. and the Federal Funds Rate plus one-half of one percent.

Maturity and Amortization

           Loans under the Term Loan D facility mature on June 30, 2008, and amortize under a schedule providing for quarterly installments in aggregate annual amounts of $5 million in 2004 and through June 30, 2007 and in equal quarterly installments of the remainder in the period from July 1, 2007 through June 30, 2008. The revolving credit facility commitments terminate on March 1, 2006, and amortizes under a schedule providing for four equal quarterly reductions of approximately $31 million each in 2005 in an aggregate amount equal to $123 million.

Fees

           We pay commitment fees to the lenders quarterly on the undrawn portions of our commitments at a rate equal to 62.5 basis points of the unused amount of commitments under our revolving credit facility. Additionally, we pay letter of credit fees on the available amount under all outstanding letters of credit equal to the margin payable on LIBOR loans under the revolving facility and we pay a fee to each issuing bank of 0.25% per annum of its letter of credit commitment, and customary fees for the issuance of letters of credit. In the nine-month period ended September 30, 2003, these commitment fees were approximately $1.4 million. In connection with the March 26, 2003 amendment of the terms of our credit facilities, we agreed to pay an amendment fee in an amount equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the term loan A, B, and C credit facilities which amounted to $23.4 million and was paid in the first quarter of 2003.

Prepayments

           Subject to certain limited exceptions, borrowings under the credit facilities are required to be pre-paid:

(1) in an amount equal to 75% of excess cash flow for each fiscal year commencing with the fiscal year ended December 31, 2003;

(2) in an amount equal to 100% of net cash proceeds of certain sales, leases, transfers or other dispositions of assets by us or our subsidiaries subject to reinvestment rights in certain cases;

(3) in an amount equal to 100% of net cash proceeds from the issuance of certain debt obligations by us or any Subsidiary Guarantor (as defined in the credit facilities); and

(4) in an amount equal to 50% of the net cash proceeds from issuances of Cincinnati Bell Common Stock or our preferred stock to the extent such net cash proceeds exceed $50 million.

           Voluntary prepayments of borrowings under the credit facilities and voluntary reductions of the unutilized parts of the credit facilities commitments are, subject to proper notice, permitted at any time.

Guarantees

           We and our subsidiaries (other than Cincinnati Bell Telephone and Cincinnati Bell Wireless LLC), guarantee borrowings made by us and BCSI Inc. under the credit facilities. BRCOM and its subsidiaries (other than its Mutual Signal subsidiaries) guarantee borrowings by BCSI Inc., but not borrowings by the Issuer, under the credit facilities.

Security

           Our obligations under the credit facilities are secured by perfected first priority pledges and security interests in the following:

(1) substantially all of the equity interests of our subsidiaries (other than Cincinnati Bell Wireless LLC and the Mutual Signal subsidiaries); provided that the pledge of equity of BRCOM and its subsidiaries only secure borrowings by BCSI Inc., but not borrowings by Cincinnati Bell, Inc., under the credit facilities, and

(2) substantially all of our and each of our subsidiaries’ (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and the Mutual Signal subsidiaries) other tangible and intangible assets, including accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing; provided that the assets of BRCOM and its subsidiaries only secure borrowings by BCSI Inc., but not borrowings by Cincinnati Bell, under the credit facilities.

Covenants

           The financing documents governing the credit facilities contain financial covenants that require us to maintain certain debt to EBITDA, senior secured debt to EBITDA and interest coverage ratios, as well as limit us to certain maximum capital expenditures. The credit facilities also contain restrictive covenants that, among other things, limit our ability to incur additional debt or liens; pay dividends; repurchase Cincinnati Bell Common Stock; sell, lease, transfer or dispose of assets; and make investments and merge with another company. As of September 30, 2003, we were in compliance with all of the covenants of the credit facilities.

Events of Default

           The credit facilities provide for events of default customary to facilities of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control and certain ERISA events.

           Our credit facilities provide that a bankruptcy or insolvency of BRCOM or any of its subsidiaries, a judgment against BRCOM or any of its subsidiaries and breaches by BRCOM or any of its subsidiaries of the negative covenants would not constitute an event of default with respect to Cincinnati Bell. These terms continue to allow remedies to be exercised against BRCOM and are treated as BRCOM events of default, but not events of default of Cincinnati Bell.

BRCOM Arrangements

           Pursuant to the amendment we obtained in March 2003, future net cash investments or other cash infusions in BRCOM and its subsidiaries after October 1, 2002, will be limited (subject to certain exceptions) to an aggregate amount not to exceed the sum of (a) $118 million plus (b) the aggregate amount of net cash dividends and distributions paid by BRCOM and its subsidiaries to us after October 1, 2002 plus or minus (c) the net position of BRCOM and its subsidiaries under our centralized cash management system. Also, corporate separateness covenants require us to maintain legal and operational separation between BRCOM and its subsidiaries, on one hand, and Cincinnati Bell and its other subsidiaries, on the other hand.

16% Senior Subordinated Discount Notes due 2009

           On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes Due 2009 as part of the mezzanine financing transaction led by Goldman, Sachs & Co. Interest on the 16% Notes will be payable on each June 30 and December 31 of 2003 through 2006 and then on each of June 30, 2007, January 20, 2008 and on the maturity date on January 20, 2009. Of the 16% interest, 12% is paid in cash and 4% is accreted on the aggregate principal amount. The 16% Notes may be redeemed at our option, in whole or in part, at the redemption prices (expressed as a percentage of the accreted value of the 16% Notes being prepaid as of the redemption date) set forth below, plus accrued and unpaid interest to the date of redemption, during the twelve-month period beginning on March 26, 2006:

Period	Redemption Price

March 26, 2006 to March 25, 2007	108%
March 26, 2007 to March 25, 2008	106%
March 26, 2008 to January 19, 2009	104%

           In addition, purchasers of the 16% Notes received 17.5 million warrants, subject to antidilution provisions, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share.

           If we default in the payment of the principal of, interest on, or other amounts payable in respect of our other indebtedness in the aggregate principal amount of $20 million or more and such default permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount at maturity of the 16% Notes may declare the principal thereunder immediately due and payable. Certain other customary events of default include payment defaults, failure to observe or perform the affirmative and negative covenants, including those relating to the restrictions on our dealings with BRCOM, material breaches of representations and warranties, judgments for payments exceeding $30 million in the aggregate and voluntary and involuntary bankruptcy proceedings. Certain of the events of default fall away or become less restrictive upon either the 16% Notes being widely distributed or Cincinnati Bell attaining specified credit ratings.

           Upon the occurrence of a change of control, we are required to offer to repurchase the 16% Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase.

           The indenture governing the 16% Notes also restricts our ability to make investments or other cash infusions in BRCOM and its subsidiaries. Specifically, we may not, among other things:

(1) make any restricted payments to,

(2) issue capital stock to,

(3) make any investment in (including guaranteeing obligations or purchasing assets for BRCOM or making any payments in respect of operating expenses or net operating losses of BRCOM), or

(4) allow any tax reimbursement for the benefit of,

BRCOM beyond an aggregate amount of $118 million (plus net cash dividends or net cash distributions made by BRCOM to us) after October 1, 2002. As of September 30, 2003, we had the ability to invest or otherwise provide an additional $87.9 million in BRCOM which includes $82.7 million of gross proceeds received from the closings of the broadband asset sale. This restriction does not apply to: certain permitted obligations, as defined under the terms of our credit facilities; any customary non-cash transition arrangements or other related services provided for the benefit of a buyer in connection with a disposition of any properties or assets of BRCOM or its subsidiaries; the accrual and capitalization of interest on intercompany notes issued by BRCOM and its subsidiaries to us; the issuance of capital stock and a limited amount of cash pursuant to the BRCOM preferred exchange offer and the BRCOM debt exchange offer; guarantees by us of certain BRCOM borrowings under the credit facilities; liens on our assets securing certain BRCOM borrowings under the credit facilities; scheduled principal and interest payments made or guaranteed by us in respect of certain BRCOM borrowings under the credit facilities, scheduled interest payments with respect to the BRCOM 9% Notes and the 12 1/2% Notes and the redemption of the 12 1/2% Notes at the applicable redemption premium; payments made by us under the guarantee of certain BRCOM borrowings under the credit facilities; non-cash payments made in the form of reductions in the principal amount of any intercompany notes issued by BRCOM to us in respect of net operating losses of BRCOM used by us or other investments in the form of reductions of any intercompany notes; and payments by BRCOM of non-cash managements fees to us of up to $2 million per quarter.

           The indenture also imposes several affirmative covenants on Cincinnati Bell to maintain corporate and financial separateness from BRCOM. These affirmative covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporation separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies.

           The indenture governing the 16% Notes contains certain customary covenants for notes of this type, including, without limitation, with respect to Cincinnati Bell and its subsidiaries (excluding BRCOM and its subsidiaries), limitations on dividends and other restricted payments, dividend and other payment restrictions affecting its subsidiaries, indebtedness, asset dispositions, transactions with affiliates, liens, issuances and sales of capital stock of subsidiaries, issuances of senior subordinated debt, restrictions on dealing with BRCOM and its subsidiaries, and mergers and consolidations. Certain of these covenants fall away or become less restrictive when either of the following events occur:

(1) the initial purchasers no longer hold more than 50% of the 16% Notes and we believe the number of beneficial holders exceeds 25; or

(2) we receive a senior implied debt rating of at least BB+ from S&P and Ba1 from Moody’s and senior subordinated debt rating of at least BB- from S&P and Ba3 from Moody’s.

           So long as the Goldman Sachs-affiliated purchasers own 25% of the aggregate principal amount at maturity of the 16% Notes originally acquired by them, GS Mezzanine Partners II, L.P. will be entitled to designate a non-voting observer to attend and participate in (but not vote at) all meetings of the board of directors of Cincinnati Bell.

7 1/4% Notes due 2023

           In July 1993, we issued $50.0 million in aggregate principal amount of 7 1/4% notes due 2023. The indenture related to these 7 1/4% Notes does not subject us to restrictive financial covenants. However, the 7 1/4% Notes do contain a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding 7 1/4% Notes equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% Notes are secured with our assets by virtue of the lien granted under our credit facilities.

           As of September 30, 2003, $50.0 million in aggregate principal amount of the 7 1/4% Notes remains outstanding. Interest on the 7 1/4% Notes is payable semi-annually on June 15 and December 15. The 7 1/4% Notes may not be redeemed by us prior to maturity. The indenture governing the 7 1/4% Notes contains a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding bonds equally and ratably with the indebtedness or obligations secured by such liens.

           If we or our subsidiary, Cincinnati Bell Telephone, default in the payment of the principal of, interest on, or other amounts payable in respect of or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness instruments in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, then the holders of at least 25% of the aggregate principal amount of the 7 1/4% Notes may declare the principal of the 7 1/4% Notes immediately due and payable.

8 3/8% Senior Subordinated Notes due 2014

           On November 19, 2003, we issued $540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014. Interest on the 8 3/8% Senior Subordinated Notes will be payable semiannually in cash in arrears on each January 15 and July 15, commencing July 15, 2004. The 8 3/8% Senior Subordinated Notes will be guaranteed on an unsecured senior subordinated basis by each of Cincinnati Bell’s current and future subsidiaries that is a guarantor of Cincinnati Bell’s borrowings under the credit facilities. The 8 3/8% Senior Subordinated Notes may be redeemed at our option, in whole or in part, at any time on or after January 15, 2009 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Year	Redemption Price

2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%

           Prior to January 15, 2007, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the 8 3/8% Senior Subordinated Notes with the net cash proceeds of one or more equity offerings by us, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the 8 3/8% Senior Subordinated Notes remains outstanding; and

(2) any such redemption by us must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the 8 3/8% Senior Subordinated Notes indenture.

           If we experience specific kinds of changes in control, holders of the 8 3/8% Senior Subordinated Notes will have the right to require us to purchase their 8 3/8% Senior Subordinated Notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.

           The indenture governing the 8 3/8% Senior Subordinated Notes contains certain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	declare or pay dividends or other distributions to shareholders;

•	repurchase equity interests;

•	redeem debt that is junior in right of payment to the 8 3/8% Senior Subordinated Notes;

•	enter into agreements that restrict dividends or other payments from subsidiaries;

•	issue or sell capital stock of certain of our subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

Cincinnati Bell Telephone-6.30% Unsecured Senior Debentures due 2028

           In November 1998, Cincinnati Bell Telephone issued $150 million in aggregate principal amount of 6.30% unsecured senior debentures due 2028. Interest on the 6.30% Debentures is payable semi-annually on June 1 and December 1 of each year. The 6.30% Debentures are redeemable, as a whole or in part, at the option of Cincinnati Bell Telephone, at any time or from time to time, at the redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points.

           If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of the 6.30% Debentures may declare the principal of the 6.30% Debentures immediately due and payable.

           The 6.30% Debentures also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, Cincinnati Bell Telephone must secure the relevant debt securities equally and ratably with the indebtedness or obligations secured by such liens. The Cincinnati Bell Telephone indenture also limits certain sales of assets.

Cincinnati Bell Telephone-Guaranteed Medium Term Notes

           At September 30, 2003, Cincinnati Bell Telephone had $120.0 million in corporate notes outstanding that are guaranteed by us. These notes, which are not guaranteed by other subsidiaries of ours, have original maturities of 30 to 40 years and mature at various intervals between 2003 and 2028. In August 2002, $20 million of the Cincinnati Bell Telephone notes matured and were retired by us. As of September 30, 2003, $100 million was considered long-term indebtedness and $20 million due December 30, 2003 was classified as short term debt. Interest rates on this indebtedness range from 6.24% to 7.27%. These notes also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, it must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens.

           If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of each medium term note may declare the principal of that medium term note immediately due and payable.

6 3/4% Cumulative Convertible Preferred Stock

           Holders of the 6 3/4% Cumulative Convertible Preferred Shares are entitled to cast one vote per whole share that they own on all matters submitted to a vote of the shareholders, including the election of directors. Holders of the 6 3/4% Preferred Stock and holders of Cincinnati Bell Common Stock will vote together as a single class, unless otherwise provided by law or our amended articles of incorporation. The approval of each holder of the 6 3/4% Preferred Stock is necessary to:

•	alter the voting rights;

•	reduce the liquidation preference;

•	reduce the rate of or change the time for payment of dividends;

•	adversely alter certain redemption provisions; and

•	waive a default in payment of dividends or liquidated damages.

           In addition, the approval of at least two-thirds of the votes entitled to be cast by holders of the 6 3/4% Preferred Stock is required to amend our amended articles of incorporation to affect adversely the specified rights, preferences, privileges or voting rights of holders of the 6 3/4% Preferred Stock.

           Upon the accumulation of accrued and unpaid dividends on the 6 3/4% Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive), the number of members of our board of directors will be immediately and automatically increased by two (unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred), and the holders of a majority of the 6 3/4% Preferred Stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to the Cincinnati Bell board of directors. Voting rights arising as a result of this accumulation of accrued and unpaid dividends will continue until such time as all dividends in arrears on the 6 3/4% Preferred Stock are paid in full or the outstanding number of shares of 6 3/4% Preferred Stock is reduced to 13,500 or less.

           Dividends on the 6 3/4% Preferred Stock are payable quarterly and accrue at a rate of 6 3/4% per annum per share on a liquidation preference of $1,000 per share, or $67.50 per annum per share. Dividends may, at our option, be paid in shares of Cincinnati Bell Common Stock if, and only if, the documents governing our indebtedness that existed as of March 30, 1998, prohibit the payment of such dividends in cash. We are allowed to pay dividends only if permitted by Ohio law.

           Unless previously redeemed or repurchased, the 6 3/4% Preferred Stock is convertible, at the option of the holders, at any time, into shares of Cincinnati Bell Common Stock at a rate, subject to adjustment in certain events, of 28.84 shares of Cincinnati Bell Common Stock for each share of the 6 3/4% Preferred Stock.

           The 6 3/4% Preferred Stock may be redeemed at our option at the redemption prices specified below (expressed as percentages of the liquidation preference thereof), in each case, together with an amount equal to accrued and unpaid dividends on the 6 3/4% Preferred Stock (excluding any declared dividends for which the record date has passed), and other specified amounts, upon prior written notice, during the 12-month period commencing on April 1 of each of the years set forth below:

Redemption
Year	Price

2003	103.38%
2004	102.70%
2005	102.03%
2006	101.35%
2007	100.68%
2008 and thereafter	100.00%

           In order to protect the interests of holders of the 6 3/4% Preferred Stock, our amended articles of incorporation provide for adjustment of the conversion rate and related terms in the case of certain consolidations, mergers or changes of control. In the event of the liquidation, dissolution or winding up of the business of Cincinnati Bell, holders of the 6 3/4% Preferred Stock are entitled to receive the liquidation preference of $1,000 per share plus all accrued and unpaid dividends.

           The 6 3/4% Preferred Stock is issued as and represented by depositary shares. Each depositary share represents one-twentieth of a share of the 6 3/4% Preferred Stock. A holder of depositary shares of the 6 3/4% Preferred Stock only has voting rights equal to the number of whole shares of the 6 3/4% Preferred Stock represented by such depositary shares of the 6 3/4% Preferred Stock.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

           In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our best efforts to file and have declared effective an exchange offer registration statement under the Securities Act of 1933.

           We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of new notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act of 1933, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act of 1933 and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act of 1933. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

           Any holder of the old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in the absence of an exemption from such requirements.

           Each broker-dealer that receives new notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution.”

           Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

           The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

           Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $500,000,000 of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in $1,000 increments of principal amount.

           The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933 and are issued free from any covenant regarding registration, including the payment of liquidated damages upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding.

           In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers under the Securities Act of 1933 to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under “Book-Entry, Delivery and Form,” the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form.”

           Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but certain registration and other rights under the registration rights agreement will terminate and holders of the old notes will generally not be entitled to any registration rights under the registration rights agreement.

           We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

           If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder as promptly as possible after the expiration date.

           Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

           The expiration date for the exchange offer is 5:00 p.m., New York City time, on December      , 2003, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

           We reserve the right, in our sole discretion:

•	to delay accepting any old notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, and

•	to amend the terms of the exchange offer in any manner.

           If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

           If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

Interest on the New Notes

           Interest on the new notes will accrue at the rate of 7 1/4% per annum from the most recent date to which interest on the old notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2004.

Conditions to the Exchange Offer

           Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

•	any law, statue, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

           The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

           If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See “—Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Procedures for Tendering

           Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

•	complete, sign and date the letter of transmittal, or a facsimile of it,

•	have the signatures guaranteed if required by the letter of transmittal, and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

           Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “exchange agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

           The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

           The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

           Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the owners’ name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable period of time.

           Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

           In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution.”

           If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

           If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless such requirement is waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

           We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, none of we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

           In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer,” to terminate the exchange offer.

           By tendering, each holder represents to us, among other things, that:

•	the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act of 1933).

           If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, it will acknowledge that it acquired such old notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

           A holder who wishes to tender its old notes and:

•	whose old notes are not immediately available;

•	who cannot deliver the holder’s old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

—	a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

—	the name and address of the holder, and

—	the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificates representing the old notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

           Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

           To withdraw a tender of old notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes),

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender, and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.

           We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange for such old notes unless the old notes withdrawn are validly re-tendered. Any old notes that have been tendered but are not accepted for exchange or are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption “Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent

           The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at 101 Barclay Street—Floor 7E, Corporate Trust Operations, Reorganization Unit, New York, N.Y. 10286. The exchange agent’s telephone number is (212) 815-5788 and facsimile number is (212) 298-1915.

Fees and Expenses

           We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and certain legal fees.

           Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

           The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Old Notes in the Exchange

           Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act of 1933 and applicable state securities law, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

           In the event the exchange offer is completed, we generally will not be required to register the remaining old notes (subject to limited exceptions). Remaining old notes will continue to be subject to the following restrictions on transfer:

•	the remaining old notes may be resold only if registered pursuant to the Securities Act of 1933, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and in each case in compliance with applicable state securities law and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

           We do not currently anticipate that we will register the remaining old notes under the Securities Act of 1933 and applicable state securities law. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected. See “Risk Factors— If you fail to exchange your old notes, they will continue to be restricted and may become less liquid.”

DESCRIPTION OF THE NOTES

           Definitions of certain terms used in this Description of the Notes may be found under the heading “Certain Definitions.” For purposes of this section, the term “Issuer” refers only to Cincinnati Bell Inc. and not to any of its subsidiaries. Certain of the Issuer’s subsidiaries will guarantee the Notes and therefore will be subject to many of the provisions contained in this Description of the Notes. Each subsidiary which guarantees the Notes is referred to in this section as a “Note Guarantor.” Each such guarantee is termed a “Note Guarantee.”

           The Issuer issued the old notes under an Indenture, dated as of July 11, 2003 (the “Indenture”), among the Issuer, the Note Guarantors and The Bank of New York, as Trustee (the “Trustee”), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

           The new notes (which are sometimes referred to in this description as “Exchange Notes”) will be issued under the same Indenture and will be identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act of 1933 and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description applies equally to the new notes and the old notes.

           The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

Overview of the Notes and the Note Guarantees

           The Notes:

•	are general unsecured obligations of the Issuer;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•	are effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Issuer that is not a Note Guarantor.

The Note Guarantors

           The Notes are guaranteed by each Restricted Subsidiary of the Issuer that Guarantees borrowings by the Issuer under the Credit Agreement.

           The Note Guarantee of each Note Guarantor:

•	is a general unsecured obligation of such Note Guarantor;

•	ranks equally in right of payment with all existing and future senior Indebtedness of such Note Guarantor;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor; and

•	is effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

           The Notes are not guaranteed by Restricted Subsidiaries of the Issuer that do not Guarantee borrowings by the Issuer under the Credit Agreement or by Unrestricted Subsidiaries. On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial

Information” and after eliminating intercompany activity, these Subsidiaries would have had $774.5 million of liabilities and approximately 85% of the Issuer’s Consolidated assets as of September 30, 2003 and would have generated approximately 86% and 84% of the Issuer’s Consolidated revenue for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively, and 105% and 102% of the Issuer’s Consolidated operating income for the year ended December 31, 2002 and the nine-month period ended September 30, 2002, respectively.

Unrestricted Subsidiaries

           BRCOM and its subsidiaries (other than Cincinnati Bell Any Distance Inc.) are Unrestricted Subsidiaries of the Issuer. Under certain circumstances, the Issuer is able to designate other current or future direct or indirect Subsidiaries of the Issuer as Unrestricted Subsidiaries. An Unrestricted Subsidiary is not a Note Guarantor or subject to the restrictive covenants of the Indenture. On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” and after eliminating intercompany activity, the Unrestricted Subsidiaries of the Issuer would have had $96.0 million of liabilities and approximately 2.3% of the Issuer’s Consolidated assets as of September 30, 2003 and would have generated approximately 12.5% and 9.6% of the Issuer’s Consolidated revenue for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively, and $(22.3) million and $3.7 million of the Issuer’s consolidated operating income for the year ended December 31, 2002 and the nine-month period ended September 30, 2003, respectively.

Principal, Maturity and Interest

           We issued old notes in an aggregate principal amount of $500 million on July 11, 2003. The Notes will mature on July 15, 2013. We will issue the Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

           Each Note we issue will bear interest at a rate of 7 1/4% per annum beginning on July 11, 2003 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year. We will begin paying interest to Holders on January 15, 2004.

           We will also pay additional interest to Holders if the registration statement, of which this prospectus forms a part, is not declared effective on a timely basis or if certain other conditions are not satisfied. These additional interest provisions are more fully explained under the heading “Exchange Offer And Registration Rights Agreement.”

Indenture May Be Used for Future Issuances

           We may issue an unlimited amount of additional Notes having identical terms and conditions to the Notes we are currently offering (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with such Notes.

Paying Agent and Registrar

           We will pay the principal of, premium, if any, interest (including any additional interest), if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

           Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

           Except as set forth in the following paragraph, we may not redeem the Notes prior to July 15, 2008. After this date, we may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Year	Redemption Price

2008	103.625%
2009	102.417%
2010	101.208%
2011 and thereafter	100.000%

           Prior to July 15, 2006, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Issuer, at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Issuer must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection

           If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest thereon, if any, the Notes to be redeemed.

Ranking

           The Notes will be unsecured senior Indebtedness of the Issuer, will rank equally in right of payment with all existing and future senior Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes also will be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

           The Note Guarantees will be unsecured senior Indebtedness of the applicable Note Guarantor, will rank equally in right of payment with all existing and future senior Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees also will be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

           The Indebtedness represented by the Notes and the Note Guarantees will be “Designated Senior Indebtedness” for the purposes of the Issuer’s existing Subordinated Indebtedness and any related Permitted Refinancing Indebtedness.

           The Issuer currently conducts all its operations through its Subsidiaries. To the extent such Subsidiaries are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Issuer that are not Note Guarantors.

           On a pro forma basis after giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” and after eliminating intercompany activity, as of September 30, 2003 there would have been outstanding:

(1) $1,182.1 million senior indebtedness of the Issuer and the Note Guarantors (including the Notes and Note Guarantees), of which $682.1 million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreement),

(2) $306.4 million of Indebtedness of Subsidiaries that are not Note Guarantors effectively ranking senior to the Notes and the Note Guarantees to the extent of the assets of such Subsidiaries, and

(3) $897.1 million of Indebtedness of the Issuer and the Note Guarantors that is subordinated or junior in right of payment to the Notes and the Note Guarantees.

           Although the Indenture will limit the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be senior Indebtedness.

           The Notes will rank equally in all respects with all other senior Indebtedness of the Issuer. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Note Guarantees

           The Restricted Subsidiaries of the Issuer that Guarantee borrowings by the Issuer under the Credit Agreement, and certain future subsidiaries of the Issuer (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or additional interest in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Issuer will cause each Restricted Subsidiary that becomes a Guarantor of borrowings by the Issuer under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See “Certain Covenants—Future Note Guarantors” below.

           Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

           The Note Guarantee of a Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) an Affiliate of the Issuer, if the sale complies with the covenant described under “Certain Covenants— Asset Dispositions” and, to the extent applicable, complies with the provisions described under “Merger and Consolidation;”

(2) if the Issuer designates such Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3) if such a Note Guarantor is released from its Guarantee of borrowings by the Issuer under the Credit Agreement.

Change of Control

           Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date):

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any Person unless: (x) pursuant to such transaction such assets are changed into or exchanged for, in addition to any other consideration, securities of such Person that represent immediately after such transaction at least a majority of the aggregate voting power of the Voting Stock of such Person and (y) no “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such Person;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer;

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Issuer (together with any new directors whose election by such board of directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by a majority vote of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer then in office;

(5) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer and the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless (a) pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee and (b) no “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such surviving Person or transferee; or

(6) any “change of control” as defined in any Subordinated Indebtedness of the Issuer or the Note Guarantors to the extent not waived by the holders thereof:

provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled “Optional Redemption.”

           In the event that at the time of such Change of Control the terms of the Credit Documents restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Indebtedness under the Credit Documents or, if doing so will allow the purchase of Notes, offer to repay in full all Indebtedness under the Credit Documents and repay the Indebtedness under the Credit Documents of each lender who has accepted such offer, or

(2) obtain the requisite consent under the Credit Documents to permit the repurchase of the Notes as provided for in the immediately following paragraph.

           Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 10 Business Days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

           The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

           The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

           The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, and “Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

           The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Issuer may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

           The Indenture will contain covenants including, among others, the following:

           Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), and the Restricted Subsidiaries may issue Preferred Stock, if on the date of such Incurrence and after giving effect thereto (x) the Consolidated Adjusted Debt to EBITDA Ratio is less than 6.00 to 1.00 and (y) the Consolidated Adjusted Senior Debt to EBITDA Ratio is less than 4.00 to 1.00 (this test being referred to herein as the “Leverage Test”). For the purpose of the calculation of the Leverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated Adjusted Debt and Capital Expenditures shall be calculated with respect to such period by the Issuer in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any Permitted Acquisition, Asset Disposition or Incurrence or redemption or repayment of Indebtedness that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a “Subject Transaction”), including, with regard to Permitted Acquisitions and Asset Dispositions, by using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Issuer and its Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness Incurred or redeemed or repaid in connection therewith, had been consummated or Incurred or redeemed or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Credit Agreement Incurred during such period).

           (b) The foregoing paragraph (a) shall not apply to:

(1) the Incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the Incurrence by the Issuer and its Restricted Subsidiaries of the Indebtedness represented by the Notes and the Note Guarantees (not including any Additional Notes) and the Exchange Notes and the Exchange Note Guarantees issued in exchange therefor;

(3) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition to or improvement of property, plant or equipment used in the business of the Issuer or such Subsidiary, in an aggregate principal amount, not to exceed $120 million at any one time outstanding and (B) other purchase money Indebtedness in an aggregate principal amount not to exceed (without duplication) $10 million at any one time outstanding;

(4) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be Incurred by the Issuer or such Restricted Subsidiary;

(5) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness (A) between or among the Issuer and any Restricted Subsidiaries of the Issuer and (B) consisting of debits and credits among the Issuer and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (i) any intercompany Indebtedness which is borrowed by the Issuer or a Note Guarantor from a Restricted Subsidiary that is not a Note Guarantor shall be expressly subordinated to the Notes or such Note Guarantor’s Note Guarantee and (ii)(x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary, or (y) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer, or a lender or agent upon exercise of remedies under a pledge of such Indebtedness under the Credit Documents, shall be deemed, in each case of the foregoing clauses (ii)(x) and (y), to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7) the Incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness evidenced by the Credit Documents (and the Guarantees thereof by the Issuer and the Issuer’s Subsidiaries) in a principal amount not exceeding $1,115.6 million less all amounts used to repay Indebtedness under the Credit Agreement pursuant to the covenant described under “Certain Covenants—Asset Dispositions” provided that, notwithstanding the limitations set forth in this clause (7), in the event of any permanent reduction or repayment of the Credit Agreement’s revolving facility, the Issuer and its Restricted Subsidiaries shall have the right to obtain additional commitments under, and extend the maturity of, such revolving facility (and Incur additional revolving Indebtedness pursuant to such additional commitments) in an amount not exceeding the amount of such permanent reduction; provided, further, that, the aggregate amount of all such additional commitments obtained by the Issuer and its Restricted Subsidiaries since the date of the Indenture does not exceed $100 million;

(8) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under Currency Agreements;

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

(10) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

(11) the Guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;

(12) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary of the Issuer providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by the Indenture or other sale or disposition of assets permitted under the Indenture;

(13) Indebtedness permitted to be Incurred by the covenant described under “Certain Covenants—Restrictions on Dealings with BRCOM Group”;

(14) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Issuer); provided, however, that on the date that such Restricted Subsidiary is acquired by the Issuer, the Issuer would have been able to Incur $1.00 of additional Indebtedness under the first paragraph of this covenant pursuant to the Leverage Test after giving effect to the Incurrence of such Indebtedness pursuant to this clause (14);

(15) the Incurrence of non-recourse Indebtedness secured only by, and with recourse only to, the Spectrum Assets; and

(16) the Incurrence of other Indebtedness not to exceed $100 million in the aggregate principal amount at any time outstanding.

           (c) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (16) of the immediately preceding paragraph or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses of the immediately preceding paragraph or pursuant to paragraph (a) of this covenant; provided that Indebtedness outstanding under the Credit Documents as of the Closing Date shall be deemed to have been Incurred pursuant to clause (7) of paragraph (b) of this covenant. Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be Incurrence of Indebtedness for purposes of this covenant, but such amounts shall be included in Consolidated Adjusted Debt to the extent provided for in such definition. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause of the immediately preceding paragraph or to Indebtedness properly Incurred under paragraph (a) of this covenant, provided that the Issuer would be permitted to Incur such item of Indebtedness (or portion thereof) pursuant to such other clause of the immediately preceding paragraph or paragraph (a) of this covenant, as the case may be, at such time of reclassification.

           Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock (including any payment in connection with a merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock or Capital Stock convertible into or exchangeable for Disqualified Capital Stock) and (y) dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution has equityholders other than the Issuer or another Restricted Subsidiary, to such equityholders on a pro rata basis),

(2) purchase, redeem or otherwise acquire for value any shares of Capital Stock of the Issuer or any of its Restricted Subsidiaries now or hereafter outstanding held by a Person other than the Issuer or another Restricted Subsidiary,

(3) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment with respect to, any Subordinated Indebtedness of the Issuer prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund payment thereof (except redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment within twelve months of the final maturity thereof), or

(4) make any Restricted Investments (the items described in clauses (1), (2), (3), and (4) are referred to as “Restricted Payments”); except that the Issuer or any Restricted Subsidiary of the Issuer may make a Restricted Payment if at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default will have occurred and be continuing (or would result therefrom);

(B) the Issuer could Incur at least $1.00 of additional Indebtedness under paragraph (a) if the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by subsections (b)(1) through (5), inclusive, (8) and (9) of this covenant), would be less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements of the Issuer and its Restricted Subsidiaries are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(ii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment;

(iii) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of “Investment”);

(iv) net cash dividends or other net cash distributions paid to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries;

(v) the aggregate net cash proceeds and fair market value of property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Capital Stock) or other capital contributions subsequent to the Closing Date (other than net cash proceeds or property (x) received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary or (y) applied for the purposes of clause (1) of paragraph (b) below); and

(vi) aggregate net cash proceeds received by the Issuer from the issue or sale since the Closing Date of debt securities that have been converted into Capital Stock (other than Disqualified Capital Stock) of the Issuer.

           (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following:

(1) the defeasance, redemption or repurchase of (x) Subordinated Indebtedness of the Issuer with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer or (y) Convertible Preferred Stock or other Capital Stock of the Issuer with the Net Cash Proceeds from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer (other than Disqualified Capital Stock);

(2) the pro rata redemption or repurchase by any Restricted Subsidiary of the Issuer of its common stock;

(3) the making by the Issuer of regularly scheduled payments in respect of any Subordinated Indebtedness of the Issuer permitted by the Indenture in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, any agreement pursuant to which such Subordinated Indebtedness was issued;

(4) the making by the Issuer and its Restricted Subsidiaries of Permitted Acquisitions;

(5) the making by the Issuer of regularly scheduled dividend payments in respect of 6 3/4% Cumulative Convertible Preferred Stock of the Issuer in accordance with the terms thereof;

(6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

(7) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year;

(8) the issuance of common stock of the Issuer to officers, directors and employees as part of compensation arrangements;

(9) the making by the Issuer and its Restricted Subsidiaries of other Restricted Payments not to exceed $5 million in the aggregate since the Closing Date; and

(10) the making by the Issuer and its Restricted Subsidiaries of Restricted Payments permitted to be made by the covenant described under “Certain Covenants—Restrictions on Dealings with BRCOM Group”.

           Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Issuer with respect to any Capital Stock of such Restricted Subsidiary or any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or pay any Indebtedness or other obligations owed to the Issuer or the Issuer’s other Restricted Subsidiaries;

(2) make loans or advances to the Issuer or the Issuer’s other Restricted Subsidiaries; or

(3) transfer any of such Restricted Subsidiary’s property or assets to the Issuer or the Issuer’s other Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(A) existing Indebtedness and agreements as in effect at or entered into on the Closing Date;

(B) the Credit Documents as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings thereof permitted under the Indenture, provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such provisions than those contained in the Credit Documents on the date hereof;

(C) the Indenture and the Notes;

(D) Applicable Law;

(E) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(F) capital leases or purchase money obligations for property acquired in the Ordinary Course of Business that impose restrictions of the nature described in clause (E) above on the property so acquired;

(G) Permitted Refinancing Indebtedness; provided, however, that such restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(H) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Issuer or any of the Issuer’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(I) secured Indebtedness otherwise permitted to be Incurred pursuant to the Indenture that limits the right of the debtor thereunder to dispose of the assets securing such Indebtedness;

(J) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into or the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(K) restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the Ordinary Course of Business;

(L) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the Ordinary Course of Business;

(M) any encumbrance or restriction contained in an agreement evidencing Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(N) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (M) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

           Asset Dispositions. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries as a whole is governed by the provisions described under “Merger and Consolidation” herein and not by the provisions of this covenant) unless:

(1) the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Documents or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation); and

(2) in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash and Cash Equivalents.

           For the purposes of this covenant, the following are deemed to be cash:

           •        any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Issuer or such Restricted Subsidiary from further liability and

           •        any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received).

           (b) Within 365 days after the receipt of any Net Proceeds from an Asset Disposition, the Issuer or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Indebtedness Incurred by the Issuer under the Credit Agreement or any Indebtedness of the Restricted Subsidiaries of the Issuer which are not Note Guarantors, or to purchase the Notes (with the consent of the Holders thereof to the extent required) or Indebtedness ranking pari passu with the Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as the Issuer and its Subsidiaries engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall make an Asset Sale Offer to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that if the Issuer elects (or is required by the terms of any other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer), such Asset Sale Offer may be made ratably to purchase the Notes and other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

           (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

           Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory, or other services) with any Affiliate of the Issuer (each an “Affiliate Transaction”) except:

(1) the performance of any agreements as in effect as of the Closing Date or the consummation of any transaction contemplated thereby (including pursuant to any amendment thereto as long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect);

(2) transactions (i) the terms which are not materially less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer and (ii) with respect to which the Issuer delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer, and (B) with respect to any Affiliate Transaction or series of Affiliate Transactions (other than any Affiliate Transaction with Cincinnati Bell Technology Solutions Inc.) involving in excess of $30 million, an opinion as to the fairness of such Affiliate Transaction to the Issuer from a financial point of view issued by an Independent Qualified Party;

(3) payment of customary compensation to officers, employees, consultants and investment bankers for services actually rendered to the Issuer or such Restricted Subsidiary, including indemnity;

(4) payment of director’s fees plus expenses and customary indemnification of directors;

(5) the payment of the fees, expenses and other amounts payable by the Issuer and its Restricted Subsidiaries in connection with the offering of the Notes;

(6) Restricted Payments permitted by the covenant described under “Certain Covenants—Restricted Payments” and Permitted Investments;

(7) transactions (x) between or among the Issuer and its Restricted Subsidiaries, (y) between and among the Restricted Subsidiaries and (z) between or among the Issuer and/or its Subsidiaries pursuant to the Centralized Cash Management System;

(8) any licensing agreement or similar agreement entered into in the Ordinary Course of Business relating to the use of technology or intellectual property between any of the Issuer and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Issuer or its subsidiaries by virtue of the fact that Person has made an Investment in or owns any Capital Stock of such company or other Person which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors of the Issuer in good faith and customary loans and advances to employees of the Issuer, or any Restricted Subsidiary of the Issuer to the extent otherwise permitted in the Indenture;

(10) sale of services by the BRCOM Group to the Issuer and its Restricted Subsidiaries, so long as the prices for such services are consistent with past practices, are upon terms which are not less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer and are based on rate cards and wholesale prices approved semiannually by the Board of Directors; and

(11) transactions permitted under Sections 5.06(f) and 5.06(k) of the 16% Notes Indenture, as such Sections may be amended from time to time, and transactions described in this prospectus under “Relationship Between Cincinnati Bell and BRCOM— Intercompany Arrangements.”

           Transactions permitted by Sections 5.06(f) and 5.06(k) of the 16% Notes indenture consist primarily of pension plan services, management services, payroll and accounts-payable processing services, managed internet and hardware services, hosting/ allocation services, helpdesk services, equipment and office supply services and the leasing of office space.

           Limitation on Issuance and Sales of Capital Stock of Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, issue, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Issuer or another Restricted Subsidiary of the Issuer), unless such transfer, conveyance, sale, lease or other disposition shall be made in accordance with the covenant described under “Certain Covenants— Asset Dispositions”, including the provision of such covenant governing the application of Net Proceeds from such transfer, conveyance, sale, lease or other disposition; provided, however, that this covenant shall not restrict any pledge of Capital Stock of the Issuer and its Restricted Subsidiaries securing Indebtedness under the Credit Documents or other Indebtedness permitted to be secured under the covenant described under “Certain Covenants— Limitation on Liens.”

           Limitation on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than (a) Liens securing the Guarantee by the Issuer and the Restricted Subsidiaries of Indebtedness Incurred and other Obligations under the Credit Documents and (b) Permitted Liens) on any asset now owned or hereafter acquired to secure any Indebtedness of the Issuer or such Restricted Subsidiary; provided that the Issuer or any Restricted Subsidiary may create, incur or assume Liens to secure any Indebtedness or a Guarantee thereof, so long as concurrently with the incurrence or assumption of such Lien the Issuer or such Restricted Subsidiary effectively provides that the Notes shall be secured equally and ratably with (or prior and senior to, in the case of Liens with respect to Subordinated Indebtedness) such Indebtedness, so long as such Indebtedness shall be so secured.

           Commission Reports. Whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, the Issuer shall file with the Commission and provide the Trustee, Holders and prospective Holders (upon request) within 15 days after it files or is required to file them with the Commission, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Issuer shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer to its public shareholders generally. The Issuer also will comply with the other provisions of Section 314(a) of the TIA.

           Future Guarantors. The Issuer shall cause each Restricted Subsidiary that becomes a Guarantor of borrowings of the Issuer under the Credit Agreement to become a Note Guarantor, and, if applicable, to execute and deliver to the Trustee a supplemental guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Notes.

           Limitation on Lines of Business. The Issuer shall not, and shall not permit any of its Subsidiaries directly or indirectly to engage in any business other than business of the type engaged in at the date hereof and any business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof.

           Corporate Separateness. For so long as the 16% Notes are outstanding, the Notes will be governed by Section 4.11 of the 16% Notes Indenture, as such section may be amended from time to time. Section 4.11 of the 16% Notes Indenture currently sets forth that the Issuer shall, as reasonably practicable but subject to the limitations set forth in Section 5.11 of the 16% Notes Indenture (such limitations being herein described under “Certain Covenants— Restrictions on Dealings With BRCOM Group”):

(1) Maintain the books and records of the Cincinnati Bell Group separate from the BRCOM Group;

(2) Not commingle assets of the Cincinnati Bell Group with those of the BRCOM Group, except as permitted to be invested to effect the Centralized Cash Management System pursuant to Section 5.02(f)(ix) of the Credit Agreement, as in effect on the date of the 16% Notes Indenture;

(3) Maintain separate financial statements of the Cincinnati Bell Group from those of the BRCOM Group, which financial statements need not (except as provided in Section 9 of the 16% Notes Purchase Agreement) be separately audited or reviewed by an independent accounting firm;

(4) Observe all material corporate, partnership or limited liability company (as applicable) formalities;

(5) Not pay the salaries of the Cincinnati Bell Group employees with funds of the BRCOM Group and vice versa, except, in the case of payments of salaries of management employees of the BRCOM Group with the funds of the Cincinnati Bell Group, for any such payments made in the Ordinary Course of Business;

(6) Other than as required under the Credit Documents or pursuant to the terms of any documents governing Existing Indebtedness, not guarantee or become obligated for the debts of the BRCOM Group or hold out its credit as being available to satisfy the obligations of the BRCOM Group;

(7) Other than as required under the Credit Documents or pursuant to the terms of any documents governing Existing Indebtedness, not pledge the assets of the Cincinnati Bell Group for the benefit of the BRCOM Group; and

(8) Hold itself out as a separate entity from the BRCOM Group.

           Restrictions on Dealings With BRCOM Group. For so long as the 16% Notes are outstanding, the Notes will be governed by Section 5.11 of the 16% Notes Indenture, as such section may be amended from time to time. Section 5.11 of the 16% Notes Indenture currently sets forth as follows:

(a) The Issuer acknowledges and agrees that each member of the BRCOM Group is designated as an Unrestricted Subsidiary. Notwithstanding any provision contained in the 16% Notes Indenture, the Issuer shall not, without the consent of the Required Holders, redesignate any member of the BRCOM Group as a Restricted Subsidiary. Furthermore, no member of the Cincinnati Bell Group may (1) make any Restricted Payment to, (2) issue Capital Stock of any member of the Cincinnati Bell Group to, (3) make any Investment in (including, without limitation, by (x) becoming an obligor, whether directly or by way of Guarantee on any Indebtedness to or for the benefit of any member of the BRCOM Group, (y) purchasing an asset for the BRCOM Group without charge or allocation to the BRCOM Group or (z) making any payments in respect of operating expenses or net operating losses of the BRCOM Group (including payments for direct expenses of the BRCOM Group that are made by the Cincinnati Bell Group and not charged or allocated to the BRCOM Group or payments made by the Cincinnati Bell Group for shared expenses that are not charged or allocated to the BRCOM Group)) or (4) allow any tax reimbursement for the benefit of, any member of the BRCOM Group unless, immediately following such payment, Incurrence, allowance or payment:

(i) no Default or Event of Default shall then have occurred or be continuing; and

(ii) the aggregate amount of all such Restricted Payments, Indebtedness, Investments, issuances, allowances and payments made after October 1, 2002 shall not exceed in the aggregate the sum of (A) $118,000,000, plus (B) net cash dividends or net cash distributions (including, without limitation, net cash payments under any intercompany notes issued by the BRCOM Group to the Issuer and its Restricted Subsidiaries) made by any member of the BRCOM Group to the Issuer or any other member of the Cincinnati Bell Group after October 1, 2002, plus (C) the aggregate amount of Revolving Credit Borrowings (as defined under the Credit Agreement) made under Section 5.02(e)(ix)(E) of the Credit Agreement (as in effect on the date of the 16% Notes Indenture).

(b) The foregoing restrictions shall not apply to, without duplication:

(1) Permitted Obligations (as defined in the Credit Agreement on the date of the 16% Notes Indenture) and any transactions set forth on Schedule 5.11(b) of the 16% Notes Indenture,

(2) any customary non-cash transition arrangements or other related services provided for the benefit of a buyer in connection with a disposition of any properties or assets of the BRCOM Group,

(3) the accrual and capitalization of interest on intercompany notes issued by the BRCOM Group to the Issuer or its Restricted Subsidiaries,

(4) the issuance of Capital Stock of the Issuer (other than Disqualified Capital Stock) and the related payment of up to $1,000,000 in cash in exchange for shares of BRCOM’S 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 or BRCOM’s 9% Senior Subordinated Notes due 2008 (the “9% BRCOM Notes”) or, in the case of the 9% BRCOM Notes, the issuance of Capital Stock of the Issuer (other than Disqualified Stock) or Indebtedness Incurred in compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” the net proceeds of which are used, substantially contemporaneously with such issuance, to redeem such 9% BRCOM Notes,

(5) guarantees by the Issuer and its Restricted Subsidiaries of the Existing BCSI Loan,

(6) Liens on assets of the Issuer and its Restricted Subsidiaries to secure the Existing BCSI Loan,

(7) (i) scheduled principal and interest payments made or guaranteed by the Issuer or any of its Restricted Subsidiaries in respect of the Existing BCSI Loan (or capital contributions made solely for the purpose of funding such payments), (ii) scheduled interest payments with respect to the 9% BRCOM Notes and BRCOM’s 12 1/2% Senior Series B Notes due 2005 and (iii) the redemption of BRCOM’s 12 1/2% Senior Series B Notes due 2005 outstanding on the date hereof at the applicable redemption premium pursuant to the documentation governing such notes as in effect on the date hereof,

(8) payments made by the Issuer or any of its Restricted Subsidiaries under the guarantee of the Existing BCSI Loan,

(9) non-cash payments made in the form of reductions in the principal amount of any intercompany notes issued by the BRCOM Group to the Issuer or its Restricted Subsidiaries in respect of net operating losses of the BRCOM Group used by the Issuer and its Restricted Subsidiaries or other Investments in the form of reduction of such intercompany notes and

(10) the payment by the BRCOM Group of non-cash management fees to the Cincinnati Bell Group in an amount not to exceed $2,000,000 per quarter.

           Sale of Assets of the BRCOM Group. Notwithstanding any provision contained herein, the execution and delivery of the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, as amended on June 6, 2003 and June 13, 2003 (the “BCSI Purchase Agreement”) by and between BCSI, BCSIVA Inc. (f/k/a Broadwing Communications Services of Virginia, Inc.), Broadwing Communications Real Estate Services LLC, BRWSVCS LLC (f/k/a Broadwing Services LLC), IXC Business Services LLC, BRWL LLC (f/k/a Broadwing Logistics LLC), BTI Inc. (f/k/a Broadwing Telecommunications Inc.), IXC Internet Services, Inc., and MSM Associates, Limited Partnership, on the one side, and C III Communications, LLC, and C III Communications Operations, LLC, on the other side, and the performance by the Issuer and its Subsidiaries of all transactions contemplated thereby shall be permitted by, and shall not constitute a Default or Event of Default under, the Indenture.

           16% Notes Indenture and 16% Notes. Nothing in this description of the Notes or in the Indenture governing the Notes will limit the ability of the Issuer to amend the terms of the 16% Notes or the 16% Notes Indenture, including by amending Sections 5.06(f), 5.06(k), 4.11, 5.11 or 5.12 of the 16% Notes Indenture; provided that the foregoing shall not be deemed to be a consent of the holders of the Notes to any amendment of the subordination provisions of the 16% Notes or the 16% Notes Indenture.

Merger and Consolidation

           The Issuer will not consolidate with or merge with or into (whether or not the Issuer is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries taken as a whole in one or more related transactions, to any other Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) are permitted by and comply with the Indenture.

           The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

           Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor and

(B) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits.

           The restrictions contained in this section “Merger and Consolidation” shall not apply to any disposition of properties or assets of the BRCOM Group.

Defaults

           Each of the following is an Event of Default:

(1) a default in any payment of interest on any Note when due and payable or in any payment of additional interest continued for 30 days,

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

(3) the failure of the Issuer or any Subsidiary to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4) the failure by the Issuer or any Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” (other than a failure to purchase Notes), or “Certain Covenants” above,

(5) the failure by the Issuer or any Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(6) the failure by the Issuer or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross acceleration provision”),

(7) the rendering of any judgment or decree for the payment of money in excess of $30 million or its foreign currency equivalent against the Issuer or a Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized (the “judgment default provision”), and

(8) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”).

           The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

           However, a default under clauses (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.

           If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

           Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

           Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

           If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer shall also comply with Section 314(a)(4) of the TIA.

Amendments and Waivers

           Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest or any additional interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above,

(5) make any Note payable in money other than that stated in the Note,

(6) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions,

(8) make any change in the ranking or priority of any Note or Note Guarantee that would adversely affect the Holders, or

(9) release, other than in accordance with the Indenture, any Note Guarantee or collateral securing the Notes.

           Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture,

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

(4) add additional Guarantees with respect to the Notes,

(5) secure the Notes,

(6) add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer,

(7) make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

(8) provide for the issuance of the Exchange Notes or Additional Notes,

(9) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA, or

(10) change the name or title of the Notes, and any conforming changes related thereto.

           The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

           After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

           A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Defeasance

           The Issuer may at any time terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

           In addition, the Issuer may at any time terminate:

(1) its obligations under the covenants described under “Change of Control” and “Certain Covenants”,

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under “Merger and Consolidation” above (“covenant defeasance”).

           In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

           The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) or (8) (with respect only to Significant Subsidiaries) under “Defaults” above or because of the failure of the Issuer to comply with clause (3) under “Merger and Consolidation” above.

           In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest on, and additional interest, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

           The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

Governing Law

           The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

           “Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

           “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that, for purposes of the covenant described under “Certain Covenants – Transactions With Affiliates” only, in the case of the Issuer or any of its Subsidiaries beneficial ownership of 10% or more of the Voting Stock in the Issuer or such Subsidiary, as the case may be, shall be deemed to be control; provided, further, that, for purposes of the covenant described under “Certain Covenants—Transactions With Affiliates,” AT&T Wireless Services shall not be deemed to control CBW or its Subsidiaries solely by virtue of its ownership of more than 10% of the Voting Stock of CBW unless and until such time as AT&T Wireless Services shall own more than 110% of the percentage of Voting Stock of CBW that it owns as of the Closing Date. Notwithstanding the foregoing, in no event will any Holder, any lender under the Credit Agreement, any holder of Convertible Subordinated Notes, any holder of the Senior Notes or any holder of the 16% Notes or any of their respective Affiliates be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by virtue of purchasing or holding any such securities or being such a lender.

           “Applicable Law” means all laws, statutes, rules, regulation and orders of, and legally binding interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Issuer or any of its Subsidiaries or any of their properties, assets or operations, excluding Environmental Laws.

           “Asset Disposition” means the disposition by the Issuer or any Restricted Subsidiary of the Issuer whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following:

(1) any of the Capital Stock of any of the Issuer’s Restricted Subsidiaries,

(2) all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries (it being understood and agreed that the disposition of the BRCOM Group or any assets of the BRCOM Group does not constitute a disposition of all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries) or

(3) any other assets of the Issuer or any of its Restricted Subsidiaries.

           Notwithstanding the foregoing, “Asset Disposition” shall be deemed not to include:

(A)	a transfer of assets by the Issuer to a Restricted Subsidiary of the Issuer, or by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer,

(B)	an issuance of Capital Stock by a Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer,

(C)	a Restricted Payment that is permitted by the covenant described under “Certain Covenants—Restricted Payments”,

(D)	a Permitted Investment,

(E)	any conversion of Cash Equivalents into cash or any other form of Cash Equivalents,

(F)	any foreclosure on assets,

(G)	sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business,

(H)	transactions permitted under “Merger and Consolidation”,

(I)	grants of credits and allowances in the Ordinary Course of Business,

(J)	operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business,

(K)	trade-ins or exchanges of equipment or other fixed assets,

(L)	the sale and leaseback of any assets within 180 days of the acquisition thereof,

(M)	sales of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer either used or useful in the business of the Issuer or its Subsidiaries,

(N)	dispositions of inventory in the Ordinary Course of Business,

(O)	the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the Issuer and its applicable Subsidiaries,

(P)	sales of assets with a fair market value of less than $500,000 or

(Q)	sales of other assets with a fair market value not to exceed $5 million in the aggregate in any fiscal year.

           “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

           “BCSI” means BCSI Inc. (f/k/a Broadwing Communications Services Inc.), a Subsidiary of BRCOM.

           “Board” or “Board of Directors” means, as to any Person, the board of directors, the board of advisors or other similar governing body of such Person.

           “BRCOM” means BRCOM Inc. (f/k/a Broadwing Communications Inc.), a Delaware corporation.

           “BRCOM Group” means BRCOM and its Subsidiaries.

           “Business Day” means each day which is not a Legal Holiday.

           “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

           “Capitalized Lease Obligations” means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

           “Capital Stock” of any Person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

           “Cash Equivalents” means (1) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) commercial paper maturing no more than one year from the date of acquisition and, issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (3) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (3) above; (5) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (6) other money market accounts or mutual funds which invest primarily in the securities described above.

           “CBT” means Cincinnati Bell Telephone Company, an Ohio corporation.

           “CBW” means Cincinnati Bell Wireless LLC, an Ohio limited liability company.

           “CBW Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.

           “Centralized Cash Management System” means the cash management system referred to in Section 5.02(f)(ix) of the Credit Agreement as in effect on the date hereof and described in Schedule 5.01(r) thereof.

           “Cincinnati Bell Group” means the Issuer and its Restricted Subsidiaries.

           “Closing Date” means the date of the Indenture.

           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

           “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Closing Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

           “Consolidated” or “consolidated” (including the correlative term “consolidating” or on a “consolidated basis,” when used with reference to any financial term in the Indenture, means the consolidation for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated in accordance with GAAP.

           “Consolidated Adjusted Debt” means the sum of (a) Indebtedness of the Issuer and its Restricted Subsidiaries (exclusive of Indebtedness of the type that could be Incurred under clause (6) or (8) or paragraph (b) under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) determined on a consolidated basis in accordance with GAAP.

           “Consolidated Adjusted Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.

           “Consolidated Adjusted Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt excluding any Subordinated Indebtedness and Disqualified Capital Stock as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.

           “Consolidated EBITDA” means for the applicable period of measurement, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Issuer and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (1) Consolidated Interest Expense for such period, plus (2) provisions for taxes based on income, plus (3) total depreciation expense, plus (4) total amortization expense, plus (5) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (6) charges taken in accordance with SFAS 142, plus (7) all net cash extraordinary losses less net cash extraordinary gains.

           “Consolidated Interest Expense” means for the applicable period of measurement of the Issuer and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Issuer and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Issuer and its Restricted Subsidiaries in connection with the issuance of Indebtedness.

           “Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Issuer and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (1) through (6) to the extent included in the computations thereof:

(1)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries;

(2)	the income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which such Person has an interest except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income);

(3)	the income of any Restricted Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Issuer or a Restricted Subsidiary);

(4)	any after tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan;

(5)	(to the extent not included in clauses (1) through (4) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness; and

(6)	cumulative effect of a change in accounting principles.

           “Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries (excluding, however, for the avoidance of doubt the assets of the BRCOM Group) prepared in accordance with GAAP most recently delivered to the Holders pursuant to the covenant described under “Certain Covenants—Commission Reports”.

           “Convertible Preferred Stock” means the 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 of BRCOM and the 6 3/4% Cumulative Convertible Preferred Stock of the Issuer.

           “Convertible Subordinated Notes” means those certain 6 3/4% Convertible Subordinated Notes due 2009 of the Issuer issued pursuant to the Convertible Subordinated Indenture with an original aggregate issue price of $400,000,000, and any such notes issued in exchange or replacement therefore.

           “Convertible Subordinated Indenture” means the indenture relating to the Convertible Subordinated Notes dated as of July 21, 1999, between the Issuer and the Bank of New York, as Trustee.

           “Credit Agreement” means the Amendment and Restatement of the Credit Agreement, dated as of November 9, 1999, as amended and restated as of January 12, 2000 and as of March 26, 2003, as amended, by and among the Issuer, BCSI, the lenders party thereto from time to time, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders or one or more agreements, contracts, indentures or otherwise.

           “Credit Documents” means the Credit Agreement, any Secured Hedge Agreement that is secured under (and as defined in) the Credit Agreement, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection therewith and related thereto.

           “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.

           “Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.

           “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity.

           “Environmental Laws” means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

           “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Issuer.

           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

           “Exchange Guarantee” means each Guarantee of the obligations with respect to the Exchange Notes issued by a Person.

           “Exchange Note” means the senior debt securities to be issued by the Issuer pursuant to the Registration Rights Agreement.

           “Existing BCSI Loan” means Indebtedness of BCSI Incurred under the Credit Agreement prior to the date of the Indenture and any Indebtedness of BCSI Incurred under the Credit Agreement for the purpose of making interest payments on (w) the Existing BCSI Loan, (x) any Indebtedness of the BRCOM Group Incurred under the Credit Agreement after the date of the Indenture subject to the limitations described in paragraph (a) of “Certain Covenants—Restrictions on Dealings with BRCOM Group”, (y) BRCOM’s 9% Senior Subordinated Notes Due 2008 or (z) BRCOM’s 12 1/2% Senior Series B Notes due 2005.

           “Existing Indebtedness” means all Indebtedness of the Issuer and its Restricted Subsidiaries existing as of the Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Indebtedness out of the proceeds of the Notes, but excluding any Indebtedness outstanding under the Credit Documents).

           “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere herein, fair market value will be determined in good faith and, for transactions involving an aggregate consideration greater than $10 million, by resolution of the Board of Directors of the Issuer, and any such determination shall be conclusive absent a manifest error.

           “fiscal year” means a fiscal year of the Issuer and its Restricted Subsidiaries ending on December 31 of any calendar year.

           “GAAP” means United States generally accepted accounting principles as of the Closing Date, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession.

           “Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Issuer or any of its Subsidiaries conducts all or part of its business, or which properly asserts jurisdiction over any properties of the Issuer or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative function of any such government.

           “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

           “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

           “Hedge Bank” means any lender party under the Credit Agreement or an Affiliate of such a lender party in its capacity as a party to a Secured Hedge Agreement.

           “Holder” means the Person in whose name a Note is registered at the Registrar.

           “Incur” means create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law).

           “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8)	all obligations under Currency Agreements and all Interest Swap Obligations of such Person; and

(9)	all obligations represented by Disqualified Capital Stock of such person.

           “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm, in each case, of national standing; provided, however, that such firm is not an Affiliate of the Issuer; and, provided, further, that for transactions involving consideration of $100,000,000 or more, the term “Independent Qualified Party” shall be limited to an investment banking firm of national standing only, unless, with respect to any such transaction, (x) the Issuer delivers to the Trustee and the Required Holders an Officers’ Certificate to the effect that no investment bank will opine on commercially reasonable terms on such transaction and that it proposes instead to engage an accounting firm of national standing (and stating the identity of such accounting firm) and (y) within fifteen (15) days after the delivery of such Officers’ Certificate the Issuer does not receive a written notice from the Required Holders reasonably objecting to the Issuer’s proposal set forth in the Officers’ Certificate, in which case the term “Independent Qualified Party” for such transaction may also include such accounting firm.

           “Interest Swap Obligations” means the Obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

           “Investment” means (a) any direct or indirect purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other Capital Stock of, or ownership interest in, any other Person; and (b) any direct or indirect loan, advance or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to or services provided to that other Person in the Ordinary Course of Business. For purposes of the covenant described under “Certain Covenants—Restricted Payments”:

(1)	“Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Issuer and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Issuer; and

(2)	the amount of any Investment shall be the original cost of such Investment plus the costs of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced (other than for purposes of calculations under the covenant described under “Certain Covenants—Restrictions on Dealings with BRCOM Group”) by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

           “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York or Ohio or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

           “Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).

           “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

           “Net Proceeds” means cash proceeds actually received by the Issuer or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (1) the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer), (2) amounts applied to repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of, (3) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Issuer or any of its Restricted Subsidiaries as part of such disposition, (4) appropriate amounts to be provided by the Issuer or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Subsidiary or such joint venture.

           “Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

           “Note Guarantor” means any Person that has issued a Note Guarantee.

           “Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

           “Officers’ Certificate” of the Issuer means a certificate signed on behalf of the Issuer by two Persons, one of which shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer (or any such other officer that performs similar duties) of the Issuer, and the other one shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Assistant Treasurer, Controller, the Secretary or an Assistant Secretary (or any such other officer that performs similar duties) of the Issuer. One of the officers signing an Officers’ Certificate described in the penultimate sentence under “Defaults” shall be the principal executive, financial or accounting officer or treasurer of the Issuer.

           “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

           “Ordinary Course of Business” means, in respect of any transaction involving the Issuer or any Restricted Subsidiary of the Issuer, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.

           “Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business.

           “Permitted Acquisition” means the purchase by the Issuer or a Restricted Subsidiary of the Issuer of all or substantially all of the assets of a Person whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date, or any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (1) such person and each Subsidiary of such Person becomes a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Issuer and whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged on the Closing Date.

           “Permitted Adjustments” means, for the purpose of calculating the Leverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, which would be permitted by Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Commission;

provided that such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another officer which states (1) the amount of such adjustment or adjustments, (2) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (3) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

           “Permitted Asset Swap” means any transfer of properties or assets by the Issuer or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of the Issuer or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (1) the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets received by the Issuer or any of its Restricted Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets transferred by the Issuer or such Restricted Subsidiary in connection with such Permitted Asset Swap and (2) the aggregate fair market value of assets transferred by the Issuer in connection with all Permitted Asset Swaps after the Closing Date does not exceed 10% of Consolidated Total Assets.

           “Permitted Investments” means:

(1)	(A) any Investment in (including, without limitation, loans and advances to) the Issuer or a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged in on the date of such Investment and (B) any acquisition by the Issuer or a Restricted Subsidiary of the Issuer of beneficial interest in a Restricted Subsidiary of the Issuer from another Restricted Subsidiary of the Issuer or the Issuer;

(2)	any Investment in Cash Equivalents or the Notes;

(3)	any Investment related to or arising out of a Permitted Acquisition;

(4)	any Investment which results from the receipt of non-cash consideration from an asset sale made pursuant to and in compliance with the provisions of the covenant described under “Certain Covenants— Asset Dispositions” or from any sale or other disposition of assets not constituting an Asset Disposition;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(6)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)	loans and advances to employees made in the Ordinary Course of Business not to exceed $2 million in the aggregate at any time outstanding; provided, however, for purposes of this definition, “advances” will not restrict advances for travel, moving or relocation expense to employees advanced and repaid in the Ordinary Course of Business;

(8)	loans and advances not to exceed $2 million at any time outstanding to employees of the Issuer or its Subsidiaries for the purpose of funding the purchase of Capital Stock of the Issuer by such employees;

(9)	any Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts by said Person;

(10)	any Investment existing on the Closing Date, any Investment received as a distribution in respect of such existing Investment and any Investment received in exchange for such existing Investment; provided that, in the case of an exchange, the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment being exchanged is at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment for which such Investment is being exchanged;

(11)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided such Investments were not made by such Person in connection with or in anticipation or contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(12)	Investments in stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business or in satisfaction of judgments;

(13)	Investments by the Issuer or any Restricted Subsidiary pursuant to an Interest Rate Swap Obligation or a Currency Agreement permitted by clauses (6) or (8) of the covenant described under “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	Investments consisting of debits and credits between BRFS LLC and the Issuer, its Restricted Subsidiaries and, subject to the covenant described under “Certain Covenants— Restrictions on Dealings with BRCOM Group”, its Unrestricted Subsidiaries pursuant to the Centralized Cash Management System;

(15)	Investments consisting of loans, advances and payables due from suppliers or customers made by the Issuer or its Restricted Subsidiaries in the Ordinary Course of Business;

(16)	Investments that may be deemed to arise out form cashless exercise by employees of the Issuer of rights, options or warrants to purchase Capital Stock of the Issuer;

(17)	Investments permitted to be made by the covenant described under “Certain Covenants— Restrictions on Dealings with BRCOM Group”;

(18)	Investments the consideration paid for which consists solely of Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(19)	Investments in an aggregate amount not in excess of 5% of the Consolidated Total Assets for any Investments valued as of the date such Investment is made, including, without limitation, joint ventures; and

(20)	Investments the consideration for which was paid by a Person other than the Issuer or any of its Restricted Subsidiaries, without recourse to the Issuer or its Restricted Subsidiaries.

           “Permitted Liens” means:

(1)	Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit or other obligations of a like nature incurred in the Ordinary Course of Business;

(2)	Liens for taxes, assessments and governmental charges, levies or claims that are (x) not yet due and payable or (y) which are due and payable and are being contested in good faith by appropriate proceedings so long as such proceedings stay enforcement of such Liens;

(3)	any Lien arising out of a judgment or award not constituting an Event of Default;

(4)	statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar liens imposed by law, which are incurred in the Ordinary Course of Business for sums not more than thirty (30) days delinquent or which are being contested in good faith by appropriate proceedings so long as such contest stays enforcement of such Liens;

(5)	survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material adverse respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(6)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7)	Liens securing purchase money Indebtedness permitted pursuant to clause (3) of paragraph (b) of the covenant described under “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” provided, however, that in the case of purchase money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets so acquired, constructed, repaired, added to or improved and (b) the Lien securing such Indebtedness shall be created within 180 days after the date of such acquisition or, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien or, in the case of a Refinancing of any purchase money Indebtedness, within 180 days of such Refinancing;

(8)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)	Liens in existence on the Closing Date;

(13)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

(14)	leases, subleases, licenses and sublicenses of the type referred to in clause (J) in the second sentence of the definition of “Asset Disposition” granted to third parties in the Ordinary Course of Business;

(15)	banker’s liens and rights of offset of the holders of Indebtedness of the Issuer or any Restricted Subsidiary on monies deposited by the Issuer or any Restricted Subsidiary with such holders of Indebtedness in the Ordinary Course of Business of the Issuer or any such Restricted Subsidiary;

(16)	Liens securing obligations under Interest Swap Obligations or Currency Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture, to be secured by a Lien on the same property securing such obligations;

(17)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (12) and (13); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (12) and (13) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums related to such Refinancings;

(18)	pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(19)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; and

(20)	other Liens that do not, in the aggregate, secure obligations in an aggregate amount in excess of 5% of Consolidated Total Assets valued as of the date of the Incurrence of any such obligation.

           “Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Indebtedness of any such Person, provided that (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest and premium, if any, of the Indebtedness so exchanged or refinanced (plus fees); (2) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being exchanged or refinanced; (3) if the Indebtedness being exchanged or refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of the Notes as through contained in the documentation governing the Indebtedness being exchanged or refinanced; and (4) such Permitted Refinancing Indebtedness is incurred by the Issuer or the person who is the obligor on the Indebtedness being exchanged or Refinanced. “Permitted Refinancing Indebtedness” shall not include Indebtedness Incurred to Refinance Indebtedness originally Incurred in violation of the Indenture or pursuant to clauses (3), (5), (6), (7), (8), (10) or (11) of paragraph (b) of the covenant described under “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock.”

           “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any entity or substantially all of the assets of any such entity, subdivision or business).

           “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, and shall include the 6 3/4% Convertible Preferred Stock of the Issuer and the 12 1/2% Series B Junior Exchangeable Preferred Stock of BRCOM.

           “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

           “Purchase Agreement” means the Purchase Agreement, dated as of July 2, 2003, by and among the Issuer, the Note Guarantors and Credit Suisse First Boston LLC, Banc of America Securities LLC and Goldman, Sachs & Co., as Initial Purchasers.

           “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

           “Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be dated as of the Closing Date among the Issuer, the Note Guarantors and Credit Suisse First Boston LLC, Banc of America Securities LLC and Goldman, Sachs & Co., as Initial Purchasers.

           “Required Holders” means Holders holding more than 50% of the then outstanding aggregate principal amount at Maturity of the Notes (exclusive of Notes then owned directly or indirectly by the Issuer, or any of its Subsidiaries or Affiliates).

           “Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Issuer or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of the Issuer or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of the Indenture.

           “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

           “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

           “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V of the Credit Agreement as in effect on the date hereof that is entered into by and between any borrower under the Credit Agreement and any Hedge Bank.

           “Secured Indebtedness” means any Indebtedness secured by a Lien.

           “Senior Notes” means those certain 7 1/4% Senior Notes due 2023 of the Issuer issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.

           “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

           “16% Notes” means the 16% Senior Subordinated Discount Notes due 2009 of the Issuer.

           “16% Notes Indenture” means the indenture relating to the 16% Notes dated as of March 26, 2003, among the Issuer, the Guarantors party thereto, and the Bank of New York as Trustee.

           “16% Notes Purchase Agreement” means the Purchase Agreement relating to the 16% Notes dated as of December 9, 2002, among the Issuer and the Purchasers party thereto.

           “Spectrum Assets” means the E-Block spectrum licenses granted by the Federal Communications Commission or any spectrum license owned by CBW Co. for which the E-Block may be exchanged.

           “Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in the Indenture or such Note as the scheduled fixed date on which the principal of such Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

           “Subordinated Indebtedness” of the Issuer means (1) the Convertible Subordinated Notes, (2) the 16% Notes and (3) any Indebtedness of the Issuer permitted under the Indenture which is expressly subordinated to and junior to the payment and performance of the Notes. “Subordinated Indebtedness” of a Note Guarantor has a correlative meaning.

           “Subsidiary” means with respect to any Person (1) any corporation, association or other business entity of which more that 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Any Person becoming a Subsidiary of the Issuer after the Closing Date shall be deemed to have Incurred all of its outstanding Indebtedness on the date it becomes a Subsidiary.

           “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended from time to time.

           “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

           “Trust Officer” means, when used with respect to the Trustee, the president, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), the secretary, any assistant secretary, the treasurer, any assistant treasurer, or any other officer of the Trustee in its Corporate Trust Administration Department customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

           “Unrestricted Subsidiary” means:

(1)	any member of the BRCOM Group; provided that after the consummation of the sale of all or substantially all of the assets of BRCOM’s Subsidiaries or the consummation of a confirmed plan of reorganization under Chapter 11 of the United States Bankruptcy Code with respect to BRCOM, the Issuer may designate BTI Inc. (f/k/a Broadwing Telecommunications Inc.) as a Restricted Subsidiary by written notice to the Trustee and the Holders;

(2)	any Subsidiary of the Issuer that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

           The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, that subject to the covenant described under “Certain Covenants— Restrictions on Dealings with BRCOM Group”:

(A)	the Issuer certifies to the Holders that such designation complies with the covenant described under “Certain Covenants— Restricted Payments”, and

(B)	each Subsidiary to be designated and each of its Subsidiaries (other than any member of the BRCOM Group, except as provided in clause (1) of this definition) has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the Lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries.

           The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(y)	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; provided that, notwithstanding the foregoing, except as provided in clause (1) of this definition, the Board of Directors may not designate any member of the BRCOM Group to be a Restricted Subsidiary.

           Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Holders a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

           “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

           “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

           “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

           Holders of new notes are not entitled to any registration rights with respect to the new notes.

           We entered into an exchange and registration rights agreement pursuant to which we agreed, for the benefit of the holders of the notes:

(1) to use our reasonable efforts to file with the SEC, within 150 days following the time of delivery of the old notes, an exchange offer registration statement under the Securities Act of 1933 relating to an exchange offer pursuant to which new notes substantially identical to the old notes (except that such new notes will not contain terms with respect to additional interest described below or transfer restrictions) would be offered in exchange for the then outstanding old notes tendered at the option of the holders thereof; and

(2) to use our reasonable efforts to cause the exchange offer registration statement to become effective within 210 days following the issue date of the old notes.

           We have further agreed to commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the offer open for at least 20 business days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

           Under existing SEC interpretations, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act of 1933, except that broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, we are required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes. The exchange offer registration statement will be kept effective as long as necessary after the exchange offer has been consummated in order to permit resales of new notes acquired by broker-dealers in after-market transactions. Each holder of old notes (other than certain specified holders) that wishes to exchange such notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the new notes and that it is not us or an affiliate of ours.

           However, if:

(1) the existing SEC interpretations are changed such that we cannot effect the exchange offer or the exchange offer is not for any reasons consummated within 240 days following the issue date of the notes; or

(2) the initial purchasers so request under certain circumstances; or

(3) the exchange offer is not available to any holder of the notes,

we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, use our reasonable efforts to cause a registration statement under the Securities Act of 1933 relating to a shelf registration of the notes for resale by holders or, in the case of clause (2), of the notes held by the initial purchasers for resale by the initial purchasers, referred to herein as the resale registration, to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are saleable under Rule 144(k) under the Securities Act of 1933.

           We will, in the event of the resale registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the resale registration, notify such holder or holders when the resale registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the resale registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations). In the event of a resale registration, we will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is a part of the shelf registration statement during specified periods (not to exceed 45 days in any three-month period or 90 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments.

           In the event that:

(1) we have not filed any of the registration statements required by the exchange and registration rights agreement on or prior to the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3) the exchange offer has not been consummated within 240 days after the issue date of the old notes; or

(4) any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective or usable (except as specifically permitted therein) in connection with resales of transfer restricted securities (as such term is defined in the exchange and registration rights agreement) during the periods specified in the exchange and registration rights agreement (any such event referred to in clauses (1) through (4), the “Registration Default”), then we will pay additional interest in cash in an amount equal to 0.25% per annum of the aggregate principal amount of notes for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 1.0% per annum.

           The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which will be available upon request to us.

           The old notes and the new notes will be considered collectively to be a single class for all purposes under the indenture governing the notes, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of the provisions described under the caption “Description of the Notes” all references therein to “notes” shall be deemed to refer collectively to old notes and new notes, unless the context otherwise requires.

BOOK-ENTRY; DELIVERY AND FORM

           The new notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

           Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Certain Book-Entry Procedures for the Global Notes

           The descriptions of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the issuer nor the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

           DTC has advised the issuer that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

           DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

           The issuer expects that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the initial purchasers with an interest in the Global Note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

           The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

           So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture governing the notes or such Global Note. The issuer understands that under existing industry practice, in the event that the issuer request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

           Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the indenture governing the notes. Under the terms of the indenture governing the notes, the Issuer and the Trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, additional interest, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

           Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

           Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

           Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a Global Security by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

           Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

           If:

•	the issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

•	the issuer, at their option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture governing the notes; or

•	upon the occurrence of certain other events as provided in the indenture governing the notes,

then, upon surrender by DTC of the Global Notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

           Neither the issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

           The following discussion is a general summary of certain U.S. federal income tax consequences of the exchange offer to holders of old notes. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code. Holders of old notes considering the exchange offer should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

           An exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their old notes for new notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

           Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2003, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

           We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

           For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

           Certain legal matters with respect to the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and The Law Offices of Thomas W. Bosse, PLLC, Cincinnati, Ohio.

EXPERTS

           The financial statements incorporated in this Prospectus by reference to the Annual Report of Cincinnati Bell Inc. (f/k/a Broadwing Inc.) on Form 10-K for the year ended December 31, 2002, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

           Cincinnati Bell files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy these reports and other information filed by Cincinnati Bell at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

           The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cincinnati Bell, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.

           In addition, we make available on our web site at http://www.cincinnatibell.com our reports on Forms 10-K, 10-Q, and 8-K (as well as all amendments to these reports) as soon as practicable after they have been electronically filed. We can be contacted at our principal executive offices at 201 East Fourth Street, Cincinnati, Ohio 45202 (telephone number (513) 397-9900).

           You may also inspect reports, proxy statements and other information about Cincinnati Bell at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

           This prospectus constitutes a part of a registration statement on Form S-4 we filed with the SEC to register $500,000,000 principal amount of our 7 1/4% Senior Notes due 2013 to be issued pursuant to the exchange offer. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to those documents) in the manner described above.

           The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that Cincinnati Bell has previously filed with the SEC. These documents contain important information about Cincinnati Bell and its financial condition.

Cincinnati Bell Inc. SEC Filings
(Commission File No. 1-8519)	Period

Annual Report on Form 10-K and Amended Annual Reports on Form 10-K/A	Fiscal Year ended December 31, 2002
Proxy Statement and Amendment No. 1 to the Proxy Statement	Filed on March 31, 2003 and April 7, 2003, respectively
Quarterly Reports on Form 10-Q	For the period ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on January 13, 2003, February 6, 2003, February 25, 2003, February 28, 2003, March 27, 2003, May 1, 2003, May 16, 2003, June 5, 2003, June 13, 2003, June 24, 2003, July 24, 2003, July 29, 2003, August 1, 2003, August 7, 2003, August 15, 2003, August 19, 2003, September 2, 2003, September 11, 2003, November 21, 2003, December 2, 2003 and December 5, 2003

           All documents filed by Cincinnati Bell with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that the notes are accepted for exchange pursuant to the exchange offer (or the date that the exchange offer is terminated) shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

           Copies of documents incorporated by reference are available from us without charge upon request to our exchange agent, The Bank of New York, 101 Barclay Street, New York, New York, 10286, telephone: (212) 815-5788. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. However, in order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date of this exchange offer.

           We have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

$500,000,000 7 1/4% Senior Notes due 2013

CINCINNATI BELL INC.

Offer to Exchange

all outstanding 7 1/4% Senior Notes due 2013 for
7 1/4% Senior Notes due 2013 which have been registered
under the Securities Act of 1933

Prospectus

December         , 2003

                 Until                     , 2003, all dealers that effect transactions in these Securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Registrants Incorporated in Ohio

           With certain exceptions to the following limitation, Ohio law provides that a director is liable in damages for any action he or she takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was taken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

           Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, because the person is or was a director or officer, against liability reasonably incurred by the director or officer in connection with the proceeding if either:

           •        the director or officer acted in good faith and in a manner the director or officer reasonably believes to be in or not opposed to the best interests of the corporation or

           •        with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful.

           Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by or in the rights of the corporation to procure a judgment in its favor, because the person is or was a director or officer against liability reasonably incurred by the director or officer in connection with the proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a director or officer if either:

           •        the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper or

           •        the only liability asserted against a director in a proceeding is for the director voting for or assenting to the following: the payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation’s own shares in violation of Ohio law or the corporation’s articles of incorporation; a distribution of assets to shareholders during the winding up of the affairs of the corporation, or dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment; or the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation other than in the case of at the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

           Under Ohio law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses actually and reasonably incurred by him or her in connection with that proceeding.

           Ohio law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

           •        a majority of a quorum of the directors who are not parties to such proceeding;

           •        if there is not a quorum of such directors, or if a majority vote of such directors so directs, independent counsel in a written opinion;

           •        by the shareholders; or

           •        by the court of common pleas or by the court in which the proceeding was brought.

           Ohio law provides that the corporation must pay expenses as they are incurred by the director or officer in defending the proceeding if the director or officer undertakes to:

           •        repay the amount if it determined that the director’s or officer’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and

           •        reasonably cooperate with the corporation concerning the proceeding.

           Under Ohio law, a corporation may advance the expenses before the final disposition of a proceeding if the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

           Ohio law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Ohio law.

           The articles of incorporation and/or regulations of each of the registrants incorporated in Ohio provide that such registrant will indemnify its directors and officers to the fullest extent permitted by law.

Registrants Incorporated or Organized In Delaware

           Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery.

           The by-laws of BRHI Inc. provide that such registrant will indemnify its directors and officers to the fullest extent permitted by law provided that a suit to enforce a right of indemnification may not be brought unless the board of directors has authorized such suit or if the corporation has failed to pay in full a claim for indemnification within sixty days of written receipt (or twenty days in the case of a claim for an advancement of expenses) of such claim.

           Furthermore, Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or for any transaction from which the director derived an improper personal benefit. BRHI Inc. eliminates such personal liability of its directors under such terms.

           Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

           Article 7 of the limited liability company agreement of BRFS LLC provides that it shall indemnify its members and its officers for all costs, losses, liabilities and damages paid or accrued by such member or officer in connection with the business of such company, to the fullest extent provided or allowed by the laws of Delaware.

Item 21. Exhibits.

Exhibit Number	Description

3.1(a)	Amended Articles of Incorporation of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.1(a) to Registration Statement No. 333-104557).
3.1(b)	Amended Regulations of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 2-96054).
(4)(b)(i)	Rights Agreement dated as of April 29, 1997, between Broadwing and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of Broadwing as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to Broadwing’s Registration Statement on Form 8-A filed on May 1, 1997).
(4)(b)(ii)	Amendment No. 1 to the Rights Agreement dated as of July 20, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of Broadwing’s Registration Statement on Form 8-A filed on August 6, 1999).
(4)(b)(iii)	Amendment No. 2 to the Rights Agreement dated as of November 2, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 2 of Broadwing’s Registration Statement on Form 8-A filed on November 8, 1999).
(4)(b)(iv)	Amendment No. 3 to the Rights Agreement dated as of June 10, 2002, between Broadwing and The Fifth Third Bank. (incorporated by reference to Exhibit 1 to Amendment No. 3 of Broadwing’s Registration Statement on Form 8- A filed on July 2, 2002).
(4)(c)(i)	Indenture dated July 1, 1993, between Cincinnati Bell Inc., Issuer, and The Bank of New York, Trustee, in connection with $50,000,000 of Cincinnati Bell Inc. 7 1/4% Notes Due June 15, 2023 (incorporated by reference to Exhibit 4-A to Form 8-K, date of report July 12, 1993, File No. 1-8519).
(4)(c)(ii)	Indenture dated as of October 27, 1993, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, date of report October 27, 1993, File No. 1-8519).
(4)(c)(iii)	Indenture dated as of November 30, 1998 among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, dated of report November 30, 1998, File No. 1-8519).
(4)(c)(vi)(1)	Indenture dated as of March 26, 2003, by and among Broadwing Inc., as Issuer, Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunications Services Inc., Broadwing Financial LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Wireless Holdings LLC and Broadwing Holdings Inc., as Guarantors, and The Bank of New York, as Trustee, in connection with $350,000,000 of Broadwing Inc. Senior Subordinated Discount Notes Due 2009 (incorporated by reference to Exhibit (4)(c)(vi) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(vi)(2)	First Supplemental Indenture dated as of October 30, 2003 to the Indenture dated March 26, 2003 by and among Cincinnati Bell Inc., the guarantors party thereto, and the Bank of New York as trustee, governing the Senior Subordinated Discount Notes due 2009 (incorporated by reference to Exhibit (4)(c)(vi)(2) to Form 10-Q for the three months ended September 30, 2003, File No. 1-8519).
(4)(c)(vii)	Warrant Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(vii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).

Exhibit Number	Description

(4)(c)(viii)	Exchange and Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(viii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(ix)	Equity Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(ix) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(1)	Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and any other affiliate purchaser of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(2)	First Amendment to Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(xi)	Indenture dated as of July 11, 2003, by and among Cincinnati Bell Inc., as Issuer, BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc., as Guarantors, and The Bank of New York, as Trustee in connection with Cincinnati Bell 7 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit (4)(c)(xi) to Registration Statement No. 333-104557).
(4)(c)(xii)	Exchange and Registration Rights Agreement, dated as of July 11, 2003, by and between Cincinnati Bell Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc. and Credit Suisse First Boston LLC and the other purchasers (incorporated by reference to Exhibit (4)(c)(xii) to Registration Statement No. 333-104557).
(4)(c)(xiii)	Indenture dated as of November 19, 2003, by and among Cincinnati Bell Inc., as Issuer, BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc., as Guarantors, and The Bank of New York, as Trustee in connection with Cincinnati Bell 8 3/8% Senior Subordinated Notes due 2014 (filed herewith).
(4)(c)(xiv)	Exchange and Registration Rights Agreement, dated as of November 19, 2003, by and between Cincinnati Bell Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc. and Banc of America Securities LLC and the other purchasers (filed herewith).
(4)(c)(xv)	No other instrument which defines the rights of holders of long term debt of the registrant is filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request.
(4)(d)(1)	Indenture dated as of April 21, 1998, between IXC Communications, Inc. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 of the April 22, 1998 Form 8-K).
5.1	Opinion of The Law Offices of Thomas W. Bosse, PLLC, regarding the validity of the securities being registered (to be filed by amendment).

Exhibit Number	Description

5.2	Opinion of Cravath, Swaine & Moore LLP regarding the validity of the securities being registered (to be filed by amendment).
(10)(i)(A)(1)(i)	Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, among Cincinnati Bell Inc. (f/k/a Broadwing Inc.), and BCSI Inc. (f/k/a Broadwing Communications Services Inc.), as the Borrowers, the Initial Lenders, the Initial Issuing Banks and the Swing Line Banks named therein, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and the Bank of New York, as co-documentation agents, PNC Bank, N.A. and collectively with Credit Suisse First Boston and the Bank of New York, the co-arrangers, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint book managers and Banc of America Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands branch, and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunning managers for the Term D Facility (filed herewith).
(10)(i)(A)(2)	Asset Purchase Agreement by and among Broadwing Inc., Cincinnati Bell Directory Inc. and CBD Media, Inc., dated as of February 4, 2002 (incorporated by reference to Exhibit (10)(i)(A)(2) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(i)(A)(3)(i)	Asset Purchase Agreement between Broadwing Communications Services Inc., Broadwing Communications Services of Virginia, Inc., Broadwing Communications Real Estate Services LLC, Broadwing Services LLC, IXC Business Services LLC, Broadwing Logistics LLC, Broadwing Telecommunications Inc., IXC Internet Services, Inc. and MSM Associates, Limited Partnership and CIII Communications, LLC and CIII Communications Operations, LLC, dated as of February 22, 2003 (the “Asset Purchase Agreement”) (incorporated by reference to Exhibit (99)(i) to Form 8-K, filed February 28, 2003, File No. 1-8519).
(10)(i)(A)(3)(ii)	Amendment No. 1 to the Asset Purchase Agreement dated June 6, 2003 (incorporated by reference to Exhibit 99.1 to Form 8-K, filed on June 13, 2003).
(10)(i)(A)(3)(iii)	Letter Agreement Amendment Number 2 to the Asset Purchase Agreement (incorporated by reference to Exhibit (10)(i)(A)(3)(iii) to Registration Statement No. 333-104557).
(10)(iii)(A)(1)	Short Term Incentive Plan of Broadwing Inc., as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(2)	Broadwing Inc. Deferred Compensation Plan for Outside Directors, as amended and restated effective July 24, 2002 (incorporated by reference to Exhibit (10)(iii)(A)(2) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(3)(i)	Broadwing Inc. Pension Program, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(4) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(3)(ii)	Cincinnati Bell Pension Program, as amended and restated effective March 3, 1997 (incorporated by reference to Exhibit (10)(iii)(A)(3)(ii) to Form 10-K for the year ended December 31, for 1997, File No. 1-8519).
(10)(iii)(A)(4)	Broadwing Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit (10)(iii)(A)(4) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(5)	Broadwing Inc. 1997 Long Tern Incentive Plan, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(6)	Cincinnati Bell Inc. 1997 Stock Option Plan for Non-Employee Directors, as revised and restated effective January 1, 2001 (incorporated by reference to Exhibit (10)(iii)(A)(6) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(7)	Cincinnati Bell Inc. 1989 Stock Option Plan (incorporated by reference to Exhibit (10)(iii)(A)(14) to Form 10-K for the year ended December 31, 1989, File No. 1-8519).
(10)(iii)(A)(8)	Employment Agreement dated January 1, 1999, between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(ii) to Form 10-K for the year ended December 31, 1998, File No. 1-8519).

Exhibit Number	Description

(10)(iii)(A)(8.1)	Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(8.2)	Second Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(8.2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(8.3)	Third Amendment to Employment Agreement between Cincinnati Bell Inc. and Kevin W. Mooney (incorporated by reference to Exhibit 99.2 to Form 8-K, filed June 24, 2003, File No. 1-8519).
(10)(iii)(A)(9)	Employment Agreement effective December 4, 2001, between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(10) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(iii)(A)(9.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(10)	Employment Agreement effective January 1, 1999, between Broadwing and John F. Cassidy (incorporated by reference to Exhibit (10)(iii)(A)(11.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11)	Employment Agreement effective January 1, 2000, between Broadwing and Jeffrey C. Smith. (incorporated by reference to Exhibit (10)(iii)(A)(12) to Form 10-Q for the quarter ended March 31, 2001, File No. 1-8519).
(10)(iii)(A)(11.1)	Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-Q for the quarter ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11.2)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(11.2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(12)	Employment Agreement effective July 24, 2002 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(13) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8519).
(10)(iii)(A)(12.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-K for 2002, File No. 1-8519).
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21(a) to Form 10-K for 2001; File No. 1-8519).
23(a)	Consent of PricewaterhouseCoopers LLP, independent accountants of Cincinnati Bell Inc. (filed herewith).
23(b)	Consent of The Law Offices of Thomas W. Bosse, PLLC (contained in Exhibit 5.1).
24(c)	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.2).
24	Power of Attorney (included on signature pages) (filed herewith).
25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7 1/4% Senior Notes due 2013 (filed herewith).
99(a)	Form of Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) (filed herewith).
99(b)	Form of Notice of Guaranteed Delivery (filed herewith).
99(c)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99(d)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99(e)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed herewith).

Item 22. Undertakings.

           Cincinnati Bell Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Cincinnati Bell Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President, Chief Executive Officer and Director	December 5, 2003

/s/ MARY E. MCCANN Mary E. McCann	Principal Financial Officer; Senior Vice President — Internal Controls	December 5, 2003

/s/ JAMES H. REYNOLDS James H. Reynolds	Principal Accounting Officer; Vice President and Controller	December 5, 2003

/s/ PHILLIP R. COX Phillip R. Cox	Chairman of the Board; Director	December 5, 2003

/s/ BRUCE L. BYRNES Bruce L. Byrnes	Director	December 5, 2003

/s/ KAREN M. HOGUET Karen M. Hoguet	Director	December 5, 2003

/s/ DANIEL J. MEYER Daniel J. Meyer	Director	December 5, 2003

/s/ MICHAEL G. MORRIS Michael G. Morris	Director	December 5, 2003

/s/ CARL REDFIELD Carl Redfield	Director	December 5, 2003

/s/ DAVID S. SHARROCK David S. Sharrock	Director	December 5, 2003

/s/ JOHN M. ZRNO John M. Zrno	Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

BRFS LLC

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

BRFS LLC

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer; Vice President and Treasurer	December 5, 2003

/s/ JAMES H. REYNOLDS James H. Reynolds	Principal Accounting Officer; Vice President and Controller	December 5, 2003

/s/ SHANE BROWN Shane Brown	Manager	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

BRHI INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

BRHI INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President, Chief Executive Officer and Director	December 5, 2003

/s/ MARY E. MCCANN Mary E. McCann	Principal Financial Officer; Senior Vice President — Internal Controls	December 5, 2003

/s/ JAMES H. REYNOLDS James H. Reynolds	Principal Accounting Officer; Vice President and Controller	December 5, 2003

/s/ SHANE BROWN Shane Brown	Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL ANY DISTANCE INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL ANY DISTANCE INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting	December 5, 2003

/s/ SHANE BROWN Shane Brown	Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL PUBLIC
COMMUNICATIONS INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL PUBLIC COMMUNICATIONS INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting, and Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL WIRELESS
HOLDINGS LLC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL WIRELESS HOLDINGS LLC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting, and Manager	December 5, 2003

/s/ KEVIN SULLIVAN Kevin Sullivan	Manager	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL WIRELESS COMPANY

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL WIRELESS COMPANY

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President, Chief Executive Officer and Director	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting, and Director	December 5, 2003

/s/ MARK W. PETERSON Mark Peterson	Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL TELECOMMUNICATION SERVICES INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL TELECOMMUNICATION SERVICES INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting and Director	December 5, 2003

/s/ CHRISTOPHER S. COLWELL Christopher S. Colwell	Director	December 5, 2003

/s/ MARK W. PETERSON Mark W. Peterson	Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

ZOOMTOWN.COM INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

ZOOMTOWN.COM INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting, and Director	December 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 5, 2003.

CINCINNATI BELL COMPLETE
PROTECTION INC.

By	/s/ JOHN F. CASSIDY

Name: John F. Cassidy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Cassidy, Christopher J. Wilson and James H. Reynolds and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

CINCINNATI BELL COMPLETE PROTECTION INC.

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; President and Chief Executive Officer	December 5, 2003

/s/ BRIAN A. ROSS Brian A. Ross	Principal Financial and Accounting Officer; Senior Vice President Finance and Accounting, and Director	December 5, 2003

EXHIBIT INDEX

Exhibit Number	Description

3.1(a)	Amended Articles of Incorporation of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.1(a) to Registration Statement No. 333-104557).
3.1(b)	Amended Regulations of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 2-96054).
(4)(b)(i)	Rights Agreement dated as of April 29, 1997, between Broadwing and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of Broadwing as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to Broadwing’s Registration Statement on Form 8-A filed on May 1, 1997).
(4)(b)(ii)	Amendment No. 1 to the Rights Agreement dated as of July 20, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of Broadwing’s Registration Statement on Form 8-A filed on August 6, 1999).
(4)(b)(iii)	Amendment No. 2 to the Rights Agreement dated as of November 2, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 2 of Broadwing’s Registration Statement on Form 8-A filed on November 8, 1999).
(4)(b)(iv)	Amendment No. 3 to the Rights Agreement dated as of June 10, 2002, between Broadwing and The Fifth Third Bank. (incorporated by reference to Exhibit 1 to Amendment No. 3 of Broadwing’s Registration Statement on Form 8-A filed on July 2, 2002).
(4)(c)(i)	Indenture dated July 1, 1993, between Cincinnati Bell Inc., Issuer, and The Bank of New York, Trustee, in connection with $50,000,000 of Cincinnati Bell Inc. 7 1/4% Notes Due June 15, 2023 (incorporated by reference to Exhibit 4-A to Form 8-K, date of report July 12, 1993, File No. 1-8519).
(4)(c)(ii)	Indenture dated as of October 27, 1993, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, date of report October 27, 1993, File No. 1-8519).
(4)(c)(iii)	Indenture dated as of November 30, 1998 among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, dated of report November 30, 1998, File No. 1-8519).
(4)(c)(vi)(1)	Indenture dated as of March 26, 2003, by and among Broadwing Inc., as Issuer, Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunications Services Inc., Broadwing Financial LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Wireless Holdings LLC and Broadwing Holdings Inc., as Guarantors, and The Bank of New York, as Trustee, in connection with $350,000,000 of Broadwing Inc. Senior Subordinated Discount Notes Due 2009 (incorporated by reference to Exhibit (4)(c)(vi) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(vi)(2)	First Supplemental Indenture dated as of October 30, 2003 to the Indenture dated March 26, 2003 by and among Cincinnati Bell Inc., the guarantors party thereto, and the Bank of New York as trustee, governing the Senior Subordinated Discount Notes due 2009 (incorporated by reference to Exhibit (4)(c)(vi)(2) to Form 10-Q for the three months ended September 30, 2003, File No. 1-8519).
(4)(c)(vii)	Warrant Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(vii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(viii)	Exchange and Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(viii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(ix)	Equity Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(ix) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).

Exhibit Number	Description

(4)(c)(x)(1)	Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and any other affiliate purchaser of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(2)	First Amendment to Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers of Senior Subordinated Notes due 2009 of Broadwing Inc (incorporated by reference to Exhibit (4)(c)(x)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(xi)	Indenture dated as of July 11, 2003, by and among Cincinnati Bell Inc., as Issuer, BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc., as Guarantors, and The Bank of New York, as Trustee in connection with Cincinnati Bell 7 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit (4)(c)(xi) to Registration Statement No. 333-104557).
(4)(c)(xii)	Exchange and Registration Rights Agreement, dated as of July 11, 2003, by and between Cincinnati Bell Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc. and Credit Suisse First Boston LLC and the other purchasers (incorporated by reference to Exhibit (4)(c)(xii) to Registration Statement No. 333-104557).
(4)(c)(xiii)	Indenture dated as of November 19, 2003, by and among Cincinnati Bell Inc., as Issuer, BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc., as Guarantors, and The Bank of New York, as Trustee in connection with Cincinnati Bell 8 3/8% Senior Subordinated Notes due 2014 (filed herewith).
(4)(c)(xiv)	Exchange and Registration Rights Agreement, dated as of November 19, 2003, by and between Cincinnati Bell Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc. and Banc of America Securities LLC and the other purchasers (filed herewith).
(4)(c)(xv)	No other instrument which defines the rights of holders of long term debt of the registrant is filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request.
(4)(d)(1)	Indenture dated as of April 21, 1998, between IXC Communications, Inc. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 of the April 22, 1998 Form 8-K).
5.1	Opinion of The Law Offices of Thomas W. Bosse, PLLC, regarding the validity of the securities being registered (to be filed by amendment).
5.2	Opinion of Cravath, Swaine & Moore LLP regarding the validity of the securities being registered (to be filed by amendment).

Exhibit Number	Description

(10)(i)(A)(1)(i)	Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, among Cincinnati Bell Inc. (f/k/a Broadwing Inc.), and BCSU Inc. (f/k/a Broadwing Communications Services Inc.), as the Borrowers, the Initial Lenders, the Initial Issuing Banks and the Swing Line Banks named therein, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and the Bank of New York, as co-documentation agents, PNC Bank, N.A. and collectively with Credit Suisse First Boston and the Bank of New York, the co-arrangers, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint book managers and Banc of America Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands branch, and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunning managers for the Term D Facility (filed herewith).
(10)(i)(A)(2)	Asset Purchase Agreement by and among Broadwing Inc., Cincinnati Bell Directory Inc. and CBD Media, Inc., dated as of February 4, 2002 (incorporated by reference to Exhibit (10)(i)(A)(2) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(i)(A)(3)(i)	Asset Purchase Agreement between Broadwing Communications Services Inc., Broadwing Communications Services of Virginia, Inc., Broadwing Communications Real Estate Services LLC, Broadwing Services LLC, IXC Business Services LLC, Broadwing Logistics LLC, Broadwing Telecommunications Inc., IXC Internet Services, Inc. and MSM Associates, Limited Partnership and C III Communications, LLC and C III Communications Operations, LLC, dated as of February 22, 2003 (the “Asset Purchase Agreement”) (incorporated by reference to Exhibit (99)(i) to Form 8-K, filed February 28, 2003, File No. 1-8519).
(10)(i)(A)(3)(ii)	Amendment No. 1 to the Asset Purchase Agreement dated June 6, 2003 (incorporated by reference to Exhibit 99.1 to Form 8-K, filed on June 13, 2003).
(10)(i)(A)(3)(iii)	Letter Agreement Amendment Number 2 to the Asset Purchase Agreement (incorporated by reference to Exhibit (10)(i)(A)(3)(iii) to Registration Statement No. 333-104557).
(10)(iii)(A)(1)	Short Term Incentive Plan of Broadwing Inc., as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(2)	Broadwing Inc. Deferred Compensation Plan for Outside Directors, as amended and restated effective July 24, 2002 (incorporated by reference to Exhibit (10)(iii)(A)(2) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(3)(i)	Broadwing Inc. Pension Program, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(4) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(3)(ii)	Cincinnati Bell Pension Program, as amended and restated effective March 3, 1997 (incorporated by reference to Exhibit (10)(iii)(A)(3)(ii) to Form 10-K for the year ended December 31, for 1997, File No. 1-8519).
(10)(iii)(A)(4)	Broadwing Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit (10)(iii)(A)(4) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(5)	Broadwing Inc. 1997 Long Tern Incentive Plan, as amended and restated effective July 24, 2000 (incorporated by reference to Exhibit (10)(iii)(A)(1) to Form 10-Q for the three months ended June 30, 2000, File No. 1-8519).
(10)(iii)(A)(6)	Cincinnati Bell Inc. 1997 Stock Option Plan for Non-Employee Directors, as revised and restated effective January 1, 2001 (incorporated by reference to Exhibit (10)(iii)(A)(6) to Form 10-Q for the three months ended March 31, 2003, File No. 1-8519).
(10)(iii)(A)(7)	Cincinnati Bell Inc. 1989 Stock Option Plan (incorporated by reference to Exhibit (10)(iii)(A)(14) to Form 10-K for the year ended December 31, 1989, File No. 1-8519).
(10)(iii)(A)(8)	Employment Agreement dated January 1, 1999, between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(ii) to Form 10-K for the year ended December 31, 1998, File No. 1-8519).
(10)(iii)(A)(8.1)	Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).

Exhibit Number	Description

(10)(iii)(A)(8.2)	Second Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Kevin W. Mooney (incorporated by reference to Exhibit (10)(iii)(A)(8.2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(8.3)	Third Amendment to Employment Agreement between Cincinnati Bell Inc. and Kevin W. Mooney (incorporated by reference to Exhibit 99.2 to Form 8-K, filed June 24, 2003, File No. 1-8519).
(10)(iii)(A)(9)	Employment Agreement effective December 4, 2001, between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(10) to Form 10-K for the year ended December 31, 2001, File No. 1-8519).
(10)(iii)(A)(9.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Michael W. Callaghan (incorporated by reference to Exhibit (10)(iii)(A)(9.1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(10)	Employment Agreement effective January 1, 1999, between Broadwing and John F. Cassidy (incorporated by reference to Exhibit (10)(iii)(A)(11.1) to Form 10-Q for the three months ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11)	Employment Agreement effective January 1, 2000, between Broadwing and Jeffrey C. Smith. (incorporated by reference to Exhibit (10)(iii)(A)(12) to Form 10-Q for the quarter ended March 31, 2001, File No. 1-8519).
(10)(iii)(A)(11.1)	Amendment to Employment Agreement effective September 20, 2002 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-Q for the quarter ended September 30, 2002, File No. 1-8519).
(10)(iii)(A)(11.2)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Jeffrey C. Smith (incorporated by reference to Exhibit (10)(iii)(A)(11.2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(10)(iii)(A)(12)	Employment Agreement effective July 24, 2002 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(13) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8519).
(10)(iii)(A)(12.1)	Amendment to Employment Agreement effective February 3, 2003 between Broadwing and Thomas L. Schilling (incorporated by reference to Exhibit (10)(iii)(A)(12.1) to Form 10-K for 2002, File No. 1-8519).
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21(a) to Form 10-K for 2001; File No. 1-8519).
23(a)	Consent of PricewaterhouseCoopers LLP, independent accountants of Cincinnati Bell Inc. (filed herewith).
23(b)	Consent of The Law Offices of Thomas W. Bosse, PLLC. (contained in Exhibit 5.1).
24(c)	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.2).
24	Power of Attorney (included on signature pages) (filed herewith).
25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 7 1/4% Senior Notes due 2013 (filed herewith).
99(a)	Form of Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) (filed herewith).
99(b)	Form of Notice of Guaranteed Delivery (filed herewith).
99(c)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99(d)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99(e)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed herewith).